  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 10, 2001.

                                       REGISTRATION NOS. 333-       AND 811-6466
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM N-4
                        REGISTRATION STATEMENT UNDER THE
                                                          SECURITIES ACT OF 1933
                                                                             [X]
                                                     PRE-EFFECTIVE AMENDMENT NO.
                                                                             [ ]
                          POST-EFFECTIVE AMENDMENT NO.                       [ ]
                                      AND

                        REGISTRATION STATEMENT UNDER THE
                         INVESTMENT COMPANY ACT OF 1940
                                AMENDMENT NO. 21                             [X]
                            ------------------------

                            ML OF NEW YORK VARIABLE
                           ANNUITY SEPARATE ACCOUNT A
                           (EXACT NAME OF REGISTRANT)

                           ML LIFE INSURANCE COMPANY
                                  OF NEW YORK
                              (NAME OF DEPOSITOR)

                         100 CHURCH STREET, 11TH FLOOR
                            NEW YORK, NY 10080-6511
              (ADDRESS OF DEPOSITOR'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------
               DEPOSITOR'S TELEPHONE NUMBER, INCLUDING AREA CODE:
                                 (212) 602-8250
                            ------------------------

NAME AND ADDRESS OF AGENT FOR SERVICE:     COPY TO:
BARRY G. SKOLNICK, ESQ.                    STEPHEN E. ROTH, ESQ.
SENIOR VICE PRESIDENT AND GENERAL COUNSEL  KIMBERLY J. SMITH, ESQ.
ML LIFE INSURANCE COMPANY OF NEW YORK      SUTHERLAND ASBILL & BRENNAN LLP
7 ROSZEL ROAD                              1275 PENNSYLVANIA AVENUE, N.W.
PRINCETON, NEW JERSEY 08540                WASHINGTON, D.C. 20004-2415

                            ------------------------

                 APPROXIMATE DATE OF PROPOSED PUBLIC OFFERING:
   As soon as practicable after effectiveness of the Registration Statement.
                            ------------------------

                     TITLE OF SECURITIES BEING REGISTERED:
   Units of interest in a separate account under flexible premium individual deferred variable annuity contracts.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1993 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS

            , 2001
       ML of New York Variable Annuity Separate Account A (the "Account")

         FLEXIBLE PREMIUM INDIVIDUAL DEFERRED VARIABLE ANNUITY CONTRACT
                                   issued by
                     ML LIFE INSURANCE COMPANY OF NEW YORK
                   HOME OFFICE: 100 Church Street, 11th Floor
                         New York, New York 10080-6511

                         SERVICE CENTER: P.O. Box 44222
                        Jacksonville, Florida 32231-4222
                           4804 Deer Lake Drive East
                          Jacksonville, Florida 32246
                             PHONE: (800) 333-6524

                                offered through
               MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

This prospectus gives you information you need to know before you invest. Keep it for future reference. Address all communications concerning the Contract to our Service Center at the address above.

The variable annuity contract described here provides a variety of investment features. It also provides options for income protection later in life. It is important that you understand how the contract works, and its benefits, costs, and risks. First, some basics.

                              WHAT IS AN ANNUITY?

An annuity provides for the systematic liquidation of a sum of money at the annuity date through a variety of annuity options. Each annuity option has different protection features intended to cover different kinds of income needs. Many of these annuity options provide income streams that can't be outlived.

                          WHAT IS A VARIABLE ANNUITY?

A variable annuity bases its benefits on the performance of underlying investments. These investments may typically include stocks, bonds, and money market instruments. The annuity described here is a variable annuity.

                WHAT ARE THE RISKS IN OWNING A VARIABLE ANNUITY?

A variable annuity does not guarantee the performance of the underlying investments. The performance can go up or down. It can even decrease the value of money you've put in. You bear all of this risk. You could lose all or part of the money you've put in.

                          HOW DOES THIS ANNUITY WORK?

We put your premium payments as you direct into one or more subaccounts of the Account. In turn, we invest each subaccount's assets in corresponding portfolios ("Funds") of the following:

-  MERRILL LYNCH VARIABLE SERIES FUNDS, INC.
      -  Basic Value Focus Fund
      -  Domestic Money Market Fund
      -  Fundamental Growth Focus Fund
      -  Government Bond Fund
      -  Index 500 Fund
-  AIM VARIABLE INSURANCE FUNDS
      -  AIM V.I. International Equity Fund
      -  AIM V.I. Value Fund
-  ALLIANCE VARIABLE PRODUCTS SERIES FUND, INC.
      -  Growth and Income Portfolio
      -  Premier Growth Portfolio
-  DAVIS VARIABLE ACCOUNT FUND, INC.
      -  Davis Value Portfolio
-  DELAWARE GROUP PREMIUM FUND
      -  Trend Series
-  MERCURY HW VARIABLE TRUST
      -  Mercury HW International Value VIP Portfolio
-  MFS(R) VARIABLE INSURANCE TRUST(SM)
      -  MFS Emerging Growth Series
      -  MFS Investors Trust Series
-  PIMCO VARIABLE INSURANCE TRUST
      -  Total Return Bond Portfolio
-  SELIGMAN PORTFOLIOS, INC.
      -  Seligman Small-Cap Value Portfolio
-  VAN KAMPEN LIFE INVESTMENT TRUST
      -  Emerging Growth Portfolio

The value of your Contract at any point in time up to the annuity date is called your contract value. Before the annuity date, you are generally free to direct your contract value among the subaccounts as you wish. You may also withdraw all or part of your contract value. If you die before the annuity date, we pay a death benefit to your beneficiary.

We've designed this annuity as a long-term investment. Any money you take out of the Contract to the extent of gain is subject to tax, and if taken before age
59 1/2 may also be subject to a 10% federal penalty tax. FOR THESE REASONS, YOU NEED TO CONSIDER YOUR CURRENT AND SHORT-TERM INCOME NEEDS CAREFULLY BEFORE YOU DECIDE TO BUY THE CONTRACT.

                          WHAT DOES THIS ANNUITY COST?

We impose a number of charges, including a surrender (sales) charge and an asset-based insurance charge. We provide more details on these charges, as well as a description of all other charges, later in the prospectus.
                            ------------------------

This prospectus contains information about the Contract and the Account that you should know before you invest. A Statement of Additional Information contains more information about the Contract and the Account. We have filed the Statement
of Additional Information, dated             , 2001, with the Securities and
Exchange Commission. We incorporate this Statement of Additional Information by reference. If you want to obtain this Statement of Additional Information, simply call or write us at the phone number or address noted above. There is no charge to obtain it. The Table of Contents for this Statement of Additional Information is found on page 43 of this prospectus.

The Securities and Exchange Commission ("SEC") maintains a web site that contains the Statement of Additional Information, material incorporated by reference, and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.

CURRENT PROSPECTUSES FOR THE MERRILL LYNCH VARIABLE SERIES FUNDS, INC., AIM VARIABLE INSURANCE FUNDS, ALLIANCE VARIABLE PRODUCTS SERIES FUND, INC., DAVIS VARIABLE ACCOUNT FUND, INC., DELAWARE GROUP PREMIUM FUND, MERCURY HW VARIABLE TRUST, MFS(R) VARIABLE INSURANCE TRUST(SM), PIMCO VARIABLE INSURANCE TRUST, SELIGMAN PORTFOLIOS, INC., AND VAN KAMPEN LIFE INVESTMENT TRUST MUST ACCOMPANY THIS PROSPECTUS. PLEASE READ THESE DOCUMENTS CAREFULLY AND RETAIN THEM FOR FUTURE REFERENCE.

THE SECURITIES AND EXCHANGE COMMISSION HAS NOT APPROVED THESE CONTRACTS OR DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
DEFINITIONS.................................................    6
CAPSULE SUMMARY OF THE CONTRACT.............................    6
FEE TABLE...................................................   10
YIELDS AND TOTAL RETURNS....................................   13
ML LIFE INSURANCE COMPANY OF NEW YORK.......................   14
THE ACCOUNT.................................................   14
  Segregation of Account Assets.............................   14
  Number of Subaccounts; Subaccount Investments.............   15
INVESTMENTS OF THE ACCOUNT..................................   15
  General Information and Investment Risks..................   15
  Merrill Lynch Variable Series Funds, Inc..................   16
     Basic Value Focus Fund.................................   16
     Domestic Money Market Fund.............................   16
     Fundamental Growth Focus Fund..........................   16
     Government Bond Fund...................................   16
     Index 500 Fund.........................................   16
  AIM Variable Insurance Funds..............................   16
     AIM V.I. International Equity Fund.....................   16
     AIM V.I. Value Fund....................................   17
  Alliance Variable Products Series Fund, Inc...............   17
     Growth and Income Portfolio............................   17
     Premier Growth Portfolio...............................   17
  Davis Variable Account Fund, Inc..........................   17
     Davis Value Portfolio..................................   17
  Delaware Group Premium Fund...............................   17
     Trend Series...........................................   17
  Mercury HW Variable Trust.................................   18
     Mercury HW International Value VIP Portfolio...........   18
  MFS(R) Variable Insurance Trust(SM).......................   18
     MFS Emerging Growth Series.............................   18
     MFS Investors Trust Series.............................   18
  PIMCO Variable Insurance Trust............................   18
     Total Return Bond Portfolio............................   19
  Seligman Portfolios, Inc..................................   19
     Seligman Small-Cap Value Portfolio.....................   19
  Van Kampen Life Investment Trust..........................   19
     Emerging Growth Portfolio..............................   19
  Purchases and Redemptions of Fund Shares; Reinvestment....   19
  Material Conflicts, Substitution of Investments and
     Changes to the Account.................................   20
CHARGES AND DEDUCTIONS......................................   20
  Asset-Based Insurance Charge..............................   20
  Surrender Charge..........................................   21
  Contract Fee..............................................   22
  Other Charges.............................................   22
     Transfer Charges.......................................   22
     Tax Charges............................................   22
     Fund Expenses..........................................   23
     Premium Taxes..........................................   23

                                                              PAGE
                                                              ----
FEATURES AND BENEFITS OF THE CONTRACT.......................   23
  Ownership of The Contract.................................   23
  Issuing the Contract......................................   23
     Issue Age..............................................   23
     Information We Need To Issue The Contract..............   24
     Ten Day Right to Review................................   24
  Premiums..................................................   24
     Minimum and Maximum Premiums...........................   24
     How to Make Payments...................................   24
     Automatic Investment Feature...........................   24
     Premium Investments....................................   25
  Accumulation Units........................................   25
  How Are My Contract Transactions Priced?..................   25
  How Do We Determine The Number of Units?..................   26
ADDITIONAL PROVISIONS APPLICABLE TO ALL CONTRACTS...........   26
  Death of Annuitant Prior to Annuity Date..................   26
  Transfers Among Subaccounts...............................   26
  Dollar Cost Averaging Program.............................   27
     What Is It?............................................   27
     Participating in the DCA Program.......................   27
     Minimum Amounts........................................   27
     When Do We Make DCA Transfers?.........................   27
  Asset Allocation Program..................................   28
  Rebalancing Program.......................................   28
  Withdrawals and Surrenders................................   29
     When and How Withdrawals are Made......................   29
     Minimum Amounts........................................   30
     Systematic Withdrawal Program..........................   30
     Surrenders.............................................   31
  Payments to Contract Owners...............................   31
  Contract Changes..........................................   31
  Death Benefit.............................................   31
     General................................................   31
     Spousal Continuation...................................   32
     Calculation of Death Benefit...........................   32
     Maximum Anniversary Value..............................   33
  Annuity Payments..........................................   33
  Annuity Options...........................................   34
     How We Determine Present Value of Future Guaranteed
      Annuity Payments......................................   34
     Payments of a Fixed Amount.............................   34
     Payments for a Fixed Period............................   35
     Life Annuity...........................................   35
     Life Annuity With Payments Guaranteed for 5, 10, 15, or
      20 Years..............................................   35
     Life Annuity With Guaranteed Return of Contract
      Value.................................................   35
     Joint and Survivor Life Annuity........................   35
     Joint and Survivor Life Annuity with Payments
      Guaranteed for 5, 10, 15, or 20 Years.................   35
     Individual Retirement Account Annuity..................   35
  Gender-Based Annuity Purchase Rates.......................   36
FEDERAL INCOME TAXES........................................   36
  Federal Income Taxes......................................   36

                                                              PAGE
                                                              ----
  Tax Status of the Contract................................   36
     Diversification Requirements...........................   36
     Owner Control..........................................   36
     Required Distributions.................................   37
  Taxation of Annuities.....................................   37
     In General.............................................   37
     Withdrawals and Surrenders.............................   37
     Annuity Payments.......................................   38
     Taxation of Death Benefit Proceeds.....................   38
  Penalty Tax on Some Withdrawals...........................   38
  Transfers, Assignments, or Exchanges of a Contract........   38
  Withholding...............................................   38
  Multiple Contracts........................................   38
  Possible Changes In Taxation..............................   38
  Possible Charge For Our Taxes.............................   39
  Individual Retirement Annuities...........................   39
     Traditional IRAs.......................................   39
     Roth IRAs..............................................   39
     Other Tax Issues For IRAs and Roth IRAs................   39
  Tax Sheltered Annuities...................................   40
OTHER INFORMATION...........................................   40
  Notices and Elections.....................................   40
  Voting Rights.............................................   40
  Reports to Contract Owners................................   41
  Selling the Contract......................................   41
  State Regulation..........................................   42
  Legal Proceedings.........................................   42
  Experts...................................................   42
  Legal Matters.............................................   42
  Registration Statements...................................   42
TABLE OF CONTENTS OF THE STATEMENT OF ADDITIONAL
  INFORMATION...............................................   43
APPENDIX A..................................................  A-1

                                  DEFINITIONS

accumulation unit: A unit of measure used to compute the value of your interest in a subaccount prior to the annuity date.

annuitant: Annuity payments may depend upon the continuation of a person's life. That person is called the annuitant.

annuity date: The date on which annuity payments are scheduled to begin.

attained age: The age of a person on the contract date plus the number of full contract years since the contract date.

beneficiary(s): The person(s) designated by you to receive payment upon the death of an owner prior to the annuity date.

contract anniversary: The yearly anniversary of the contract date.

contract date: The effective date of the Contract. This is usually the business day we receive your initial premium at our Service Center.

contract value: The value of your interest in the Account.

contract year: The period from the contract date to the first contract anniversary, and thereafter, the period from one contract anniversary to the next contract anniversary.

Individual Retirement Account or Annuity ("IRA"): A retirement arrangement meeting the requirements of Section 408 or 408A of the Internal Revenue Code ("IRC").

net investment factor: An index used to measure the investment performance of a subaccount from one valuation period to the next.

nonqualified contract: A Contract issued in connection with a retirement arrangement other than a qualified plan described under Section 401, 403, 408, 408A, 457 or any similar provisions of the IRC.

qualified contract: A Contract issued in connection with a retirement arrangement described under Section 401, 403(b), 408, or 408A of the IRC.

surrender value: The amount payable upon surrender of the Contract, equal to the contract value less any applicable surrender charge and any other charges which are collected upon a full withdrawal.

tax sheltered annuity: A Contract issued in connection with a retirement arrangement that receives favorable tax status under Section 403(b) of the IRC.

valuation period: The interval from one determination of the net asset value of a subaccount to the next. Net asset values are determined as of the close of trading on each day the New York Stock Exchange is open.

                        CAPSULE SUMMARY OF THE CONTRACT

This capsule summary provides a brief overview of the Contract. More detailed information about the Contract can be found in the sections of this Prospectus that follow, all of which should be read in their entirety.

The Contract is available as a non-qualified contract or tax-sheltered annuity or may be issued as an IRA or purchased through an established IRA or Roth IRA custodial account with Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"). Federal law limits maximum annual contributions to IRAs and Roth IRAs. Transfer amounts from tax sheltered annuity plans that are not subject to the Employee Retirement Income Security Act of 1974, as amended, will be accepted as premium payments, as permitted by law. Other premium payments will not be accepted under a Contract used as a tax sheltered annuity.

The tax advantages typically provided by a variable annuity are already available with tax-qualified plans, including IRAs and Roth IRAs. You should carefully consider the advantages and disadvantages of owning a variable annuity in a tax-qualified plan, including the costs and benefits of the Contract (including the annuity income benefits), before you purchase the Contract in a tax-qualified plan.

We offer other variable annuity contracts that have different benefits, contract features, fund selections, and optional programs. However, these other contracts also have different charges that would affect your subaccount performance and contract values. To obtain more information about these contracts, contact our Service Center or your Financial Advisor.

For information concerning compensation paid for the sale of Contracts, see "Selling the Contract."

PREMIUMS

Generally, before the annuity date you can pay premiums as often as you like. The minimum initial premium is $25,000. Subsequent premiums generally must be $100 or more. The maximum premium that will be accepted without Company approval is $1,000,000. Under the automatic investment feature, you can make subsequent premium payments systematically from your Merrill Lynch brokerage account. For more information, see "Automatic Investment Feature".

THE ACCOUNT

As you direct, we will put premiums into the subaccounts corresponding to the Funds in which we invest your contract value. For the first 14 days following the contract date, we put all premiums into the Domestic Money Market Subaccount. After the 14 days, we'll put the money into the subaccounts you've selected. Currently, you may allocate premiums or contract value among 10 of the available subaccounts. Generally, within certain limits you may transfer contract value periodically among subaccounts.

THE FUNDS AVAILABLE FOR INVESTMENT

- FUNDS OF MERRILL LYNCH VARIABLE SERIES FUNDS, INC.
     - Basic Value Focus Fund
     - Domestic Money Market Fund
     - Fundamental Growth Focus Fund
     - Government Bond Fund
     - Index 500 Fund

- FUNDS OF AIM VARIABLE INSURANCE FUNDS
     - AIM V.I. International Equity Fund
     - AIM V.I. Value Fund

- FUNDS OF ALLIANCE VARIABLE PRODUCTS SERIES FUND, INC.
     - Growth and Income Portfolio
     - Premier Growth Portfolio

- FUNDS OF DAVIS VARIABLE ACCOUNT FUND, INC.
     - Davis Value Portfolio

- FUNDS OF DELAWARE GROUP PREMIUM FUND
     - Trend Series

- FUNDS OF MERCURY HW VARIABLE TRUST
     - Mercury HW International Value VIP Portfolio

- FUNDS OF MFS(R) VARIABLE INSURANCE TRUST(SM)
     - MFS Emerging Growth Series
     - MFS Investors Trust Series

- FUNDS OF PIMCO VARIABLE INSURANCE TRUST
     - Total Return Bond Portfolio

- FUNDS OF SELIGMAN PORTFOLIOS, INC.
     - Seligman Small-Cap Value Portfolio

- FUNDS OF VAN KAMPEN LIFE INVESTMENT TRUST
     - Emerging Growth Portfolio

If you want detailed information about the investment objectives of the Funds, see "Investments of the Account" and the prospectuses for the Funds.

FEES AND CHARGES

  ASSET-BASED INSURANCE CHARGE

We currently impose an asset-based insurance charge of 1.55% annually to cover certain risks. It will never exceed 1.55% annually.

The asset-based insurance charge compensates us for:

     - costs associated with the establishment and administration of the Contract;

     - mortality risks we assume for the annuity payment and death benefit guarantees made under the Contract; and

     - expense risks we assume to cover Contract maintenance expenses.

We deduct the asset-based insurance charge daily from the net asset value of the subaccounts. This charge ends on the annuity date.

  SURRENDER CHARGE

We may impose a surrender charge only if you withdraw money from the Account. The maximum charge is 6% of premium withdrawn during the first or second year after that premium is paid. The charge decreases to 5% in the third year, and is 0% after year three.

  CONTRACT FEE

We impose a $40 contract fee each year and upon a full withdrawal to reimburse us for expenses related to maintenance of the Contract only if the greater of contract value, or premiums less withdrawals, is less than $25,000. Accordingly, if your withdrawals have not decreased your investment in the Contract below $25,000, we will not impose this annual fee. We may also waive this fee in certain circumstances where you own at least three Contracts. This fee ends after the annuity date.

  PREMIUM TAXES

On the annuity date, we deduct a charge for any premium taxes imposed by a state. Premium tax rates vary from jurisdiction to jurisdiction. They currently range from 0% to 5%.

  FUND EXPENSES

You will bear the costs of advisory fees and operating expenses deducted from Fund assets.

You can find detailed information about all fees and charges imposed on the Contract under "Charges and Deductions".

TRANSFERS AMONG SUBACCOUNTS

Before the annuity date, you may transfer all or part of your contract value among the subaccounts up to twelve times per contract year without charge. You may make more than twelve transfers among available subaccounts, but we may charge $25 per extra transfer. (See "Transfers".)

Several specialized transfer programs are available under the Contract. You cannot use more than one such program at a time.

     - First, we offer a Dollar Cost Averaging Program where money you've put in a designated subaccount is systematically transferred monthly into other subaccounts you select without charge. The program may allow you to take advantage of fluctuations in fund share prices over time. (See "Dollar Cost Averaging Program".) (There is no guarantee that Dollar Cost Averaging will result in lower average prices or protect against market loss.)

     - Second, through participation in the Asset Allocation Program, you may select one of five asset allocation models. Your contract value is rebalanced quarterly based on the asset allocation model selected. (See "Asset Allocation Program".)

     - Third, you may choose to participate in the Rebalancing Program where we automatically reallocate your contract value quarterly in order to maintain a particular percentage allocation among the subaccounts that you select. (See "Rebalancing Program".)

WITHDRAWALS

Withdrawals are generally subject to a surrender charge (see "Surrender Charge"). However, we won't impose a surrender charge to the extent that withdrawals from the Account in a contract year do not exceed the "free withdrawal amount" determined as of the date of the withdrawal request. The "free withdrawal amount" equals the greater of (a) or (b), where:

     (a) = 10% of total premiums paid into the Contract that have not been withdrawn in prior contract years and are subject to a surrender charge, less any prior withdrawals during that contract year; and

     (b) = the gain in the Contract plus premiums remaining in the Contract that are not subject to a surrender charge.

The gain in the Contract equals the excess, if any, of the contract value at the time of withdrawal over total premiums paid into the Contract less prior withdrawals of these premiums.

Additionally, under a Systematic Withdrawal Program, you may have automatic withdrawals of a specified dollar amount made monthly, quarterly, semi-annually, or annually. For more information, see "Systematic Withdrawal Program".

A withdrawal may have adverse tax consequences, including the imposition of a penalty tax on withdrawals prior to age 59 1/2 (see "Federal Income Taxes").

DEATH BENEFIT

Regardless of investment experience, the Contract provides a guaranteed minimum death benefit if you die before the annuity date.

If you are under age 80 when the Contract is issued, the death benefit equals the greatest of premiums less adjusted withdrawals, the contract value, or the Maximum Anniversary Value. The Maximum Anniversary Value equals the greatest anniversary value for the Contract.

If you are age 80 or over when the Contract is issued, the death benefit equals the greater of premiums less adjusted withdrawals or the contract value.

You can find more detailed information about the death benefit and how it is calculated, including age limitations that apply, under "Death Benefit".

The payment of a death benefit may have tax consequences (see "Federal Income Taxes").

ANNUITY PAYMENTS

Annuity payments begin on the annuity date and are made under the annuity option you select. You may select an annuity date that cannot be later than the annuitant's 90th birthday. If you do not select an annuity date, the annuity date for nonqualified Contracts is the annuitant's 90th birthday. The annuity date for IRA or tax sheltered annuity Contracts is when the owner/annuitant reaches age 70 1/2.

Details about the annuity options available under the Contract can be found under "Annuity Options".

Annuity payments may have tax consequences (see "Federal Income Taxes").

TEN DAY REVIEW

When you receive the Contract, read it carefully to make sure it's what you want. Generally, within 10 days after you receive the Contract, you may return it for a refund. To get a refund, return the Contract to the Service Center or to the Financial Advisor who sold it. We will then refund the greater of all premiums paid into the Contract or the contract value as of the date you return the Contract.

REPLACEMENT OF CONTRACTS

Generally, it is not advisable to purchase a Contract as a replacement for an existing annuity contract. You should replace an existing contract only when you determine that the Contract is better for you. You may have to pay a surrender charge on your existing contract, and the Contract will impose a new surrender (sales) charge period. Before you buy a Contract, ask your Financial Advisor if purchasing a Contract would be advantageous, given the Contract's features, benefits, and charges.

                                   FEE TABLE

A.   Contract Owner Transaction Expenses
     1. Sales Load Imposed on Premium............................  None
     2. Surrender Charge

COMPLETE YEARS ELAPSED SINCE           SURRENDER CHARGE AS A
     PAYMENT OF PREMIUM           PERCENTAGE OF PREMIUM WITHDRAWN
----------------------------   -------------------------------------
       0 years                         6.00%
        1 year                         6.00%
       2 years                         5.00%
   3 or more years                     0.00%

     3. Transfer Fee.............................................   $25
          The first 12 transfers among subaccounts in a contract
          year are free. We currently do not, but may in the
          future, charge a $25 fee on all subsequent transfers.
     The Fee Table and Examples do not include charges to
     contract owners for premium taxes. Premium taxes may be
     applicable. Refer to the "Premium Taxes" section in this
     Prospectus for further details.
B.   Annual Contract Fee.........................................   $40
     The Contract Fee will be assessed annually on each contract anniversary and upon a full withdrawal only if the greater of contract value, or premiums less withdrawals, is less
     than $25,000.
C.   Separate Account Annual Expenses (as a percentage of
     contract value)
     Current and Maximum Asset-Based Insurance Charge............  1.55%
D.   Fund Annual Expenses After Reimbursements for the Year Ended
     December 31, 2000 (see "Notes to Fee Table") (as a
     percentage of each Fund's average net assets)

                                     MERRILL LYNCH VARIABLE SERIES FUNDS, INC. (CLASS A SHARES)
                                    -------------------------------------------------------------
                                                  DOMESTIC   FUNDAMENTAL
                                    BASIC VALUE    MONEY       GROWTH      GOVERNMENT
         ANNUAL EXPENSES               FOCUS       MARKET       FOCUS         BOND      INDEX 500
         ---------------            -----------   --------   -----------   ----------   ---------
Investment Advisory Fees..........      .60%        .50%         .65%         .50%         .30%
Other Expenses....................      .05%        .05%         .47%         .07%         .05%
                                        ---         ---         ----          ---          ---
Total Annual Operating Expenses...      .65%        .55%        1.12%         .57%         .35%
Expense Reimbursements............       --          --           --           --           --
                                        ---         ---         ----          ---          ---
Net Expenses......................      .65%        .55%        1.12%         .57%         .35%

                                                                                                 DELAWARE
                                                                                                   GROUP
                                              AIM                                                 PREMIUM
                                            VARIABLE           ALLIANCE VARIABLE      DAVIS        FUND
                                           INSURANCE            PRODUCTS SERIES      VARIABLE    (STANDARD    MERCURY HW
                                             FUNDS                 FUND, INC.        ACCOUNT       CLASS       VARIABLE
                                       (SERIES I SHARES)        (CLASS A SHARES)    FUND, INC.    SHARES)        TRUST
                                    ------------------------   ------------------   ----------   ---------   -------------
                                      AIM V.I.                 GROWTH                                         MERCURY HW
                                    INTERNATIONAL   AIM V.I.     AND     PREMIER      DAVIS        TREND     INTERNATIONAL
         ANNUAL EXPENSES               EQUITY        VALUE     INCOME     GROWTH     VALUE(A)    SERIES(B)     VALUE VIP
         ---------------            -------------   --------   -------   --------   ----------   ---------   -------------
Investment Advisory Fees..........       .73%          .61%      .63%      1.00%        .75%        .73%           .75%
Other Expenses....................       .29%....      .23%      .06%       .04%        .26%        .11%           .18%
                                        ----          ----      ----      -----       -----        ----          -----
Total Annual Operating Expenses...      1.02%          .84%      .69%      1.04%       1.01%        .84%           .93%
Expense Reimbursements............        --            --        --         --         .01          --             --
                                        ----          ----      ----      -----       -----        ----          -----
Net Expenses......................      1.02%          .84%      .69%      1.04%       1.00%        .84%           .93%

                                                                 PIMCO
                                                               VARIABLE                            VAN KAMPEN
                                           MFS(R)              INSURANCE          SELIGMAN       LIFE INVESTMENT
                                          VARIABLE               TRUST        PORTFOLIOS, INC.        TRUST
                                          INSURANCE         (ADMINISTRATIVE       (CLASS 1          (CLASS I
                                          TRUST(SM)          CLASS SHARES)        SHARES)            SHARES)
                                    ---------------------   ---------------   ----------------   ---------------
                                       MFS         MFS           TOTAL            SELIGMAN
                                    EMERGING    INVESTORS       RETURN           SMALL-CAP          EMERGING
         ANNUAL EXPENSES            GROWTH(C)   TRUST(C)        BOND(D)           VALUE(E)           GROWTH
         ---------------            ---------   ---------   ---------------   ----------------   ---------------
Investment Advisory Fees..........     .75%        .75%           .40%              1.00%              .70%
Other Expenses....................     .10%        .12%           .26%               .45%              .05%
                                      ----        ----           ----              -----              ----
Total Annual Operating Expenses...     .85%        .87%           .66%              1.45%              .75%
Expense Reimbursements............      --          --            .01                .25%               --
                                      ----        ----           ----              -----              ----
Net Expenses......................     .85%        .87%           .65%              1.20%              .75%

EXAMPLES OF CHARGES

If you surrender or annuitize your Contract at the end of the applicable time period, you would pay the following cumulative expenses on each $1,000 invested, assuming 5% annual return on assets:

                                                              1 YEAR   3 YEARS   5 YEARS   10 YEARS
                                                              ------   -------   -------   --------
SUBACCOUNT INVESTING IN:
ML Basic Value Focus Fund...................................   $78      $120      $121       $258
ML Domestic Money Market Fund...............................   $78      $117      $115       $248
ML Fundamental Growth Focus Fund............................   $83      $133      $145       $306
ML Government Bond Fund.....................................   $78      $117      $116       $250
ML Index 500 Fund...........................................   $76      $111      $105       $227
AIM V.I. International Equity Fund..........................   $82      $130      $140       $296
AIM V.I. Value Fund.........................................   $80      $125      $130       $278
Alliance Growth and Income Portfolio........................   $79      $121      $123       $263
Alliance Premier Growth Portfolio...........................   $82      $131      $141       $298
Davis Value Portfolio.......................................   $82      $130      $139       $294
Delaware Trend Series.......................................   $80      $125      $130       $278
Mercury HW International Value VIP Portfolio................   $81      $128      $135       $287
MFS Emerging Growth Series..................................   $80      $125      $131       $279
MFS Investors Trust Series..................................   $81      $126      $132       $281
PIMCO Total Return Bond Portfolio...........................   $78      $120      $121       $258
Seligman Small-Cap Value Portfolio..........................   $84      $136      $149       $314
Van Kampen Emerging Growth Portfolio........................   $79      $123      $126       $269

If you do not surrender or annuitize your Contract at the end of the applicable time period, you would pay the following cumulative expenses on each $1,000 invested, assuming 5% annual return on assets:

                                                              1 YEAR   3 YEARS   5 YEARS   10 YEARS
                                                              ------   -------   -------   --------
SUBACCOUNT INVESTING IN:
ML Basic Value Focus Fund...................................   $23       $70      $121       $258
ML Domestic Money Market Fund...............................    22        67       115        248
ML Fundamental Growth Focus Fund............................    28        85       145        306
ML Government Bond Fund.....................................    22        68       116        250
ML Index 500 Fund...........................................    20        61       105        227
AIM V.I. International Equity Fund..........................    27        82       140        296
AIM V.I. Value Fund.........................................    25        76       130        278
Alliance Growth and Income Portfolio........................    23        72       123        263
Alliance Premier Growth Portfolio...........................    27        82       141        298
Davis Value Portfolio.......................................    26        81       139        294
Delaware Trend Series.......................................    25        76       130        278
Mercury HW International Value VIP Portfolio................    28        79       135        287
MFS Emerging Growth Series..................................    25        77       131        279
MFS Investors Trust Series..................................    25        77       132        281
PIMCO Total Return Bond Portfolio...........................    23        70       121        258
Seligman Small-Cap Value Portfolio..........................    28        87       149        314
Van Kampen Emerging Growth Portfolio........................    24        74       126        269

                            ------------------------

The preceding Fee Table and Examples help you understand the costs and expenses you will bear, directly or indirectly. The Fee Table and Examples include expenses and charges of the Account as well as the Funds. The Examples assume that current waivers and reimbursements of Fund expenses will remain in effect for the periods shown. These waivers and reimbursements, however, may be terminated at any time, unless otherwise stated. The Examples do not reflect the $40 contract fee because, based on our estimates of average contract size and withdrawals, its effect on the examples shown would be negligible. Premium taxes may also be applicable. See the CHARGES AND DEDUCTIONS section in this Prospectus and the Fund prospectuses for a further discussion of fees and charges.

THE EXAMPLES SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE EXPENSES OR ANNUAL RATES OF RETURN OF ANY FUND. ACTUAL EXPENSES AND ANNUAL RATES OF RETURN MAY BE MORE OR LESS THAN THOSE ASSUMED FOR THE PURPOSE OF THE EXAMPLES.

BECAUSE THE CONTRACTS WERE NOT OFFERED FOR SALE ON OR PRIOR TO DECEMBER 31, 2000, CONDENSED FINANCIAL INFORMATION IS NOT AVAILABLE.

NOTES TO FEE TABLE

(a) Davis Selected Advisers, LP has agreed to reimburse annual fund operating expenses through May 1, 2002, to the extent they exceed 1.00%.

(b) Effective May 1, 2001 through October 31, 2001, Delaware Management Company has agreed to waive its management fee and reimburse Trend Series for expenses to the extent that total expenses will not exceed 0.85%.

(c) The MFS Emerging Growth Series and the MFS Investors Trust Series have an expense offset arrangement which reduces each Fund's custodian fee based upon the amount of cash maintained by the Fund with its custodian and dividend disbursing agent. Each Fund may enter into such arrangements and directed brokerage arrangements, which would also have the effect of reducing the Fund's expenses. "Other Expenses" do not take into account these expense reductions, and are therefore higher than the actual expenses of the Funds. Had these fee reductions been taken into account, "Net Expenses" would have been 0.84% for the Emerging Growth Series and 0.86% for the Investors Trust Series.

(d) Pacific Investment Management Company LLC ("PIMCO") has agreed to reduce its 0.25% administrative fee (which is included in "Other Expenses" in the Fee Table) to the extent that total Fund operating expenses would exceed 0.65% of average daily net assets, due to organizational expenses and the payment by the Fund of its pro rata portion of the Trust's Trustees' fees. Any such waiver is subject to potential future reimbursement within three years from the date the fee was waived.

(e) Effective March 1, 2001, Seligman, at its complete discretion, has agreed to reimburse expenses, other than the management fee, which exceed 0.20% of average net assets of Seligman Small-Cap Value Portfolio. "Other Expenses" shown in the fee table have been restated to reflect this reimbursement arrangement.

                            YIELDS AND TOTAL RETURNS

From time to time, we may advertise yields, effective yields, and total returns for the subaccounts. These figures are based on historical earnings and do not indicate or project future performance. We may also advertise performance of the subaccounts in comparison to certain performance rankings and indices. More detailed information on the calculation of performance information, as well as comparisons with unmanaged market indices, appears in the Statement of Additional Information.

Effective yields and total returns for a subaccount are based on the investment performance of the corresponding Fund. Fund expenses influence Fund performance.

The yield of the Domestic Money Market Subaccount refers to the annualized income generated by an investment in the subaccount over a specified 7-day period. The yield is calculated by assuming that the income generated for that 7-day period is generated each 7-day period over a 52-week period and is shown as a percentage of the investment. The effective yield is calculated similarly but, when annualized, the income earned by an investment is assumed to be reinvested. The effective yield will be slightly higher than the yield because of the compounding effect of this assumed reinvestment.

The yield of a subaccount (besides the Domestic Money Market Subaccount) refers to the annualized income generated by an investment in the subaccount over a specified 30-day or one month period. The yield is calculated by assuming the income generated by the investment during that 30-day or one-month period is generated each period over 12 months and is shown as a percentage of the investment.

The average annual total return of a subaccount refers to return quotations assuming an investment has been held in each subaccount for 1, 5 and 10 years, or for a shorter period, if applicable. The average annual total returns represent the average compounded rates of return that would cause an initial investment of $1,000 to equal the value of that investment at the end of each period. These percentages include any surrender charge that would apply if you terminated the Contract at the end of each period indicated, but exclude any deductions for premium taxes.

We may also advertise or present yield or total return performance information computed on different bases, but this information will always be accompanied by average annual total returns for the corresponding subaccounts. For example, we may present total return performance information that doesn't reflect a deduction for the surrender charge. This presentation assumes that an investment in the Contract will extend beyond the period when the surrender charge applies, consistent with the long term investment and retirement objectives of the Contract. We may also advertise total return performance information for the Funds. We may also present total return performance information for a subaccount for periods before the date the subaccount commenced operations. If we do, we'll base performance of the corresponding Fund as if the subaccount existed for the same periods as those indicated for the corresponding Fund, with a level of fees and charges equal to those currently imposed under the Contracts. We may also present total performance information for a hypothetical Contract assuming allocation of the initial premium to more than one subaccount or assuming monthly transfers from one subaccount to designated other subaccounts under a Dollar Cost Averaging Program. We may also present total performance information for a hypothetical Contract assuming participation in the Asset Allocation Program or the Rebalancing Program. This information will reflect the performance of the affected subaccounts for the duration of the allocation under the hypothetical Contract. It will also reflect the deduction of charges described above except for the surrender charge. This information may also be compared to various indices.

Advertising and sales literature for the Contracts may also compare the performance of the subaccounts and Funds to the performance of other variable annuity issuers in general or to the performance of particular types of variable annuities investing in mutual funds, with investment objectives similar to each of the Funds corresponding to the subaccounts.

Performance information may also be based on rankings by services which monitor and rank the performance of variable annuity issuers in each of the major categories of investment objectives on an industry-wide basis. Ranking services we may use as sources of performance comparison are Lipper, VARDS, CDA/Weisenberger, Morningstar, MICROPAL, and Investment Company Data, Inc.

Advertising and sales literature for the Contracts may also compare the performance of the subaccounts to the Standard & Poor's Index of 500 Common Stocks, the Morgan Stanley EAFE Index, the Russell 2000 Index and the Dow Jones Indices, all widely used measures of stock market performance. These unmanaged indices assume the reinvestment of dividends, but do not reflect any deduction for the expense of operating or managing an investment portfolio. Other sources of performance comparison that we may use are Chase Investment Performance Digest, Money, Forbes, Fortune, Business Week, Financial Services Weekly, Kiplinger Personal Finance, Wall Street Journal, USA Today, Barrons, U.S. News & World Report, Strategic Insight, Donaghues, Investors Business Daily, and Ibbotson Associates.

Advertising and sales literature for the Contracts may also contain information on the effect of tax deferred compounding on subaccount investment returns, or returns in general. The tax deferral may be illustrated by graphs and charts and may include a comparison at various points in time of the return from an investment in a Contract (or returns in general) on a tax-deferred basis (assuming one or more tax rates) with the return on a currently taxable basis.

                     ML LIFE INSURANCE COMPANY OF NEW YORK

We are a stock life insurance company organized under the laws of the State of New York on November 28, 1973. We are an indirect wholly owned subsidiary of Merrill Lynch & Co., Inc., a corporation whose common stock is traded on the New York Stock Exchange.

Our financial statements can be found in the Statement of Additional Information. You should consider them only in the context of our ability to meet any Contract obligation.

                                  THE ACCOUNT

The ML of New York Variable Annuity Separate Account A (the "Account") offers through its subaccounts a variety of investment options. Each option has a different investment objective.

We established the Account on August 14, 1991. It is governed by New York law, our state of domicile. The Account is registered with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940. The Account meets the definition of a separate account under the federal securities laws. The Account's assets are segregated from all of our other assets.

SEGREGATION OF ACCOUNT ASSETS

Obligations to contract owners and beneficiaries that arise under the Contract are our obligations. We own all of the assets in the Account. The Account's income, gains, and losses, whether or not realized, derived from Account assets are credited to or charged against the Account without regard to our other income, gains or losses. The assets in each Account will always be at least equal to the reserves and other liabilities of the Account. If the Account's assets exceed the required reserves and other Contract liabilities, we may transfer the excess to our general account. Under New York insurance law the assets in the Account, to the extent of its reserves and liabilities, may not be charged with liabilities arising out of any other business we conduct nor may the assets of the Account be charged with any liabilities of other separate accounts.

NUMBER OF SUBACCOUNTS; SUBACCOUNT INVESTMENTS

There are 17 subaccounts currently available through the Account. All subaccounts invest in a corresponding portfolio of the Merrill Lynch Variable Series Funds, Inc. (the "Variable Series Funds"); the AIM Variable Insurance Funds (the "AIM V.I. Funds"); the Alliance Variable Products Series Fund, Inc. (the "Alliance Fund"); the Davis Variable Account Fund, Inc. (the "Davis Fund"); the Delaware Group Premium Fund (the "Delaware Fund"); the Mercury HW Variable Trust (the "Mercury HW Trust"); the MFS(R) Variable Insurance Trust(SM) (the "MFS Trust"); the PIMCO Variable Insurance Trust (the "PIMCO Trust"); the Seligman Portfolios, Inc. (the "Seligman Portfolios"); or the Van Kampen Life Investment Trust (the "Van Kampen Trust"). Additional subaccounts may be added or closed in the future.

Although the investment objectives and policies of certain Funds are similar to the investment objectives and policies of other portfolios that may be managed or sponsored by the same investment adviser, manager, or sponsor, nevertheless, we do not represent or assure that the investment results will be comparable to any other portfolio, even where the investment advisor or manager is the same. Differences in portfolio size, actual investments held, fund expenses, and other factors all contribute to differences in fund performance. For all of these reasons, you should expect investment results to differ. In particular, certain funds available only through the Contract have names similar to funds not available through the Contract. The performance of a fund not available through the Contract does not indicate performance of the similarly named fund available through the Contract.

                           INVESTMENTS OF THE ACCOUNT

GENERAL INFORMATION AND INVESTMENT RISKS

Information about investment objectives, management, policies, restrictions, expenses, risks, and all other aspects of fund operations can be found in the Funds' prospectuses and Statements of Additional Information. Read these carefully before investing. Fund shares are currently sold to our separate accounts as well as separate accounts of Merrill Lynch Life Insurance Company (an indirect wholly owned subsidiary of Merrill Lynch & Co., Inc.), and insurance companies not affiliated with us, to fund benefits under certain variable annuity and variable life insurance contracts. Shares of these funds may be offered in the future to certain pension or retirement plans.

The investment adviser of a Fund (or its affiliates) may pay compensation to us or our affiliates, which may be significant, in connection with administration, distribution, or other services provided with respect to the Funds and their availability through the Contracts. The amount of this compensation is based upon a percentage of the assets of the Fund attributable to the Contracts and other contracts that we or our affiliates issue. These percentages differ, and some advisers (or affiliates) may pay more than others.

Generally, you should consider the funds as long-term investments and vehicles for diversification, but not as a balanced investment program. Many of these funds may not be appropriate as the exclusive investment to fund a Contract for all contract owners. The Fund prospectuses also describe certain additional risks, including investing on an international basis or in foreign securities and investing in lower rated or unrated fixed income securities. There is no guarantee that any fund will be able to meet its investment objectives. Meeting these objectives depends upon future economic conditions and upon how well Fund management anticipates changes in economic conditions.

MERRILL LYNCH VARIABLE SERIES FUNDS, INC.

The Merrill Lynch Variable Series Funds, Inc. ("Variable Series Funds") is registered with the Securities and Exchange Commission as an open-end management investment company. It currently offers the Account Class A shares of 5 of its separate investment mutual fund portfolios.

Merrill Lynch Investment Managers, L.P. ("MLIM") is the investment adviser to the Variable Series Funds. MLIM, together with its affiliates, Fund Asset Management, L.P., Merrill Lynch Investment Managers International Ltd., and Mercury Advisors, is a worldwide mutual fund leader, and had a total of $567.9 billion in investment company and other portfolio assets under management as of the end of January 31, 2001. It is registered as an investment adviser under the Investment Advisers Act of 1940. MLIM is an indirect subsidiary of Merrill Lynch & Co., Inc. MLIM's principal business address is 800 Scudders Mill Road, Plainsboro, New Jersey 08536. As the investment adviser, it is paid fees by these Funds for its services. A summary of the investment objective and strategy for each Fund is set forth below.

MLIM and Merrill Lynch Life Agency, Inc. have entered into a Reimbursement Agreement that limits the operating expenses paid by each Fund of the Variable Series Funds in a given year to 1.25% of its average net assets (see "Selling the Contract").

BASIC VALUE FOCUS FUND. This Fund seeks capital appreciation and, secondarily, income by investing in securities, primarily equities, that management of the Fund believes are undervalued and therefore represent basic investment value.

DOMESTIC MONEY MARKET FUND. This Fund seeks to preserve capital, maintain liquidity, and achieve the highest possible current income consistent with the foregoing objectives by investing in short-term domestic money market securities.

FUNDAMENTAL GROWTH FOCUS FUND. This Fund seeks long-term growth of capital. The Fund purchases primarily common stocks of U.S. companies that Fund management believes have shown above-average rates of growth earnings over the long-term. The Fund will invest at least 65% of its total assets in equity securities.

GOVERNMENT BOND FUND. This Fund seeks the highest possible current income consistent with the protection of capital afforded by investing in debt securities issued or guaranteed by the United States Government, its agencies or instrumentalities.

INDEX 500 FUND. This Fund seeks investment results that, before expenses, correspond to the aggregate price and yield performance of the Standard & Poor's 500 Composite Stock Price Index (the "S&P 500 Index").

AIM VARIABLE INSURANCE FUNDS

AIM Variable Insurance Funds ("AIM V.I. Funds") is registered with the Securities and Exchange Commission as an open-end, series, management investment company. It currently offers the Account Series I shares of two of its separate investment portfolios.

A I M Advisors, Inc. ("AIM"), 11 Greenway Plaza, Suite 100, Houston, Texas 77046-1173, serves as the investment adviser to each of the AIM V.I. Funds. AIM has acted as an investment adviser since its organization in 1976. Today AIM, together with its subsidiaries, advises or manages over 135 investment portfolios, including the Funds, encompassing a broad range of investment objectives. As the investment adviser, AIM receives compensation from the Funds for its services. A summary of the investment objective and strategy for each Fund is set forth below.

AIM V.I. INTERNATIONAL EQUITY FUND. This Fund seeks to provide long-term growth of capital by investing in a diversified portfolio of international equity securities whose issuers are considered to have strong earnings momentum.

AIM V.I. VALUE FUND. This Fund seeks to achieve long-term growth of capital by investing primarily in equity securities judged by AIM to be undervalued relative to AIM's appraisal of the current or projected earnings of the companies issuing the securities, or relative to current market values of assets owned by the companies issuing the securities or relative to the equity market generally. Income is a secondary objective.

ALLIANCE VARIABLE PRODUCTS SERIES FUND, INC.

Alliance Variable Products Series Fund, Inc. ("Alliance Fund") is registered with the Securities and Exchange Commission as an open-end management investment company. It currently offers the Account Class A shares of two of its separate investment portfolios. Alliance Capital Management L.P. ("Alliance"), a Delaware limited partnership with principal offices at 1345 Avenue of the Americas, New York, New York 10105 serves as the investment adviser to each Fund of the Alliance Fund. Alliance Capital Management Corporation ("ACMC"), the sole general partner of Alliance, is an indirect wholly owned subsidiary of The Equitable Life Assurance Society of the United States, which is in turn a wholly owned subsidiary of AXA Financial, Inc., a holding company which is controlled by AXA, a French insurance holding company for an international group of insurance and related financial services companies. As the investment adviser, Alliance is paid fees by the Fund for its services. A summary of the investment objective and strategy for each Fund is set forth below.

GROWTH AND INCOME PORTFOLIO. This Fund seeks reasonable current income and reasonable opportunity for appreciation through investing primarily in dividend-paying stocks of good quality.

PREMIER GROWTH PORTFOLIO. This Fund seeks growth of capital by pursuing aggressive investment policies. Since investments will be made based upon their potential for capital appreciation, current income is incidental to the objective of capital growth.

DAVIS VARIABLE ACCOUNT FUND, INC.

Davis Variable Account Fund, Inc. ("Davis Fund") is registered with the Securities and Exchange Commission as an open-end management investment company. It currently offers the Account shares of one of its portfolios, the Davis Value Portfolio. Davis Selected Advisers, LP ("Davis Advisers"), located at 2949 East Elvira Road, Tucson, Arizona 85706, is the investment adviser to the Davis Value Portfolio. As the investment adviser, Davis Advisers is paid fees by the Fund for its services. Davis Selected Advisers-NY, Inc. ("Davis Advisers-NY"), located at 609 Fifth Avenue, New York, New York 10017 serves as the sub-adviser to the Davis Value Portfolio. Davis Advisers-NY is a wholly owned subsidiary of Davis Advisers. Davis Advisers pays the sub-advisory fee, not the Davis Value Portfolio. A summary of the investment objective and strategy for the Fund is set forth below.

DAVIS VALUE PORTFOLIO. This Fund seeks to provide growth of capital. The Fund invests primarily in common stock of U.S. companies with market capitalizations of at least $5 billion. These companies are selected based on their potential for long-term growth, long-term return, and minimum risk.

DELAWARE GROUP PREMIUM FUND

Delaware Group Premium Fund ("Delaware Fund") is registered with the Securities and Exchange Commission as an open-end management investment company. It currently offers the Account Standard Class Shares in one of its investment portfolios, the Trend Series. Delaware Management Company, located at One Commerce Square, Philadelphia, Pennsylvania 19103, serves as the investment adviser to the Trend Series. As the investment adviser, Delaware Management Company is paid fees by the Fund for its services. Delaware Management Company is a series of Delaware Management Business Trust, which is an indirect, wholly owned subsidiary of Delaware Management Holdings, Inc. A summary of the investment objective and strategy for the Fund is set forth below.

TREND SERIES. This Fund seeks long-term capital appreciation. The Fund invests primarily in stocks of small, growth-oriented companies that Fund management believes are responsive to changes within the marketplace and which management believes have fundamental characteristics to support continued growth.

MERCURY HW VARIABLE TRUST

Mercury HW Variable Trust ("Mercury HW Trust"), a Massachusetts business trust, is registered with the Securities and Exchange Commission as an open-end management investment company. The Mercury HW Trust is intended to serve as the investment medium for variable annuity contracts and variable life insurance policies to be offered by the separate accounts of certain insurance companies.

Mercury Advisors, 725 S. Figueroa Street, Suite 4000, Los Angeles, California 90017-5400, serves as the investment adviser to the Mercury HW International Value VIP Portfolio and generally administers the affairs of the Mercury HW Trust. As the investment adviser, Mercury Advisors is paid fees by the Fund for its services. A summary of the investment objective and strategy for the Fund is set forth below.

MERCURY HW INTERNATIONAL VALUE VIP PORTFOLIO. The Fund's investment objective is to provide current income and long-term growth of income, accompanied by growth of capital. The Fund invests at least 65% of its total assets in stocks in at least ten foreign markets. In investing the Fund, Mercury Advisors follows a value style. This means that it buys stocks that it believes are currently undervalued by the market and thus have a lower price than their true worth.

MFS(R) VARIABLE INSURANCE TRUST(SM)

MFS(R) Variable Insurance Trust(SM) ("MFS Trust") is registered with the Securities and Exchange Commission as an open-end management investment company. It currently offers the Account two of its separate investment portfolios.

Massachusetts Financial Services Company ("MFS"), a Delaware corporation, 500 Boylston Street, Boston, Massachusetts 02116, serves as the investment adviser to each Fund of MFS Trust. MFS is a subsidiary of Sun Life of Canada (U.S.) Financial Services Holdings, Inc., which, in turn, is a indirect wholly owned subsidiary of Sun Life Assurance Company of Canada. As the investment adviser, MFS is paid fees by the Fund for its services. A summary of the investment objective and strategy for each Fund is set forth below.

MFS EMERGING GROWTH SERIES. This Fund seeks long-term growth of capital. The Fund invests, under normal market conditions, at least 65% of its total assets in common stocks and related securities of emerging growth companies. These companies are companies that the Fund's adviser believes are either early in their life cycle but have the potential to become major enterprises or are major enterprises whose rates of earnings growth are expected to accelerate.

MFS INVESTORS TRUST SERIES. This Fund seeks mainly to provide long-term growth of capital and secondarily to provide reasonable current income. Under normal conditions, the Fund invests at least 65% of its total assets in common stock and related securities. Although the Fund may invest in companies of any size, it primarily invests in companies with larger market capitalizations and attractive valuations based on current and expected earnings or cash flow.

PIMCO VARIABLE INSURANCE TRUST

PIMCO Variable Insurance Trust ("PIMCO Trust") is registered with the Securities and Exchange Commission as an open-end management investment company. It currently offers the Account Administrative Class shares of one of its portfolios, the Total Return Bond Portfolio, to the Account. Pacific Investment Management Company ("PIMCO"), located at 840 Newport Center Drive, Suite 300 Newport Beach, California 92660, serves as the investment adviser to the Total Return Bond Portfolio. PIMCO is a wholly owned subsidiary partnership of PIMCO Advisors, L.P. As the investment adviser, PIMCO is paid fees by the Fund for its services. A summary of the investment objective and strategy for the Fund is set forth below.

TOTAL RETURN BOND PORTFOLIO. This Fund seeks to maximize total return, consistent with preservation of capital and prudent investment management. Under normal circumstances, the Fund invests at least 65% of its assets in a diversified portfolio of fixed income instruments of varying maturities. The average portfolio duration normally varies within a three- to six-year time frame based on PIMCO's forecast for interest rates.

SELIGMAN PORTFOLIOS, INC.

Seligman Portfolios, Inc. ("Seligman Portfolios") is registered with the Securities and Exchange Commission as an open-end management investment company. It currently offers the Account one of its portfolios, the Small-Cap Value Portfolio. J. & W. Seligman & Co. Incorporated ("Seligman"), located at 100 Park Avenue, New York, New York 10017 serves as the investment adviser to the Seligman Small-Cap Value Portfolio. As the investment adviser, Seligman is paid fees by the Fund for its services. A summary of the investment objective and strategy for the Fund is set forth below.

SELIGMAN SMALL-CAP VALUE PORTFOLIO. This Fund seeks long-term capital appreciation. Generally, the Fund invests at least 65% of its total assets in the common stocks of "value" companies with small market capitalization of up to $2 billion that the Fund manager believes have been undervalued, either historically, by the market, or by their peers.

VAN KAMPEN LIFE INVESTMENT TRUST

Van Kampen Life Investment Trust ("Van Kampen Trust") is registered with the Securities and Exchange Commission as a diversified open-end management company. It currently offers the Account one of its separate investment portfolios, the Emerging Growth Portfolio. Van Kampen Asset Management Inc. ("Van Kampen Management") is the portfolio's investment adviser. Van Kampen Management is located at 1 Parkview Plaza, Oakbrook Terrace, Illinois 60181-5555, and is a wholly owned subsidiary of Van Kampen Investments Inc. Van Kampen Investments Inc. is a diversified asset management company with more than two million retail investor accounts, extensive capabilities for managing institutional portfolios, and more than $81 billion under management or supervision as of March 31, 2001. Van Kampen Funds Inc., the distributor of the Fund, is also a wholly owned subsidiary of Van Kampen Investments Inc. Van Kampen Investments Inc. is an indirect wholly owned subsidiary of Morgan Stanley Dean Witter & Co. As the investment adviser, Van Kampen Management is paid fees by the Fund for its services. A summary of the investment objective and strategy for the Fund is set forth below.

EMERGING GROWTH PORTFOLIO. The investment objective of the Fund is to seek capital appreciation. Under normal market conditions, the Fund's investment adviser seeks to achieve the Fund's investment objective by investing at least 65% of the Fund's total assets in a portfolio of common stocks of emerging growth companies. Emerging growth companies are those domestic or foreign companies in the early stages of their life cycles that the Fund's investment adviser believes have rates of earnings growth expected to accelerate or whose rates of earnings growth are expected to exceed that of the overall economy (because of factors such as new or rejuvenated management, new products, services or markets, extended product cycles, acquisitions or as a result of changing markets or industry conditions), are early life cycle companies with the potential to become major enterprises, or have rising earnings expectations or rising valuations. Emerging growth companies may be of any size, including larger, more established companies or smaller, developing companies.

PURCHASES AND REDEMPTIONS OF FUND SHARES; REINVESTMENT

The Account will purchase and redeem shares of the Funds at net asset value to provide benefits under the Contract. Fund distributions to the Account are automatically reinvested at net asset value in additional shares of the Funds.

MATERIAL CONFLICTS, SUBSTITUTION OF INVESTMENTS AND CHANGES TO THE ACCOUNT

It is conceivable that material conflicts could arise as a result of both variable annuity and variable life insurance separate accounts investing in the Funds. Although no material conflicts are foreseen, the participating insurance companies will monitor events in order to identify any material conflicts between variable annuity and variable life insurance contract owners to determine what action, if any, should be taken. Material conflicts could result from such things as (1) changes in state insurance law, (2) changes in federal income tax law or (3) differences between voting instructions given by variable annuity and variable life insurance contract owners. If a conflict occurs, we may be required to eliminate one or more subaccounts of the Account or substitute a new subaccount. In responding to any conflict, we will take the action we believe necessary to protect our contract owners.

We may substitute a different investment option for any of the current Funds. A substitution may become necessary if, in our judgment, a portfolio no longer suits the purposes of the Contracts or for any other reason in our sole discretion. This may happen due to a change in laws or regulations, or a change in a portfolio's investment objectives or restrictions, or because the portfolio is no longer available for investment, or for some other reason. A substituted portfolio may have different fees and expenses. Substitution may be made with respect to existing contract value or future premium payments, or both for some or all classes of Contracts. Furthermore, we may close subaccounts to allocation of premium payments or contract value, or both for some or all classes of Contracts, at any time in our sole discretion. However, before any such substitution, we would need the approval of the Securities and Exchange Commission and applicable state insurance departments. We will notify you of any substitutions.

We may also add new subaccounts to the Account, eliminate subaccounts in the Account, deregister the Account under the Investment Company Act of 1940 (the "1940 Act"), make any changes required by the 1940 Act, operate the Account as a managed investment company under the 1940 Act or any other form permitted by law, transfer all or a portion of the assets of a subaccount or separate account to another subaccount or separate account pursuant to a combination or otherwise, and create new separate accounts. Before we make certain changes we need approval of the Securities and Exchange Commission and applicable state insurance departments. We will notify you of any changes.

                             CHARGES AND DEDUCTIONS

We deduct the charges described below to cover costs and expenses, services provided, and risks assumed under the Contracts. The amount of a charge may not necessarily correspond to the costs associated with providing the services or benefits. For example, the surrender charge may not fully cover all of the sales and distribution expenses we actually incur, and we may use proceeds from other charges in part to cover such expenses.

ASSET-BASED INSURANCE CHARGE

We currently impose an asset-based insurance charge on the Account that equals 1.55% annually. It will never exceed 1.55%.

We deduct this charge daily from the net asset value of the subaccounts. This amount compensates us for mortality risks we assume for the annuity payment and death benefit guarantees made under the Contract. These guarantees include making annuity payments which won't change based on our actual mortality experience, and providing a guaranteed minimum death benefit under the Contract.

The charge also compensates us for expense risks we assume to cover Contract maintenance expenses. These expenses may include issuing Contracts, maintaining records, and performing accounting, regulatory compliance, and reporting functions. Finally, this charge compensates us for costs associated with the establishment and administration of the Contract, including programs like transfers, Asset Allocation, Rebalancing, and Dollar Cost Averaging.

If the asset-based insurance charge is inadequate to cover the actual expenses of mortality, maintenance, and administration, we will bear the loss. If the charge exceeds the actual expenses, we will add the excess to our profit and it may be used to finance distribution expenses.

SURRENDER CHARGE

     WHEN IMPOSED

We may impose a surrender charge on withdrawals from the Account. This charge is for expenses relating to the sale of the Contract, such as commissions, preparation of sales literature, and other promotional activity. We impose the charge only on premium withdrawn from the Account held for less than three years. However, the Contract permits withdrawal of the "free withdrawal amount" annually without a surrender charge through lump-sum or systematic withdrawals. (See "Withdrawals and Surrenders".)

     AMOUNT OF CHARGE

The maximum charge is 6% of the premium withdrawn, during the first or second year after that premium is paid. The charge decreases to 5% in the third year, and to 0% after year three, as shown below.

NUMBER OF COMPLETE YEARS ELAPSED
     SINCE PREMIUM WAS PAID       SURRENDER CHARGE
--------------------------------  ----------------
               0                         6%
               1                         6%
               2                         5%
        3 or more years                  0%

The charge is calculated on total premiums withdrawn from the Account. If, however, your account value at the time of withdrawal is less than your premiums paid in, the charge is based on your account value. Gain in account value is never subject to this sales charge. We make withdrawals of any "free withdrawal amount" in any contract year as if gain is withdrawn first, followed by premiums. Withdrawals in excess of the "free withdrawal amount" will be effected as if premiums are withdrawn first. Premiums are assumed to be withdrawn on a first-in, first-out ("FIFO") basis. The example below explains this charge.

                         HOW THE SURRENDER CHARGE WORKS

If you made a $5,000 premium payment to the Account and withdrew the entire $5,000 two years later, we would impose a 5% charge on the $5,000 withdrawal. If you had made a $5,000 premium payment to the Account and due to negative investment experience only $4,500 remained in Account A when you withdrew it two years later, we would impose a 5% charge only on $4,500 of the original premium. If instead the $5,000 premium payment you made to the Account grew to $6,000 due to positive investment experience, and you withdrew $600 of gain in account value through withdrawals two years later, and thereafter withdrew the remaining $5,400 in a subsequent withdrawal that same year, we would not impose a surrender charge on the $600 withdrawn (as it represents gain, and not premium) and we would impose a 5% surrender charge only on $5,000 of the $5,400 subsequent withdrawal (as $400 of that amount represents gain).

     HOW DEDUCTED

We deduct the charge on a pro rata basis from among the subaccounts you're invested in, based on the ratio of your subaccount value to your Account A value. The example below shows how this works.

                              PRO-RATA DEDUCTIONS

Kim Investor's Contract has a current account value of $100,000. $60,000 is in the Basic Value Focus Subaccount, and $40,000 is in the Fundamental Growth Focus Subaccount. Kim withdraws $20,000 from the Contract, and the entire $20,000 is subject to a 5% surrender charge ($1,000). Accordingly, $600--60% of $1,000--is deducted from the Basic Value Focus Subaccount and $400--40% of $1,000--is deducted from the Fundamental Growth Focus Subaccount.

(See "Withdrawals and Surrenders" and "Accumulation Units" for a discussion of the effect of the deduction this charge will have on the number of accumulation units credited to a Contract.)

CONTRACT FEE

We may charge a $40 contract fee each year. We will only impose this fee if the greater of contract value, or premiums less withdrawals, is less than $25,000. Accordingly, if you have not made any withdrawals from your Contract (or your withdrawals have not decreased your investment in the Contract below $25,000), we will not impose this annual fee.

The contract fee reimburses us for additional expenses related to maintenance of certain Contracts with lower contract values. We do not deduct the contract fee after the annuity date. The contract fee will never increase.

If the contract fee applies, we will deduct it as follows:

     - We deduct this fee from your contract value on each contract anniversary that occurs on or before the annuity date.

     - We deduct this fee from your contract value if you surrender the contract on any date other than a contract anniversary.

     - We deduct this fee on a pro rata basis from all subaccounts in which your contract value is invested.

Currently, a contract owner of three or more Contracts will be assessed no more than $120 in contract fees annually. We reserve the right to change this limit on contract fees at any time.

OTHER CHARGES

     TRANSFER CHARGES

You may make up to twelve transfers among subaccounts per contract year without charge. If you make more than twelve, we may, but currently do not, charge you $25 for each extra transfer. We deduct this charge pro rata from the subaccounts from which you are transferring contract value. Currently, transfers made by us under the Dollar Cost Averaging Program, the Asset Allocation Program, and the Rebalancing Program will not count toward the twelve transfers permitted among subaccounts per contract year without charge. (See "Dollar Cost Averaging Program", "Asset Allocation Program", "Rebalancing Program", and "Transfers".)

     TAX CHARGES

We reserve the right, subject to any necessary regulatory approval, to charge for assessments or federal premium taxes or federal, state or local excise, profits or income taxes measured by or attributable to the receipt of premiums. We also reserve the right to deduct from the Account any taxes imposed on the Account's investment earnings. (See "Tax Status of the Contract".)

     FUND EXPENSES

In calculating net asset value, the Funds deduct advisory fees and operating expenses from assets. (See "Fee Table".) Information about those fees and expenses also can be found in the prospectuses for the Funds, and in the applicable Statement of Additional Information for each Fund.

     PREMIUM TAXES

Various states impose a premium tax on annuity premiums when they are received by an insurance company. In other jurisdictions, a premium tax is paid on the contract value on the annuity date.

Premium tax rates vary from jurisdiction to jurisdiction and currently range from 0% to 5%. Although we pay these taxes when due, we won't deduct them from your contract value until the annuity date. In those jurisdictions that do not allow an insurance company to reduce its current taxable premium income by the amount of any withdrawal, surrender or death benefit paid, we will also deduct a charge for these taxes on any withdrawal, surrender or death benefit paid under the Contract.

Premium tax rates are subject to change by law, administrative interpretations, or court decisions. Premium tax amounts will depend on, among other things, the contract owner's state of residence, our status within that state, and the premium tax laws of that state. New York does not currently impose a premium tax on annuity contracts.

                     FEATURES AND BENEFITS OF THE CONTRACT

As we describe the contract, we will often use the word "you". In this context "you" means "contract owner".

OWNERSHIP OF THE CONTRACT

The contract owner is entitled to exercise all rights under the Contract. Unless otherwise specified, the purchaser of the Contract will be the contract owner. The Contract can be owned by a trust or a corporation. However, special tax rules apply to Contracts owned by "non-natural persons" such as corporations or trusts. If you are a human being, you are considered a "natural person." You may designate a beneficiary. If you die, the beneficiary will receive a death benefit. You may also designate an annuitant. You may change the annuitant at any time prior to the annuity date. If you don't select an annuitant, you are the annuitant.

If a non-natural person owns the Contract and changes the annuitant, the Internal Revenue Code (IRC) requires us to treat the change as the death of a contract owner. We will then pay the beneficiary the death benefit.

When co-owners are established, they exercise all rights under the Contract jointly unless they elect otherwise. Co-owners may designate a beneficiary to receive benefits on the surviving co-owner's death. Qualified contracts may not have co-owners.

You may assign the Contract to someone else by giving notice to our Service Center. Only complete ownership of the Contract may be assigned to someone else. You can't do it in part. An assignment to a new owner cancels all prior beneficiary designations except a prior irrevocable beneficiary designation. Assignment of the Contract may have tax consequences or may be prohibited on certain qualified contracts, so you should consult with a qualified tax adviser before assigning the Contract. (See "Federal Income Taxes".)

ISSUING THE CONTRACT

     ISSUE AGE

You can buy a nonqualified Contract if you (and any co-owner) are less than 90 years old. Annuitants on nonqualified Contracts must not be older than 89 years old when we issue the Contract. For qualified

Contracts owned by natural persons, the contract owner and annuitant must be the same person. Contract owners and annuitants on qualified Contracts must be less than 70 1/2 years old when we issue the Contract.

     INFORMATION WE NEED TO ISSUE THE CONTRACT

Before we issue the Contract, you must complete and return a written application. Once we review and approve the application, and you pay the initial premium, we'll issue a Contract. Generally, we'll issue the Contract and invest the premium within two business days of our receiving your premium. If we haven't received necessary information within five business days, however, we will offer to return the premium and no Contract will be issued. You can consent to our holding the premium until we get all necessary information, and then we will invest the premium within two business days after we get the information.

     TEN DAY RIGHT TO REVIEW

When you get the Contract, review it carefully to make sure it is what you intended to purchase. Generally, within ten days after you receive the Contract, you may return it for a refund. The Contract will then be deemed void. Some states allow a longer period of time to return the Contract, particularly if the Contract is replacing another contract. To get a refund, return the Contract to our Service Center or to the Financial Advisor who sold it. We will then refund the greater of all premiums paid into the Contract or the contract value as of the date the Contract is returned.

PREMIUMS

     MINIMUM AND MAXIMUM PREMIUMS

Initial premium payments must be $25,000 or more. Subsequent premium payments generally must be $100 or more. You can make subsequent premium payments at any time before the annuity date. The maximum premium that will be accepted without Company approval is $1,000,000. We also reserve the right to reject subsequent premium payments.

The Contract is available as a non-qualified contract or may be issued as an IRA or purchased through an established IRA or Roth IRA custodial account with MLPF&S. Federal law limits maximum annual contributions to qualified contracts. Transfer amounts from tax-sheltered annuity plans that are not subject to the Employee Retirement Income Security Act of 1974, as amended, will be accepted as premium payments, as permitted by law. Other premium payments will not be accepted under a Contract used as a tax sheltered annuity. We may waive the $100 minimum for premiums paid under IRA Contracts held in custodial accounts with MLPF&S where you're transferring the complete cash balance of such account into a Contract.

     HOW TO MAKE PAYMENTS

You can pay premiums directly to our Service Center at the address printed on the first page of this Prospectus or have money debited from your MLPF&S brokerage account.

     AUTOMATIC INVESTMENT FEATURE

You may make systematic premium payments on a monthly, quarterly, semi-annual or annual basis. Each payment must be for at least $100. Premiums paid under this feature must be deducted from an MLPF&S brokerage account specified by you and acceptable to us. You must specify how premiums paid under this feature will be allocated among the subaccounts. If you select the Asset Allocation Program or the Rebalancing Program, premiums will be allocated based on the model or the specified subaccounts and percentages you have selected. You may change the specified premium amount, the premium allocation, or cancel the Automatic Investment Feature at any time upon notice to us. We reserve the right to make changes to this feature at any time.

     PREMIUM INVESTMENTS

For the first 14 days following the contract date, we'll hold all premiums in the Domestic Money Market Subaccount. After the 14 days, we'll reallocate the contract value to the subaccounts you selected.

Currently, you may allocate your premium among 10 of the subaccounts. Allocations must be made in whole numbers. For example, 12% of a premium received may be allocated to the Basic Value Focus Subaccount, 58% allocated to the Government Bond Subaccount, and 30% allocated to the Index 500 Subaccount. However, you may not allocate 33 1/3% to the Basic Value Focus Subaccount and 66 2/3% to the Government Bond Subaccount. If we don't get allocation instructions when we receive subsequent premiums, we will allocate those premiums according to the allocation instructions you last gave us. We reserve the right to modify the limit on the number of subaccounts to which future allocations may be made.

ACCUMULATION UNITS

Each subaccount has a distinct value, called the accumulation unit value. The accumulation unit value for a subaccount varies daily with the performance and expenses of the corresponding fund. We use this value to determine the number of subaccount accumulation units represented by your investment in a subaccount.

                    HOW ARE MY CONTRACT TRANSACTIONS PRICED?

We calculate an accumulation unit value for each subaccount at the close of trading on each day that the New York Stock Exchange is open. Transactions are priced, which means that accumulation units in your Contract are purchased (added to your Contract) or redeemed (taken out of your contract), at the unit value next calculated after our Service Center receives notice of the transaction. For premium payments and transfers into a subaccount, units are purchased. For payment of Contract proceeds (i.e., withdrawals, surrenders, annuitization, and death benefits), transfers out of a subaccount, and deductions for any contract fee, any surrender charge, any transfer charge, and any premium taxes due, units are redeemed.

                    HOW DO WE DETERMINE THE NUMBER OF UNITS?

We determine the number of units by dividing the dollar value of the amount of the purchase or transfer allocated to the subaccount by the value of one accumulation unit for that subaccount for the valuation period in which the purchase or transfer is made. The number of accumulation units in each subaccount credited to a Contract will therefore increase or decrease as these transactions are made. The number of subaccount accumulation units credited to a Contract will not change as a result of investment experience or the deduction of asset-based insurance charges. Instead, this charge and investment experience are reflected in the accumulation unit value.

When we establish a subaccount, we set an initial value for an accumulation unit (usually, $10). Accumulation unit values increase, decrease, or stay the same from one valuation period to the next. An accumulation unit value for any valuation period is determined by multiplying the accumulation unit value for the prior valuation period by the net investment factor for the subaccount for the current valuation period.

The net investment factor is an index used to measure the investment performance of a subaccount from one valuation period to the next. For any subaccount, we determine the net investment factor by dividing the value of the assets of the subaccount for that valuation period by the value of the assets of the subaccount for the preceding valuation period. We subtract from that result the daily equivalent of the asset-based insurance charge for the valuation period. We also take reinvestment of dividends and capital gains into account when we determine the net investment factor.

We may adjust the net investment factor to make provisions for any change in tax law that requires us to pay tax on earnings in the Account or any charge that may be assessed against the Account for assessments or premium taxes or federal, state or local excise, profits or income taxes measured by or attributable to the receipt of premiums. (See "Other Charges".)

               ADDITIONAL PROVISIONS APPLICABLE TO ALL CONTRACTS

DEATH OF ANNUITANT PRIOR TO ANNUITY DATE

If the annuitant dies before the annuity date, and the annuitant is not a contract owner, the owner may designate a new annuitant. If a new annuitant is not designated, the contract owner will become the annuitant unless any owner is not a natural person. If any contract owner is not a natural person, no new annuitant may be named and the death benefit will be paid to the beneficiary.

TRANSFERS AMONG SUBACCOUNTS

Before the annuity date, you may transfer all or part of your contract value among the subaccounts up to twelve times per contract year without charge. You can make additional transfers among subaccounts, but we may charge you $25 for each extra transfer. We will deduct the transfer charge pro rata from among the subaccounts you're transferring from. Currently, transfers made by us under the Dollar Cost Averaging Program, the Asset Allocation Program, and the Rebalancing Program will not count toward the twelve transfers permitted among subaccounts per contract year without charge. (See "Dollar Cost Averaging Program", "Asset Allocation Program", and "Rebalancing Program".) We reserve the right to change the number of additional transfers permitted each contract year.

Transfers among subaccounts may be made in specific dollar amounts or as a percentage of contract value. You must transfer at least $100 or the total value of a subaccount, if less.

You may request transfers in writing or by telephone, once we get proper telephone transfer authorization. Transfer requests may also be made through your Merrill Lynch Financial Advisor, or another person you designate, once we receive proper authorization. Transfers will take effect as of the end of the valuation period on the date the Service Center receives the request. We will consider telephone transfer requests received after 4:00 p.m. (ET) to be received the following business day.

An excessive number of transfers, including short-term "market timing" transfers, may adversely affect the performance of the underlying fund in which a subaccount invests. If, in our sole opinion, a pattern of excessive transfers develops, we reserve the right not to process a transfer request. We also reserve the right not to process a transfer request when the sale or purchase of shares of a Fund is not reasonably practicable due to actions taken or limitations imposed by the Fund.

DOLLAR COST AVERAGING PROGRAM

     WHAT IS IT?

The Contract offers an optional transfer program called Dollar Cost Averaging ("DCA"). This program allows you to reallocate money at monthly intervals from a designated subaccount to one or more other subaccounts. The DCA Program is intended to reduce the effect of short term price fluctuations on investment cost. Since we transfer the same dollar amount to selected subaccounts monthly, the DCA Program allows you to purchase more accumulation units when prices are low and fewer accumulation units when prices are high. Therefore, you may achieve a lower average cost per accumulation unit over the long-term. However, it is important to understand that a DCA Program does not assure a profit or protect against loss in a declining market. If you choose to participate in the DCA Program you should have the financial ability to continue making investments through periods of fluctuating markets.

If you choose to participate in the DCA Program, each month we will transfer amounts from the subaccount that you designate and allocate them, in accordance with your allocation instructions, to the subaccounts that you select.

If you choose the Asset Allocation Program or the Rebalancing Program, you cannot use the DCA Program. We reserve the right to make changes to this program at any time.

     PARTICIPATING IN THE DCA PROGRAM

You can choose the DCA Program any time before the annuity date. To choose the DCA Program, we must receive a written request from you. Once you start using the DCA Program, you must continue it for at least three months. After three months, you may cancel the DCA Program at any time by notifying us in writing. Once you reach the annuity date, you may no longer use this program.

     MINIMUM AMOUNTS

To elect the DCA Program, you need to have a minimum amount of money in the designated subaccount. We determine the amount required by multiplying the specified length of your DCA Program in months by your specified monthly transfer amount. Amounts of $100 or more must be allotted for transfer each month in the DCA Program. We reserve the right to change these minimums. Allocations must be designated in whole percentage increments. No specific dollar amount designations may be made. Should the amount in your selected subaccount drop below the selected monthly transfer amount, we'll notify you that you need to put more money in to continue the program.

     WHEN DO WE MAKE DCA TRANSFERS?

You select the date for DCA transfers. We will make the first DCA transfer on the selected date following the later of 14 days after the contract date or the date we receive notice of your DCA election at our Service Center. We'll make subsequent DCA transfers on the same day of each succeeding month. Currently, we don't charge for DCA transfers; they are in addition to the twelve annual transfers permitted without charge under the Contract.

ASSET ALLOCATION PROGRAM

Under the Asset Allocation Program, we will allocate your premiums and rebalance your contract value quarterly according to an asset allocation model you select based on your investment goals and risk tolerance. There are currently five asset allocation models to choose from:

     - Capital Preservation

     - Current Income

     - Income and Growth

     - Long-Term Growth

     - Aggressive Growth

Each model identifies specific subaccounts and the percentage of premium or contract value which should be allocated to each of those subaccounts. We may periodically adjust the composition of each model. Any adjustments become effective at the end of the calendar quarter.

The asset allocation models are not recommendations, have not been designed with your specific financial circumstances in mind, and may not be appropriate for any particular individual. There may be other allocations that would be more appropriate to satisfy your needs and goals.

After you elect the Asset Allocation Program, we allocate your premium in accordance with your selected model. On the last business day of each calendar quarter, we automatically reallocate your contract value to maintain the subaccounts and percentages for your selected model.

We perform this periodic rebalancing to take account of:

     - increases and decreases in contract value in each subaccount due to subaccount performance,

     - increases and decreases in contract value in each subaccount due to withdrawals, transfers, and premium payments, and

     - any adjustments we make to your selected model.

Asset allocation can be elected at issue or at any time after issue. You may elect the Asset Allocation Program in writing or by telephone, once we get proper telephone transfer authorization. If you elect the Asset Allocation Program, you must include all contract value in the program. We allocate all premiums paid under the automatic investment feature and, unless you instruct us otherwise, all other premiums in accordance with your selected model. The asset allocation model that you select under the program will override any prior percentage allocations that you have chosen and we will allocate all future premiums accordingly. You may change your selected model at any time. Once elected, you may instruct us, in a written form satisfactory to us, at any time to terminate the program. Currently, we don't charge for transfers under this program; they are in addition to the twelve annual transfers permitted without charge under the Contract.

We reserve the right to make changes to this program at any time. If you choose the Rebalancing Program or the DCA Program, you cannot use the Asset Allocation Program.

REBALANCING PROGRAM

Under the Rebalancing Program, we will allocate your premiums and rebalance your contract value quarterly according to the subaccounts and percentages you select based on your investment goals and risk tolerance.

After you elect the Rebalancing Program, we allocate your premiums in accordance with the subaccounts and percentages you have selected. On the last business day of each calendar quarter, we automatically reallocate your contract value to maintain the particular percentage allocation among the subaccounts that you have selected.

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

We perform this periodic rebalancing to take account of:

     - increases and decreases in contract value in each subaccount due to subaccount performance, and

     - increases and decreases in contract value in each subaccount due to withdrawals, transfers, and premium payments.

The Rebalancing Program can be elected at issue or at any time after issue. You may elect the Rebalancing Program in writing or by telephone, once we get proper telephone transfer authorization. If you elect the Rebalancing Program, you must include all contract value in the program. We allocate all premiums paid under the automatic investment feature and, unless you instruct us otherwise, all other premiums in accordance with the particular percentage allocation among the subaccounts that you have selected. The percentages that you select under the Rebalancing Program will override any prior percentage allocations that you have chosen and we will allocate all future premiums accordingly. You may change your allocations at any time. Once elected, you may instruct us, in a written form satisfactory to us, at any time to terminate the program. Currently, we don't charge for transfers under this program; they are in addition to the twelve annual transfers permitted without charge under the Contract.

We reserve the right to make changes to this program at any time. If you choose the Asset Allocation Program or the DCA Program, you cannot use the Rebalancing Program.

WITHDRAWALS AND SURRENDERS

     WHEN AND HOW WITHDRAWALS ARE MADE

Before the annuity date, you may make lump-sum withdrawals from the Contract. In addition, you may make systematic withdrawals, discussed below. We don't impose a surrender charge on withdrawals to the extent that they do not exceed the "free withdrawal amount" determined as of the date of the withdrawal request. The "free withdrawal amount" equals the greater of (a) or (b), where:

     (a) = 10% of total premiums paid into the Contract that have not been withdrawn in prior contract years and are subject to a surrender charge, less any prior withdrawals during that contract year; and

     (b) = the gain in the Contract plus premiums remaining in the Contract that are not subject to a surrender charge.

The gain in the Contract equals the excess, if any, of the contract value at the time of withdrawal over total premiums paid into the contract less prior withdrawals of these premiums.

Any amount previously withdrawn from the Account during that contract year will be taken in account in determining the "free withdrawal amount" available as of the date of the withdrawal request. We make withdrawals of any "free withdrawal amount" in any contract year as if gain is withdrawn first, followed by premiums. Withdrawals in excess of the "free withdrawal amount" will be effected as if premiums are withdrawn first. Premiums are assumed to be withdrawn on a first-in, first-out ("FIFO") basis. The contract value remaining after any withdrawal must be at least $5,000. Withdrawals are subject to tax to the extent of gain and prior to age 59 1/2 may also be subject to a 10% federal penalty tax. (See "Federal Income Taxes".)

EXAMPLE. Assume that you pay an initial premium of $100,000 and a Contract is issued on November 1, 2001. Assume that your contract value equals $105,000 on April 1, 2002 due to positive investment performance. On that date, you withdraw $20,000.

The "free withdrawal amount" equals $10,000 determined as the greater of (a) 10% of remaining premiums that are subject to a surrender charge, less any prior withdrawals during that contract year (10% of $100,000 = $10,000), and (b) gain ($105,000 - $100,000 = $5,000). Accordingly, $10,000 of your withdrawal would not be subject to a surrender charge, while the remaining $10,000 would be subject to a 6% surrender charge. After this withdrawal, contract value equals $84,400 ($105,000 - $20,600).

Unless you direct us otherwise, we will make lump-sum withdrawals from subaccounts in the same proportion as the subaccounts bear to your contract value. You may make a withdrawal request in writing to our Service Center. You may withdraw money by telephone, once you've submitted a proper telephone authorization form to our Service Center, but only if the amount withdrawn is to be paid into a Merrill Lynch brokerage account or sent to the address of record. We will consider telephone withdrawal requests received after 4:00 p.m. (ET) to be received the following business day.

     MINIMUM AMOUNTS

The minimum amount that may be withdrawn is $100. At least $5,000 must remain in the Contract after you make a withdrawal. We reserve the right to change these minimums.

     SYSTEMATIC WITHDRAWAL PROGRAM

You may have automatic withdrawals of a specified dollar amount made monthly, quarterly, semi-annually or annually. We currently limit the total amount of these withdrawals in any contract year to an amount no greater than 10% of the total premiums paid into the Account that have not been withdrawn in prior contract years and are subject to a surrender charge, plus 100% of total premiums paid into the Account that have not been withdrawn and are no longer subject to a surrender charge, less any prior amount withdrawn from the Account during that contract year.

We reserve the right to change the limitation on the total amount available through systematic withdrawals in a contract year at any time. However, you will always be permitted to make systematic withdrawals in a contract year of an amount at least equal to 10% of the total premiums paid into the Account, less any prior amounts withdrawn from the Account during that contract year.

Each withdrawal must be for at least $100 and the remaining contract value must be at least $5,000. You may change the specified dollar amount or frequency of withdrawals or stop the Systematic Withdrawal Program at any time upon notice to us. We will make systematic withdrawals from subaccounts in the same proportion as the subaccounts bear to your contract value. These systematic withdrawals are in addition to the lump-sum withdrawals permitted each year under the Contract.

We reserve the right to restrict the maximum amount that may be withdrawn each year under the Systematic Withdrawal Program and to make any other changes to this program at any time.

We will not impose a surrender charge on systematic withdrawals except to the extent that, when added to prior lump sum withdrawals from the Account in the same contract year, the systematic withdrawals exceed the "free withdrawal amount" described under "When and How Withdrawals are Made" above.

     SURRENDERS

At any time before the annuity date you may surrender the Contract through a full withdrawal. The Contract must be delivered to our Service Center. We will pay you an amount equal to the contract value as of the end of the valuation period when we process the surrender, minus any applicable surrender charge, minus any applicable contract fee, and minus any applicable charge for premium taxes. (See "Charges and Deductions".) You may receive this amount in a lump sum or apply it under an Annuity Option. (See "Annuity Options".) Surrenders are subject to tax and, prior to age 59 1/2, may also be subject to a 10% federal penalty tax. (See "Federal Income Taxes".)

PAYMENTS TO CONTRACT OWNERS

We'll make any payments to you usually within seven days of our Service Center receiving your proper request. However, we may delay any payment, or delay processing any annuity payment or transfer request if:

     (a) the New York Stock Exchange is closed;

     (b) trading on the New York Stock Exchange is restricted by the Securities and Exchange Commission;

     (c) the Securities and Exchange Commission declares that an emergency exists making it not reasonably practicable to dispose of securities held in the Account or to determine the value of the Account's assets;

     (d) the Securities and Exchange Commission by order so permits for the protection of security holders; or

     (e) payment is derived from a check used to make a premium payment which has not cleared through the banking system.

We reserve the right, at our option, to defer any payments in accordance with the Investment Company Act of 1940, as amended.

CONTRACT CHANGES

Requests to change the owner, beneficiary, annuitant, or annuity date of a Contract will take effect as of the date you sign such a request, unless we have already acted in reliance on the prior status. We are not responsible for the validity of such a request.

If you change the owner or annuitant on a nonqualified Contract, the new owner must be less than 90 years old, and the new annuitant must not be older than 89 years old. For qualified Contracts, if you change the owner or annuitant, the new owner or annuitant must be less than 70 1/2 years old.

DEATH BENEFIT

     GENERAL

Regardless of investment experience, the Contract provides a guaranteed minimum death benefit to the beneficiary if you die, or if the first co-owner dies, before the annuity date. (If an owner is a non-natural person, then the death of the annuitant will be treated as the death of the owner.)

We will pay the death benefit in a lump sum unless the beneficiary chooses an annuity payment option available under the Contract. (See "Annuity Options".) However, if you die before the annuity date, federal tax law generally requires us to distribute the entire contract value within five years of the date of death. Special rules may apply to a surviving spouse. (See "Federal Income Taxes".)

We determine the death benefit as of the date we receive certain information at our Service Center. We call this information due proof of death. It consists of the Beneficiary Statement, a certified death certificate, and any additional documentation we may need to process the death claim. If we haven't received the other documents within 60 days following our receipt of a certified death certificate, we will consider due proof of death to have been received and we will pay the death benefit in a lump sum.

If the age of an owner or annuitant, if the owner is a non-natural person, is misstated, any death benefit will be adjusted to reflect the correct age. Unless you irrevocably designated a beneficiary, you may change the beneficiary at any time before the annuity date.

Death benefit proceeds are taxable. (See "Federal Income Taxes -- Taxation of Death Benefit Proceeds".)

     SPOUSAL CONTINUATION

If your beneficiary is your surviving spouse, your spouse may elect to continue the Contract if you die before the annuity date. Your spouse becomes the contract owner and the beneficiary until he or she names a new beneficiary. If the death benefit which would have been paid to the surviving spouse is greater than the contract value as of the date we determine the death benefit, we will increase the contract value of the continued Contract to equal the death benefit we would have paid to the surviving spouse. Your interest in each subaccount then available for investment will be increased by the ratio of your contract value in each subaccount available for investment to your total contract value in the subaccounts available for investment. If the surviving co-owner is not the surviving spouse of the deceased owner, the contract may not be continued and the death benefit will be paid to the beneficiary.

     CALCULATION OF DEATH BENEFIT

Maximum Anniversary Value Death Benefit. If you (or the older owner, if the Contract has co-owners, or the annuitant, if the owner is a non-natural person) are under age 80 on the contract date, the death benefit is the greatest of:

     (i) the premiums paid into the Contract less "adjusted" withdrawals from the Contract;

     (ii)  the contract value; or

     (iii) the Maximum Anniversary Value.

For this formula, each "adjusted" withdrawal equals the amount withdrawn multiplied by the [greater of (a) or (b)] / (c) where:

a = premiums paid into the Contract less previous "adjusted" withdrawals;

b = the Maximum Anniversary Value; and

c = the contract value.

Values for (a), (b), and (c) are calculated immediately prior to the withdrawal.

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

Return of Premium Death Benefit. If you (or the older owner, if the Contract has co-owners, or the annuitant, if the owner is a non-natural person) are age 80 or over on the contract date, the death benefit is the greater of:

     (i) the premiums paid into the Contract less "adjusted" withdrawals from the Contract; or

     (ii)  the contract value.

For this formula, each "adjusted" withdrawal equals the amount withdrawn multiplied by (a) / (b) where:

a = premiums paid into the Contract less previous "adjusted" withdrawals; and

b = the contract value.

Both (a) and (b) are calculated immediately prior to the withdrawal.

     MAXIMUM ANNIVERSARY VALUE

The Maximum Anniversary Value is equal to the greatest anniversary value for the Contract. An anniversary value is equal to the contract value on a contract anniversary increased by premium payments and decreased by "adjusted" withdrawals since that anniversary. "Adjusted" withdrawals are calculated according to the formula that appears immediately above this section.

To determine the Maximum Anniversary Value, we will calculate an anniversary value for each contract anniversary through the earlier of your attained age 80 or the anniversary on or prior to your date of death. If the contract has co-owners, we will calculate the anniversary value through the earlier of the older owner's attained age 80 or the anniversary on or prior to any owner's date of death if a death benefit is payable. If an owner is a non-natural person, then the annuitant's age, rather than the owner's, will be used.

We will calculate the Maximum Anniversary Value based on your age (or the age of the older owner, if the Contract has co-owners, or the annuitant, if the owner is a non-natural person) on the contract date. Subsequent changes in owner will not increase the period of time used to determine the Maximum Anniversary Value. If a new owner has not reached attained age 80 and is older than the owner whose age is being used to determine the Maximum Anniversary Value at the time of the ownership change, the period of time used in the calculation of the Maximum Anniversary Value will be based on the age of the new owner at the time of the ownership change. If at the time of an ownership change the new owner is attained age 80 or over, we will use the Maximum Anniversary Value as of the anniversary on or prior to the ownership change, increased by premium payments and decreased by "adjusted" withdrawals since that anniversary.

FOR AN EXAMPLE OF THE CALCULATION OF THE MAXIMUM ANNIVERSARY VALUE DEATH BENEFIT, SEE APPENDIX A.

ANNUITY PAYMENTS

We'll make the first annuity payment on the annuity date, and payments will continue according to the annuity option selected. When you first buy the Contract, the annuity date for non-qualified Contracts is the first day of the month following the annuitant's 90th birthday. The annuity date for IRA or tax sheltered annuity Contracts is when the owner/annuitant reaches age 70 1/2. However, you may specify an earlier annuity date. You may change the annuity date at any time before the annuity date.

Contract owners may select from a variety of fixed annuity payment options, as outlined below in "Annuity Options." If you don't choose an annuity option, we'll use the Life Annuity with Payments Guaranteed for 10 Years annuity option when the contract owner reaches age 90 (age 70 1/2 for an IRA Contract or tax-sheltered annuity). You may change the annuity option before the annuity date. We reserve the right to limit annuity options available to IRA contract owners to comply with the Internal Revenue Code or regulations under it.

We determine the dollar amount of annuity payments by applying your contract value on the annuity date to our then current annuity purchase rates. The amount of your annuity payments will not be less than those that would be provided by application of the contract value to purchase a single premium immediate annuity contract offered by us for the same annuity plan. Purchase rates show the amount of periodic payment that a $1000 value buys. These rates are based on the annuitant's age and sex (where permitted) at the time payments begin, and will assume interest of not less than 3% per year. The rates will never be less than those shown in the Contract.

If the age and/or sex of the annuitant was misstated to us, resulting in an incorrect calculation of annuity payments, we will adjust future annuity payments to reflect the correct age and/or sex. We will deduct any amount we overpaid as the result of a misstatement from future payments with interest at an annual rate of 6%. Likewise, if we underpaid any amount as the result of a misstatement, we correct it with the next payment. We will pay interest on the underpayment at an annual rate of 6%.

If the contract value on the annuity date after the deduction of any applicable premium taxes is less than $2,000, we may cash out your Contract in a lump sum. If any annuity payment would be less than $20, we may change the frequency of payments so that all payments will be at least $20. Unless you tell us differently, we'll make annuity payments directly to your Merrill Lynch brokerage account.

ANNUITY OPTIONS

We currently provide the following fixed annuity payment options. After the annuity date, your contract value does not vary with the performance of the Account. We may in the future offer more options. Once you begin to receive annuity payments, you cannot change the payment option, payment amount, or the payment period. If you or the annuitant dies while guaranteed payments remain unpaid, several options provide the ability to take the present value of future guaranteed payments in a lump sum. If you are the annuitant and you die while guaranteed payments remain unpaid, your beneficiary can receive the rest of the guaranteed payments, or their present value in one lump sum, as they elect.

                    HOW WE DETERMINE PRESENT VALUE OF FUTURE
                          GUARANTEED ANNUITY PAYMENTS

Present value refers to the amount of money needed today to fund the remaining guaranteed payments under the annuity payment option you select. The primary factor in determining present value is the interest rate assumption we use. If you are receiving annuity payments under an option that gives you the ability to take the present value of future payments in a lump sum and you elect to take the lump sum we will use the same interest rate assumption in calculating the present value that we used to determine your payment stream at the time your annuity payments commenced.

     PAYMENTS OF A FIXED AMOUNT

We will make equal payments in an amount you choose until the sum of all payments equals the contract value applied, increased for interest credited of at least 3%. The amount you choose must provide at least five years of payments. These payments don't depend on the annuitant's life. If the annuitant dies before the guaranteed amount has been paid, you may elect to have payments continued for the amount guaranteed or to receive the present value of the remaining guaranteed payments in a lump sum. If the contract owner dies while guaranteed amounts remain unpaid, the beneficiary may elect to receive the present value of the remaining guaranteed payments in a lump sum.

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

     PAYMENTS FOR A FIXED PERIOD

We will make equal payments for a period you select of at least five years. These payments don't depend on the annuitant's life. If the annuitant dies before the end of the period, you may elect to have payments continued for the period guaranteed or to receive the present value of the remaining guaranteed payments in a lump sum. If the contract owner dies while guaranteed amounts remain unpaid, the beneficiary may elect to receive the present value of the remaining guaranteed payments in a lump sum.

     *LIFE ANNUITY

We make payments for as long as the annuitant lives. Payments will cease with the last payment made before the annuitant's death.

     LIFE ANNUITY WITH PAYMENTS GUARANTEED FOR 5, 10, 15, OR 20 YEARS

We make payments for as long as the annuitant lives. In addition, even if the annuitant dies before the period ends, we guarantee payments for either 5, 10, 15, or 20 years as you selected. If the annuitant dies before the guaranteed period ends, you may elect to have payments continued for the period guaranteed or to receive the present value of the remaining guaranteed payments in a lump sum. If the contract owner dies while guaranteed amounts remain unpaid, the beneficiary may elect to receive the present value of the remaining guaranteed payments in a lump sum.

     LIFE ANNUITY WITH GUARANTEED RETURN OF CONTRACT VALUE

We make payments for as long as the annuitant lives. In addition, even if the annuitant dies, we guarantee payments until the sum of all annuity payments equals the contract value applied. If the annuitant dies while guaranteed amounts remain unpaid, you may elect to have payments continued for the amount guaranteed or to receive the present value of the remaining guaranteed amount in a lump sum. If the contract owner dies while guaranteed amounts remain unpaid, the beneficiary may elect to receive the present value of the remaining guaranteed amount in a lump sum.

     *JOINT AND SURVIVOR LIFE ANNUITY

We make payments for the lives of the annuitant and a designated second person. Payments will continue as long as either one is living.

     JOINT AND SURVIVOR LIFE ANNUITY WITH PAYMENTS GUARANTEED FOR 5, 10, 15, OR 20 YEARS

We make payments during the lives of the annuitant and a designated second person. Payments will continue as long as either one is living. In addition, even if the annuitant and the designated second person die before the guaranteed period ends, we guarantee payments for either 5, 10, 15, or 20 years as you selected. If the annuitant and the designated second person die before the end of the period, you may elect to have payments continued for the period guaranteed or to receive the present value of the remaining guaranteed payments in a lump sum. If the contract owner dies while guaranteed amounts remain unpaid, the beneficiary may elect to receive the present value of the remaining guaranteed payments in a lump sum.

     INDIVIDUAL RETIREMENT ACCOUNT ANNUITY

This annuity option is available only to IRA contract owners. Payments will be made annually based on either (a) the life expectancy of the annuitant; (b) the joint life expectancy of the annuitant and his or

---------------
* These options are "pure" life annuities. Therefore, it is possible for the payee to receive only one annuity payment if the person (or persons) on whose life (lives) payment is based dies after only one payment or to receive only two annuity payments if that person (those persons) dies after only two payments, etc.

her spouse; (c) the life expectancy of the surviving spouse if the annuitant dies before the annuity date. Each annual payment will be determined in accordance with the applicable Internal Revenue Service regulations. Each subsequent payment will be made on the anniversary of the annuity date. Interest will be credited at our current rate for this option, but will not be less than 3%. On the death of the measuring life or lives prior to full distribution of the remaining value, we will pay that value to the beneficiary in a lump sum.

GENDER-BASED ANNUITY PURCHASE RATES

Generally, the Contract provides for gender-based annuity purchase rates when life annuity options are chosen. However, in states that have adopted regulations prohibiting gender-based rates, blended unisex annuity purchase rates will be applied to both male and female annuitants. Unisex annuity purchase rates will provide the same annuity payments for male or female annuitants that are the same age on their annuity dates.

Employers and employee organizations considering purchase of the Contract should consult with their legal advisor to determine whether purchasing a Contract containing gender-based annuity purchase rates is consistent with Title VII of the Civil Rights Act of 1964 or other applicable law. We may offer such contract owners Contracts containing unisex annuity purchase rates.

                              FEDERAL INCOME TAXES

FEDERAL INCOME TAXES

The following summary discussion is based on our understanding of current federal income tax law as the Internal Revenue Service (IRS) now interprets it. We can't guarantee that the law or the IRS's interpretation won't change. It does not purport to be complete or to cover all tax situations. This discussion is not intended as tax advice. Counsel or other tax advisors should be consulted for further information.

We haven't considered any applicable federal gift, estate or any state or other tax laws. Of course, your own tax status or that of your beneficiary can affect the tax consequences of ownership or receipt of distributions.

When you invest in an annuity contract, you usually do not pay taxes on your investment gains until you withdraw the money -- generally for retirement purposes. If your annuity is independent of any formal retirement or pension plan, it is termed a nonqualified contract. If you invest in a variable annuity as part of an individual retirement annuity or tax sheltered annuity, your contract is called a qualified contract. The tax rules applicable to qualified contracts vary according to the type of retirement plan and the terms and conditions of the plan.

TAX STATUS OF THE CONTRACT

     DIVERSIFICATION REQUIREMENTS

Section 817(h) of the Internal Revenue Code (IRC) and the regulations under it provide that separate account investments underlying a contract must be "adequately diversified" for it to qualify as an annuity contract under IRC section 72. The Account, through the subaccounts, intends to comply with the diversification requirements of the regulations under Section 817(h). This will affect how we make investments.

     OWNER CONTROL

In certain circumstances, owners of variable annuity contracts have been considered for Federal income tax purposes to be the owners of the assets of the separate account supporting their Contracts due to their ability to exercise investment control over those assets. When this is the case, the contract owners have been currently taxed on income and gains attributable to the separate account assets. There is little guidance in this area, and some features such as the flexibility of an owner to allocate premium payments and transfer contract accumulation values, have not been explicitly addressed in IRS published rulings. While we believe that the Contracts do not give owners investment control over Account assets, we reserve the right to modify the Contracts as necessary to prevent an owner from being treated as the owner of the Account assets supporting the Contract.

     REQUIRED DISTRIBUTIONS

To qualify as an annuity contract under Section 72(s) of the IRC, a non-qualified annuity contract must provide that: (a) if any owner dies on or after the annuity starting date but before all amounts under the Contract have been distributed, the remaining amounts will be distributed at least as quickly as under the method being used when the owner died; and (b) if any owner dies before the annuity starting date, all amounts under the Contract will be distributed within five years of the date of death. So long as the distributions begin within a year of the owner's death, the IRS will consider these requirements satisfied for any part of the owner's interest payable to or for the benefit of a "designated beneficiary" and distributed over the beneficiary's life or over a period that cannot exceed the beneficiary's life expectancy. A designated beneficiary is the person the owner names as beneficiary and who assumes ownership when the owner dies. A designated beneficiary must be a natural person. If the deceased owner's spouse is the designated beneficiary, he or she can continue the Contract when such contract owner dies.

The Contract is designed to comply with Section 72(s). We will review the Contract and amend it if necessary to make sure that it continues to comply with the section's requirements.

Other rules regarding required distributions apply to Individual Retirement Annuities and tax sheltered annuities.

TAXATION OF ANNUITIES

     IN GENERAL

IRC Section 72 governs annuity taxation generally. We believe an owner who is a natural person usually won't be taxed on increases in the value of a contract until there is a distribution (i.e., the owner withdraws all or part of the accumulation or takes annuity payments). Assigning, pledging, or agreeing to assign or pledge any part of the accumulation usually will be considered a distribution. Distributions of accumulated investment earnings are taxable as ordinary income.

The owner of any annuity contract who is not a natural person (e.g., a corporation or a trust) generally must include in income any increase in the excess of the accumulation over the "investment in the contract" during the taxable year. There are some exceptions to this rule and a prospective owner that is not a natural person may wish to discuss them with a competent tax advisor.

The following discussion applies generally to Contracts owned by a natural person:

     WITHDRAWALS AND SURRENDERS

When you take a withdrawal from a Contract, the amount received generally will be treated as ordinary income subject to tax up to an amount equal to the excess (if any) of the contract value immediately before the distribution over the investment in the Contract (generally, the premiums or other consideration paid for the Contract, reduced by any amount previously distributed from the Contract that was not subject to tax) at that time. Other rules apply to Individual Retirement Annuities and tax sheltered annuities.

If you withdraw your entire contract value, you will be taxed only on the part that exceeds your "investment in the contract."

     ANNUITY PAYMENTS

Although tax consequences may vary depending on the annuity option selected under an annuity contract, a portion of each annuity payment is generally not taxed and the remainder is taxed as ordinary income. The non-taxable portion of an annuity payment is generally determined in a manner that is designed to allow you to recover your investment in the Contract ratably on a tax-free basis over the expected stream of annuity payments, as determined when annuity payments start. Once your investment in the Contract has been fully recovered, however, the full amount of each annuity payment is subject to tax as ordinary income.

     TAXATION OF DEATH BENEFIT PROCEEDS

Amounts may be paid from a Contract because an owner or annuitant (if an owner is not a natural person) has died. If the payments are made in a single sum, they're taxed the same way a full withdrawal from the Contract is taxed. If they are distributed as annuity payments, they're taxed as annuity payments.

PENALTY TAX ON SOME WITHDRAWALS

You may have to pay a penalty tax (10 percent of the amount treated as taxable income) on some withdrawals. However, there is usually no penalty on distributions:

     (1) on or after you reach age 59 1/2;

     (2) after you die (or after the annuitant dies, if an owner isn't an individual);

     (3) after you become disabled; or

     (4) that are part of a series of substantially equal periodic (at least annual) payments for your life (or life expectancy) or the joint lives (or life expectancies) of you and your beneficiary.

Other exceptions may be applicable under certain circumstances and special rules may apply in connection with the exceptions listed above. Also, additional exceptions apply to distributions from an Individual Retirement Annuity or tax sheltered annuity. You should consult a tax adviser with regard to exceptions from the penalty tax.

TRANSFERS, ASSIGNMENTS, OR EXCHANGES OF A CONTRACT

Transferring or assigning ownership of the Contract, designating a payee or beneficiary who is not also the owner, or exchanging a Contract can have other tax consequences that we don't discuss here. If you're thinking about any of those transactions, contact a tax advisor.

WITHHOLDING

Annuity distributions usually are subject to withholding for the recipient's federal income tax liability at rates that vary according to the type of distribution and the recipient's tax status. However, except for certain distributions from tax sheltered annuities, recipients can usually choose not to have tax withheld from distributions.

MULTIPLE CONTRACTS

All non-qualified deferred annuity Contracts that we (or our affiliates) issue to the same owner during any calendar year are generally treated as one annuity Contract for purposes of determining the amount includible in such owner's income when a taxable distribution occurs. This could affect when income is taxable and how much is subject to the ten percent penalty tax discussed above.

POSSIBLE CHANGES IN TAXATION

Although the likelihood of legislative change is uncertain, there is always the possibility that the tax treatment of the Contracts could change by legislation or other means. It is also possible that any change could be retroactive (that is, effective prior to the date of the change). A tax adviser should be consulted with respect to legislative developments and their effect on the Contract.

POSSIBLE CHARGE FOR OUR TAXES

Currently we don't charge the Account for any federal, state, or local taxes on them or the Contracts (other than premium taxes), but we reserve the right to charge the Account or the Contracts for any tax or other cost resulting from the tax laws that we believe should be attributed to them.

INDIVIDUAL RETIREMENT ANNUITIES

     TRADITIONAL IRAS

Section 408 of the IRC permits eligible individuals to contribute to an individual retirement program known as an "Individual Retirement Annuity" or "IRA." This Contract is available for purchase either as an IRA or through an established IRA custodial account with MLPF&S. An individual may make annual contributions of up to the lesser of a limit specified in the IRC or 100% of adjusted gross income to an IRA. The contributions may be deductible in whole or in part, depending on the individual's income. Distributions from certain pension plans may be "rolled over" into an IRA on a tax-deferred basis without regard to these limits. Amounts in the IRA (other than nondeductible contributions) are taxed when distributed from the IRA. A 10% penalty tax generally applies to distributions made before age 59 1/2, unless certain exceptions apply. IRAs have minimum distribution rules that govern the timing and amount of distributions. You should refer to your adoption agreement or consult a tax advisor for more information about these distribution rules. Adverse tax consequences may result if you do not ensure that contributions, distributions and other transactions with respect to the Contract comply with the law.

     ROTH IRAS

A Contract is available for purchase by an individual who has separately established a Roth IRA custodial account with MLPF&S. Roth IRAs, as described in section 408A of the IRC, permit certain eligible individuals to contribute to make non-deductible contributions to a Roth IRA in cash or as a rollover or transfer from another Roth IRA or other IRA. An individual may make annual contributions to a Roth IRA of up to the lesser of a limit specified in the IRC or 100% of adjusted gross income. A rollover from or conversion of an IRA to a Roth IRA is generally subject to tax and other special rules apply. You may wish to consult a tax adviser before combining any converted amounts with any other Roth IRA contributions, including any other conversion amounts from other tax years. Distributions from a Roth IRA generally are not taxed, except that, once aggregate distributions exceed contributions to the Roth IRA, income tax and a 10% penalty tax may apply to distributions made (1) before age 59 1/2 (subject to certain exceptions) or (2) during the five taxable years starting with the year in which the first contribution is made to any Roth IRA. A 10% penalty tax may apply to amounts attributable to a conversion from an IRA if they are distributed during the five taxable years beginning with the year in which the conversion was made.

     OTHER TAX ISSUES FOR IRAS AND ROTH IRAS

Total annual contributions to all of an individual's IRAs and Roth IRAs may not exceed a limit specified in the IRC or 100% of the individual's adjusted gross income. Distributions from an IRA or Roth IRA generally are subject to withholding for the participant's federal income tax liability. The withholding rate varies according to the type of distribution and the owner's tax status. The owner will be provided the opportunity to elect not have tax withheld from distributions.

The IRS has not reviewed the Contract for qualification as an IRA or Roth IRA, and has not addressed in a ruling of general applicability whether a death benefit provision such as the enhanced death benefit provision in the Contract comports with IRA and Roth IRA qualification requirements. Disqualification of the policy as an IRA or Roth IRA could result in the immediate taxation of amounts held in the Contract and the imposition of penalty taxes.

TAX SHELTERED ANNUITIES

Section 403(b) of the IRC allow employees of certain Section 501(c)(3) organizations and public schools to exclude from their gross income the premium payments made, within certain limits, on a contract that will provide an annuity for the employee's retirement. Transfer amounts from tax sheltered annuity plans that are not subject to the Employee Retirement Income Security Act of 1974, as amended, are accepted as premium payments, as permitted by law, under a Contract. Other premium payments, including premium payments subject to IRC
Section 402(g), will not be accepted. Distributions of (1) salary reduction contributions made in years beginning after December 31, 1988; (2) earnings on those contributions; and (3) earnings on amounts held as of the last year beginning before January 1, 1989, are not allowed prior to age 59 1/2, separation from service, death or disability. Salary reduction contributions may also be distributed upon hardship, but would generally be subject to penalties. Distributions from a tax sheltered annuity are generally subject to a mandatory 20% federal income tax withholding. The Contract includes an enhanced death benefit provision that could be characterized as an incidental benefit, the amount of which is limited in a tax sheltered annuity. Because the enhanced death benefit may exceed this limitation, individuals using the Contract in connection with such plans should consult their tax advisors.

                               OTHER INFORMATION

NOTICES AND ELECTIONS

You must send any changes, notices, and/or choices for your Contract to our Service Center. These requests must be in writing and signed unless you have submitted a telephone authorization form. If you have submitted an authorization form, you may make the following choices via telephone:

  1. Transfers

  2. Premium allocation

  3. Withdrawals, other than full surrenders

  4. Requests to change the annuity date

We will use reasonable procedures to confirm that a telephone request is proper. These procedures may include possible tape recording of telephone calls and obtaining appropriate identification before effecting any telephone transactions. We do not have any liability if we act on a request that we reasonably believe is proper.

Telephone systems may not always be available. Any telephone system, whether it is yours, your service provider's, your Financial Advisor's, or ours, can experience outages or slowdowns for a variety of reasons. These outages or slowdowns may delay or prevent our processing of your request. Although we have taken precautions to help our systems handle heavy use, we cannot promise reliability under all circumstances. If you are experiencing problems, you should make your request by writing to our Service Center.

VOTING RIGHTS

We own all Fund shares held in the Account. As the owner, we have the right to vote on any matter put to vote at any Funds' shareholder meetings. However, we will vote all Fund shares attributable to Contracts by following instructions we receive from you. If we don't receive voting instructions, we'll vote those shares in the same proportion as shares for which we receive instructions. We determine the number of shares you may give voting instructions on by dividing your interest in a subaccount by the net asset value per share of the corresponding Fund. We'll determine the number of shares you may give voting instructions on as of a record date we choose. We may vote Fund shares in our own right if laws change to permit us to do so.

You have voting rights until the annuity date. You may give voting instructions concerning:

  (1) the election of a Fund's Board of Directors;

  (2) ratification of a Fund's independent accountant;

  (3) approval of the investment advisory agreement for a Fund corresponding to your selected subaccounts;

  (4) any change in a fundamental investment policy of a Fund corresponding to your selected subaccounts; and

  (5) any other matter requiring a vote of the Fund's shareholders.

REPORTS TO CONTRACT OWNERS

At least once each contract year before the annuity date, we will send you information about your Contract. It will outline all your Contract transactions during the year, your Contract's current number of accumulation units in each subaccount, the value of each accumulation unit of each subaccount, and the contract value.

You will also receive an annual and a semi-annual report containing financial statements and a list of portfolio securities of the Funds.

SELLING THE CONTRACT

MLPF&S is the principal underwriter of the Contract. Its principal business address is World Financial Center, 250 Vesey Street, New York, New York 10281. It was organized in 1958 under the laws of the state of Delaware and is registered as a broker-dealer under the Securities Exchange Act of 1934. It is a member of the National Association of Securities Dealers, Inc. MLPF&S is an indirect wholly owned subsidiary of Merrill Lynch & Co., Inc.

Registered representatives (Financial Advisors) of MLPF&S sell the Contract. These Financial Advisors are registered with the NASD, licensed as insurance agents in the states in which they do business, and appointed through Merrill Lynch Life Agency, Inc. as our insurance agents. Through a distribution agreement we have with MLPF&S and companion sales agreements we have with the Merrill Lynch Life Agency, Inc., Merrill Lynch Life Agency, Inc. and/or MLPF&S compensates the Financial Advisors. The maximum commission paid to a Financial Advisor is 1.13% of each premium. In addition, on the annuity date, the Financial Advisor will receive compensation of up to 1.5% of contract value not subject to a sales charge. Financial Advisors may also be paid additional annual compensation of up to 0.41% of contract value. Reduced compensation may be paid on Contracts purchased by our employees or their spouses or dependents.

The maximum commission we will pay to the applicable insurance agency to be used to pay commissions to Financial Advisors is 3.5% of each premium. In addition, the maximum commission we will pay to the applicable insurance agency on the annuity date is 2.40% of contract value.

MLPF&S may arrange for sales of the Contract by other broker-dealers. Registered representatives of these other broker-dealers may be compensated on a different basis than MLPF&S Financial Advisors; however, commissions paid to registered representatives of these broker-dealers will not exceed those described above. Selling firms may retain a portion of commissions. We pay commissions through the registered broker-dealer, and may pay additional compensation to the broker-dealer and/or reimburse it for a portion of expenses relating to sales of the Contract. The registered representative may receive a portion of the expense reimbursement allowance paid to the broker-dealer.

Registered representatives of MLPF&S are eligible for various cash benefits, such as bonuses, insurance benefits and financing arrangements, and non-cash compensation programs that MLPF&S offers, such as conferences, trips and awards. Other payments may be made for services that do not directly involve the sale of the Contracts. These services may include the recruitment and training of personnel, production or promotional literature, and similar services.

We intend to recoup commissions and other sales expenses through fees and charges imposed under the Contract. Commissions paid on the Contract, including other incentives or payments, are not charged directly to the contract owners or the Account.

We offer the Contracts to the public on a continuous basis. We anticipate continuing to offer the Contracts, but reserve the right to discontinue the offering.

STATE REGULATION

We are subject to the laws of the State of New York and to the regulations of the New York Insurance Department. We are also subject to the insurance laws and regulations of all jurisdictions in which we're licensed to do business.

We file an annual statement with the insurance departments of jurisdictions where we do business. The statement discloses our operations for the preceding year and our financial condition as of the end of that year. Our books and accounts are subject to insurance department review at all times. The New York Insurance Department, in conjunction with the National Association of Insurance Commissioners, conducts a full examination of our operations periodically.

LEGAL PROCEEDINGS

There are no legal proceedings involving the Account. We and MLPF&S are engaged in various kinds of routine litigation that, in our judgment, are not material to our total assets.

EXPERTS

Deloitte & Touche LLP, independent auditors, have audited our financial statements as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000. They've also audited the financial statements of the Account as of December 31, 2000 and for the periods presented in the Statement of Additional Information. We include these financial statements in reliance upon the reports of Deloitte & Touche LLP given upon their authority as experts in accounting and auditing. Their principal business address is Two World Financial Center, New York, New York 10281-1420.

LEGAL MATTERS

Our organization, our authority to issue the Contract, and the validity of the form of the Contract have been passed upon by Barry G. Skolnick, our General Counsel. Sutherland Asbill & Brennan LLP of Washington, D.C. has provided advice on certain matters relating to federal securities laws.

REGISTRATION STATEMENTS

Registration Statements that relate to the Contract and its investment options have been filed with the Securities and Exchange Commission under the Securities Act of 1933 and the Investment Company Act of 1940. This Prospectus does not contain all of the information in the registration statements. You can obtain the omitted information from the Securities and Exchange Commission's principal office in Washington, D.C., upon payment of a prescribed fee.

          TABLE OF CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION

The contents of the Statement of Additional Information for the Contract include the following:

OTHER INFORMATION
  Principal Underwriter
  Financial Statements
  Administrative Services Arrangements

CALCULATION OF YIELDS AND TOTAL RETURNS

FINANCIAL STATEMENTS OF ML OF NEW YORK VARIABLE ANNUITY
SEPARATE ACCOUNT A

FINANCIAL STATEMENTS OF ML LIFE INSURANCE COMPANY OF NEW
YORK

                                   APPENDIX A

EXAMPLE: Assume that you are under age 80 at issue. You pay an initial premium of $100,000 on October 1, 2001 and a subsequent premium of $10,000 on April 1, 2003. You also make a withdrawal of $50,000 (including any applicable surrender charge) on May 1, 2003. Your death benefit, based on HYPOTHETICAL Contract values and transactions, and resulting hypothetical maximum anniversary values ("MAV"), are illustrated below. This example assumes hypothetical positive and negative investment performance of the Account, as indicated, to demonstrate the calculation of the death benefit value. There is, of course, no assurance that the Account will experience positive investment performance. The example does not reflect the deduction of fees and charges. FOR A DETAILED EXPLANATION OF HOW WE CALCULATE THE DEATH BENEFIT, SEE "DEATH BENEFIT."

                                                                                             (A)         (B)        (C)
                                                                        ----------------  ---------  -----------  --------
                                                                          TRANSACTIONS      PREMS
                                                                        ----------------  LESS ADJ.  MAX ANNIV.   CONTRACT
  DATE                                                                   PREM.   WITHDR.  WITHDRS.   VALUE (MAV)   VALUE
--------------------------------------------------------------------------------------------------------------------------
10/01/01  THE CONTRACT IS ISSUED                                        100,000             100,000            0   100,000
          MAV is $0 until first contract anniversary
10/01/02  FIRST CONTRACT ANNIVERSARY                                                        100,000      110,000   110,000
          Assume contract value increased by $10,000 due to positive investment performance
          Anniversary value for 10/1/2002 = Contract value on
          10/1/2002 = $110,000
          MAV = greatest of anniversary values = $110,000
04/01/03  OWNER PUTS IN $10,000 ADDITIONAL PREMIUM                       10,000             110,000      120,000   114,000
          Assume contract value decreased by $6,000 due to negative
          investment performance
          Anniversary value for 10/1/2002 = Contract value on
          10/1/2002 + premiums added since that
          anniversary = $110,000 + $10,000 = $120,000
          MAV = greatest of anniversary values = $120,000
05/01/03  OWNER TAKES A $50,000 WITHDRAWAL                                        50,000     50,000       60,000    50,000
          Assume contract value decreased by $14,000 due to negative investment performance
          Anniversary value for 10/1/2002 = contract value on
          10/1/2002 + premiums added - adjusted
          withdrawals since that anniversary = $110,000 + $10,000 -
          $60,000 = $60,000
          Adjusted withdrawal = withdrawal X maximum (MAV, prems -  adj. withdrs.)
                                             -------------------------------------
                                                         contract value
          = $50,000 X maximum (120,000, 110,000)/100,000
          = $50,000 X 120,000/100,000 = $60,000
          (Note: all values are determined immediately prior to the
          withdrawal)
          MAV = greatest of anniversary values = $60,000
10/01/03  SECOND CONTRACT ANNIVERSARY                                                        50,000       60,000    55,000
          Assume contract value increased by $5,000 due to positive
          investment performance
          Anniversary value for 10/1/2002 = $60,000
          Anniversary value for 10/1/2003 = contract value on
          10/1/2003 = $55,000
          MAV = greatest of anniversary values = maximum ($60,000,
          $55,000) = $60,000
10/01/04  THIRD CONTRACT ANNIVERSARY                                                         50,000       65,000    65,000
          Assume contract value increased by $10,000 due to positive investment performance
          Anniversary value for 10/1/2002 = $60,000
          Anniversary value for 10/1/2003 = contract value on
          10/1/2003 = $55,000
          Anniversary value for 10/1/2004 = contract value on
          10/1/2004 = $65,000
          MAV = greatest of anniversary values = maximum ($60,000,
          $55,000, $65,000) = $65,000

  DATE                                                                           DEATH BENEFIT
--------------------------------------------------------------------------------------------------------
10/01/01  THE CONTRACT IS ISSUED                                        100,000 maximum of (A), (B), (C)
          MAV is $0 until first contract anniversary
10/01/02  FIRST CONTRACT ANNIVERSARY                                    110,000 maximum of (A), (B), (C)
          Assume contract value increased by $10,000 due to positive investment performance
          Anniversary value for 10/1/2002 = Contract value on
          10/1/2002 = $110,000
          MAV = greatest of anniversary values = $110,000
04/01/03  OWNER PUTS IN $10,000 ADDITIONAL PREMIUM                      120,000 maximum of (A), (B), (C)
          Assume contract value decreased by $6,000 due to negative
          investment performance
          Anniversary value for 10/1/2002 = Contract value on
          10/1/2002 + premiums added since that
          anniversary = $110,000 + $10,000 = $120,000
          MAV = greatest of anniversary values = $120,000
05/01/03  OWNER TAKES A $50,000 WITHDRAWAL                              60,000 maximum of (A), (B), (C)
          Assume contract value decreased by $14,000 due to negative investment performance
          Anniversary value for 10/1/2002 = contract value on
          10/1/2002 + premiums added - adjusted
          withdrawals since that anniversary = $110,000 + $10,000 -
          $60,000 = $60,000
          Adjusted withdrawal = withdrawal X maximum (MAV, prems -  adj. withdrs.)
                                             -------------------------------------
                                                         contract value
          = $50,000 X maximum (120,000, 110,000)/100,000
          = $50,000 X 120,000/100,000 = $60,000
          (Note: all values are determined immediately prior to the
          withdrawal)
          MAV = greatest of anniversary values = $60,000
10/01/03  SECOND CONTRACT ANNIVERSARY                                   60,000 maximum of (A), (B), (C)
          Assume contract value increased by $5,000 due to positive
          investment performance
          Anniversary value for 10/1/2002 = $60,000
          Anniversary value for 10/1/2003 = contract value on
          10/1/2003 = $55,000
          MAV = greatest of anniversary values = maximum ($60,000,
          $55,000) = $60,000
10/01/04  THIRD CONTRACT ANNIVERSARY                                    65,000 maximum of (A), (B), (C)
          Assume contract value increased by $10,000 due to positive investment performance
          Anniversary value for 10/1/2002 = $60,000
          Anniversary value for 10/1/2003 = contract value on
          10/1/2003 = $55,000
          Anniversary value for 10/1/2004 = contract value on
          10/1/2004 = $65,000
          MAV = greatest of anniversary values = maximum ($60,000,
          $55,000, $65,000) = $65,000

STATEMENT OF ADDITIONAL INFORMATION
            , 2001

               ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A

         FLEXIBLE PREMIUM INDIVIDUAL DEFERRED VARIABLE ANNUITY CONTRACT

                                   ISSUED BY

                     ML LIFE INSURANCE COMPANY OF NEW YORK

                   HOME OFFICE: 100 CHURCH STREET, 11TH FLOOR
                         NEW YORK, NEW YORK 10080-6511
                         SERVICE CENTER: P.O. BOX 44222
                        JACKSONVILLE, FLORIDA 32231-4222
                           4804 DEER LAKE DRIVE EAST
                          JACKSONVILLE, FLORIDA 32246
                             PHONE: (800) 333-6524

                                OFFERED THROUGH

               MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

This individual deferred variable annuity contract (the "Contract") is designed to provide comprehensive and flexible ways to invest and to create a source of income protection for later in life through the payment of annuity benefits. An annuity is intended to be a long term investment. Contract owners should consider their need for deferred income before purchasing the Contract. The Contract is issued by ML Life Insurance Company of New York ("ML of New York") both on a nonqualified basis, and as an Individual Retirement Annuity ("IRA") that is given qualified tax status. The Contract may also be purchased through an established IRA or Roth IRA custodial account with Merrill Lynch, Pierce, Fenner & Smith Incorporated. Transfer amounts from tax sheltered annuity plans that are not subject to the Employee Retirement Income Security Act of 1974, as amended, will be accepted as premium payments, as permitted by law. Other premium payments will not be accepted under a Contract used as a tax sheltered annuity.

This Statement of Additional Information is not a Prospectus and should be read
together with the Contract's Prospectus dated             , 2001, which is
available on request and without charge by writing to or calling ML of New York at the Service Center address or phone number set forth above.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
OTHER INFORMATION...........................................    3
Principal Underwriter.......................................    3
Financial Statements........................................    3
Administrative Services Arrangements........................    3

CALCULATION OF YIELDS AND TOTAL RETURNS.....................    3
Money Market Yields.........................................    3
Other Subaccount Yields.....................................    4
Total Returns...............................................    5

FINANCIAL STATEMENTS OF ML OF NEW YORK VARIABLE ANNUITY
  SEPARATE ACCOUNT A........................................  S-1

FINANCIAL STATEMENTS OF ML LIFE INSURANCE COMPANY OF NEW
  YORK......................................................  G-1

                               OTHER INFORMATION

PRINCIPAL UNDERWRITER

Merrill Lynch, Pierce, Fenner & Smith Incorporated, an affiliate of ML of New York, performs all sales and distribution functions regarding the Contracts and may be deemed the principal underwriter of ML of New York Variable Annuity Separate Account A (the "Account") under the Investment Company Act of 1940. The offering is continuous. For the year ended December 31, 2000, Merrill Lynch, Pierce, Fenner & Smith Incorporated received $8.2 million in commissions from the Account.

FINANCIAL STATEMENTS

The financial statements of ML of New York included in this Statement of Additional Information should be distinguished from the financial statements of the Account and should be considered only as bearing upon the ability of ML of New York to meet any obligations it may have under the Contract.

ADMINISTRATIVE SERVICES ARRANGEMENTS

ML of New York has entered into a Service Agreement with its parent, Merrill Lynch Insurance Group, Inc. ("MLIG") pursuant to which ML of New York can arrange for MLIG to provide directly or through affiliates certain services. Pursuant to this agreement, ML of New York has arranged for MLIG to provide administrative services for the Account and the Contracts, and MLIG, in turn, has arranged for a subsidiary, Merrill Lynch Insurance Group Services, Inc. ("MLIG Services"), to provide these services. Compensation for these services, which will be paid by ML of New York, will be based on the charges and expenses incurred by MLIG Services, and will reflect MLIG Services' actual costs. No amounts paid pursuant to this agreement in the past three years were attributable to the Contracts.

                    CALCULATION OF YIELDS AND TOTAL RETURNS

MONEY MARKET YIELD

From time to time, ML of New York may quote in advertisements and sales literature the current annualized yield for the Domestic Money Market Subaccount for a 7-day period in a manner that does not take into consideration any realized or unrealized gains or losses on shares of the underlying Funds or on their respective portfolio securities. The current annualized yield is computed by: (a) determining the net change (exclusive of realized gains and losses on the sales of securities and unrealized appreciation and depreciation) at the end of the 7-day period in the value of a hypothetical account under a Contract having a balance of 1 unit at the beginning of the period, (b) dividing such net change in account value by the value of the account at the beginning of the period to determine the base period return; and (c) annualizing this quotient on a 365-day basis. The net change in account value reflects: (1) net income from the Fund attributable to the hypothetical account; and (2) charges and deductions imposed under the Contract which are attributable to the hypothetical account. The charges and deductions include the per unit charges for the hypothetical account for: (1) the asset-based insurance charge; and (2) the annual contract fee. For purposes of calculating current yield for a Contract, an average per unit contract fee is used. Based on our current estimates of average contract size and withdrawals, we have assumed the average per unit contract fee to be 0.00%. Current yield will be calculated according to the following formula:

                   Current Yield = ((NCF - ES)/UV) X (365/7)

Where:

NCF   =   the net change in the value of the Fund (exclusive of
          realized gains and losses on the sale of securities and
          unrealized appreciation and depreciation) for the 7-day
          period attributable to a hypothetical account having a
          balance of 1 unit.

ES    =   per unit expenses for the hypothetical account for the 7-day period.

UV    =   the unit value on the first day of the 7-day period.

The current yield for the Domestic Money Market Subaccount for the 7-day period ended December 31, 2000 was 4.46%.

ML of New York also may quote the effective yield of the Domestic Money Market Subaccount for the same 7-day period, determined on a compounded basis. The effective yield is calculated by compounding the unannualized base period return according to the following formula:

               Effective Yield = (1 + ((NCF - ES)/UV))(365/7) - 1

Where:

NCF   =   the net change in the value of the Fund (exclusive of
          realized gains and losses on the sale of securities and
          unrealized appreciation and depreciation) for the 7-day
          period attributable to a hypothetical account having a
          balance of 1 unit.

ES    =   per unit expenses of the hypothetical account for the 7-day period.

UV    =   the unit value for the first day of the 7-day period.

The effective yield for the Domestic Money Market Subaccount for the 7-day period ended December 31, 2000 was 4.56%.

Because of the charges and deductions imposed under the Contract, the yield for the Domestic Money Market Subaccount will be lower than the yield for the corresponding underlying Fund.

The yields on amounts held in the Domestic Money Market Subaccount normally will fluctuate on a daily basis. Therefore, the disclosed yield for any given past period is not an indication or representation of future yields or rates of return. The actual yield for the subaccount is affected by changes in interest rates on money market securities, average portfolio maturity of the underlying Fund, the types and qualities of portfolio securities held by the Fund and the Fund's operating expenses. Yields on amounts held in the Domestic Money Market Subaccount may also be presented for periods other than a 7-day period.

Yield calculations do not take into account the surrender charge under the Contract of amounts surrendered or withdrawn under the Contract deemed to consist of premiums paid within the preceding three years. A surrender charge will not be imposed on a withdrawal in any Contract year to the extent that it is deemed to consist of gain on premiums paid during the preceding three contract years and/or premiums not subject to such a charge.

OTHER SUBACCOUNT YIELDS

From time to time, ML of New York may quote in sales literature or advertisements the current annualized yield of one or more of the subaccounts (other than the Domestic Money Market Subaccount) for a Contract for a 30-day or one-month period. The annualized yield of a subaccount refers to income generated by the subaccount over a specified 30-day or one-month period. Because the yield is annualized, the yield generated by the subaccount during the 30-day or one-month period is assumed to be generated each period over a 12-month period. The yield is computed by: (1) dividing the net investment income of the Fund attributable to the subaccount units less subaccount expenses for the period; by (2) the maximum offering price per unit on the last day of the period times the daily average number of units outstanding for the period; then (3) compounding that yield for a 6-month period; and then (4) multiplying that result by 2. Expenses attributable to the subaccount include the asset-based insurance charge and the annual contract fee. For purposes of calculating the 30-day or one-month yield, an average contract fee per dollar of contract value in the subaccount is used to determine the amount of the charge attributable to the subaccount for the 30-day or one-month period. Based on our current estimates of average contract size and withdrawals, we have assumed the average contract fee to be 0.00%. The 30-day or one-month yield is calculated according to the following formula:

                Yield = 2 X ((((NI - ES)/(U X UV)) + 1)(6) - 1)

Where:

NI    =   net investment income of the Fund for the 30-day or
          one-month period attributable to the subaccount's units.

ES    =   expenses of the subaccount for the 30-day or one-month
          period.

U     =   the average number of units outstanding.

UV    =   the unit value at the close of the last day in the 30-day or one-month

Currently, ML of New York may quote yields on bond subaccounts. The yield for the Government Bond Subaccount for the 30-day period ended December 31, 2000 was 4.10%. The yield for the PIMCO Total Return Bond Subaccount for the 30-day period ended December 31, 2000 was 4.74%. Because of the charges and deductions imposed under the Contracts, the yield for a subaccount will be lower than the yield for the corresponding Fund.

The yield on the amounts held in the subaccounts normally will fluctuate over time. Therefore, the disclosed yield for any given past period is not an indication or representation of future yields or rates of return. A subaccount's actual yield is affected by the types and quality of portfolio securities held by the corresponding Fund, and its operating expenses.

TOTAL RETURNS

From time to time, ML of New York also may quote in sales literature or advertisements, total returns, including average annual total returns for one or more of the subaccounts for various periods of time. Average annual total returns will be provided for a subaccount for 1, 5 and 10 years, or for a shorter period, if applicable. Returns shown for periods of less than one year are cumulative and have not been annualized.

For the year ended December 31, 2000, average annual total returns were:

                                                                       SINCE
      NAME OF SUBACCOUNT (INCEPTION DATE)        1 YEAR    5 YEARS   INCEPTION
      -----------------------------------        -------   -------   ---------
ML Basic Value Focus Fund (7/1/93)                 4.92%   15.00%      14.28%
ML Domestic Money Market Fund (2/21/92)           -1.24%    3.68%       3.16%
ML Fundamental Growth Focus Fund (7/14/00)            NA       NA     -17.98%
ML Government Bond Fund (5/16/94)                  3.80%    4.30%       5.29%
ML Index 500 Fund (12/18/96)                     -15.52%       NA      15.22%
AIM V.I. International Equity Fund (7/14/00)          NA       NA     -25.26%
AIM V.I. Value Fund (12/18/96)                   -20.40%       NA      14.89%
Alliance Growth and Income Portfolio (7/14/00)        NA       NA      -3.11%
Alliance Premier Growth Portfolio (12/18/96)     -22.19%       NA      19.56%
Davis Value Portfolio (7/14/00)                       NA       NA      -7.60%
Delaware Trend Series (7/14/00)                       NA       NA     -30.08%
Mercury HW International Value VIP Portfolio
  (6/10/98)                                       -4.19%       NA       3.78%
MFS Emerging Growth Series (12/18/96)            -24.99%       NA      20.87%
MFS Investors Trust Series (7/14/00)                  NA       NA      -9.41%
PIMCO Total Return Bond Portfolio (7/14/00)           NA       NA      -0.27%
Seligman Small-Cap Value Portfolio (7/14/00)          NA       NA      12.68%
Van Kampen Emerging Growth Portfolio (7/14/00)        NA       NA     -29.59%

Total returns assume the Contract was surrendered at the end of the period shown, and are not indicative of performance if the Contract was continued for a longer period.

Average annual total returns for other periods of time may also be disclosed from time to time. For example, average annual total returns may be provided based on the assumption that a subaccount had been in existence and had invested in the corresponding underlying Fund for the same period as the corresponding Fund had been in operation. The Funds commenced operations as indicated below:

                          FUND                             COMMENCED OPERATIONS
                          ----                             --------------------
ML Basic Value Focus Fund                                  July 1, 1993
ML Domestic Money Market Fund                              February 21, 1992
ML Fundamental Growth Focus Fund                           March 28, 2000
ML Government Bond Fund                                    May 16, 1994
ML Index 500 Fund                                          December 13, 1996
AIM V.I. International Equity Fund                         May 5, 1993
AIM V.I. Value Fund                                        May 5, 1993
Alliance Growth and Income Portfolio                       January 14, 1991
Alliance Premier Growth Portfolio                          June 26, 1992
Davis Value Portfolio                                      July 1, 1999
Delaware Trend Series                                      December 27, 1993
Mercury HW International Value VIP Portfolio               June 10, 1998
MFS Emerging Growth Series                                 July 24, 1995
MFS Investors Trust Series                                 October 9, 1995
PIMCO Total Return Bond Portfolio                          December 31, 1997
Seligman Small-Cap Value Portfolio                         May 1, 1998
Van Kampen Emerging Growth Portfolio                       July 3, 1995

Average annual total returns represent the average annual compounded rates of return that would equate an initial investment of $1,000 under a Contract to the redemption value or that investment as of the last day of each of the periods. The ending date for each period for which total return quotations are provided will generally be as of the most recent calendar quarter-end.

Average annual total returns are calculated using subaccount unit values calculated on each valuation day based on the performance of the corresponding underlying Fund, the deductions for the asset-based insurance charge and the contract fee, and assume a surrender of the Contract at the end of the period for the return quotation. Total returns therefore reflect a deduction of the surrender charge for any period of three years or less. For purposes of calculating total return, an average per dollar contract fee attributable to the hypothetical account for the period is used. Based on our current estimates of average contract size and withdrawals, we have assumed the average contract fee to be 0.00%. The average annual total return is then calculated according to the following formula:

                            TR = ((ERV/P)(1/N)) -- 1

Where:

TR    =   the average annual total return net of subaccount recurring charges (such as the asset-based insurance charge and
          contract fee).

ERV   =   the ending redeemable value (net of any applicable surrender charge) at the end of the period of the hypothetical account with an initial payment of $1,000.

P     =   a hypothetical initial payment of $1,000.

N     =   the number of years in the period.

From time to time, ML of New York also may quote in sales literature or advertisements total returns for other periods or that do not reflect the surrender charge. These are calculated in exactly the same way as average annual total returns described above, except that the ending redeemable value of the hypothetical account for the period is replaced with an ending value for the period that does not take into account any surrender charge on surrender of the Contract. In addition, such nonstandard returns may also be quoted for other periods.

For the year ended December 31, 2000, returns not reflecting any surrender charge were:

                                                                       SINCE
      NAME OF SUBACCOUNT (INCEPTION DATE)        1 YEAR    5 YEARS   INCEPTION
      -----------------------------------        -------   -------   ---------
ML Basic Value Focus Fund (7/1/93)                10.92%   15.00%      14.28%
ML Domestic Money Market Fund (2/21/92)            4.42%    3.68%       3.16%
ML Fundamental Growth Focus Fund (7/14/00)            NA       NA     -13.38%
ML Government Bond Fund (5/16/94)                  9.79%    4.30%       5.29%
ML Index 500 Fund (12/18/96)                     -10.76%       NA      15.22%
AIM V.I. International Equity Fund (7/14/00)          NA       NA     -21.12%
AIM V.I. Value Fund (12/18/96)                   -15.96%       NA      14.89%
Alliance Growth and Income Portfolio (7/14/00)        NA       NA       2.43%
Alliance Premier Growth Portfolio (12/18/96)     -17.86%       NA      19.56%
Davis Value Portfolio (7/14/00)                       NA       NA      -2.34%
Delaware Trend Series (7/14/00)                       NA       NA     -26.25%
Mercury HW International Value VIP Portfolio
  (6/10/98)                                        1.29%       NA       5.59%
MFS Emerging Growth Series (12/18/96)            -20.84%       NA      20.87%
MFS Investors Trust Series (7/14/00)                  NA       NA      -4.26%
PIMCO Total Return Bond Portfolio (7/14/00)           NA       NA       5.46%
Seligman Small-Cap Value Portfolio (7/14/00)          NA       NA      18.68%
Van Kampen Emerging Growth Portfolio (7/14/00)        NA       NA     -25.73%

From time to time, ML of New York also may quote in sales literature or advertisements total returns or other performance information for a hypothetical Contract assuming the initial premium is allocated to more than one subaccount or assuming monthly transfers from a specified subaccount to one or more designated subaccounts under a dollar cost averaging program. ML of New York also may quote in sales literature or advertisements total returns or other performance information for a hypothetical Contract assuming participation in an asset allocation or rebalancing program. These returns will reflect the performance of the affected subaccount(s) for the amount and duration of the allocation to each subaccount for the hypothetical Contract. They also will reflect the deduction of the charges described above except for the surrender charge. For example, total return information for a Contract with a dollar cost averaging program for a 12-month period will assume commencement of the program at the beginning of the most recent 12-month period for which average annual total return information is available. This information will assume an initial lump-sum investment in a specified subaccount (the "DCA subaccount") at the beginning of that period and monthly transfers of a portion of the contract value from the DCA subaccount to designated other subaccount(s) during the 12-month period. The total return for the Contract for this 12-month period therefore will reflect the return on the portion of the contract value that remains invested in the DCA subaccount for the period it is assumed to be so invested, as affected by monthly transfers, and the return on amounts transferred to the designated other subaccounts for the period during which those amounts are assumed to be invested in those subaccounts. The return for an amount invested in a subaccount will be based on the performance of that subaccount for the duration of the investment, and will reflect the charges described above other than the surrender charge. Performance information for a dollar cost-averaging program also may show the returns for various periods for a designated subaccount assuming monthly transfers to the subaccount, and may compare those returns to returns assuming an initial lump-sum investment in that subaccount. This information also may be compared to various indices, such as the Merrill Lynch 91-day Treasury Bills index or the U.S. Treasury Bills index and may be illustrated by graphs, charts, or otherwise.

INDEPENDENT AUDITORS' REPORT


To the Board of Directors of
ML Life Insurance Company of New York:

We have audited the accompanying statement of assets and liabilities of each of the divisions of ML of New York Variable Annuity Separate Account A, comprised of divisions investing in the Domestic Money Market Fund, Prime Bond Fund, High Current Income Fund, Quality Equity Fund, Small Cap Value Focus Fund, American Balanced Fund, Natural Resources Focus Fund, Global Strategy Focus Fund, Utilities and Telecommunications Focus Fund, International Equity Focus Fund, Global Bond Focus Fund, Basic Value Focus Fund, Government Bond Fund, Developing Capital Markets Focus Fund, Index 500 Fund, Global Growth Focus Fund, Balanced Capital Focus Fund, Focus Twenty Select Fund (commencement of operations July 10, 2000), Mercury HW International Value VIP Portfolio, Mercury V.I. U.S. Large Cap Fund (commencement of operations June 18, 1999), 2000 ML Select
Ten V.I. Trust (commencement of operations May 1, 2000), 1999 ML Select Ten V.I. Trust (commencement of operations April 29, 1999 ended on May 1, 2000), 1998 ML Select Ten V.I. Trust (commencement of operations May 1, 1998 ended on April 30, 1999), Quasar Portfolio, Premier Growth Portfolio, MFS Emerging Growth Series, MFS Research Series, AIM V.I. Value Fund, and AIM V.I. Capital Appreciation Fund (collectively, the "Divisions") as of December 31, 2000 and the related statements of operations and changes in net assets for each of the two years in the period then ended. These financial statements are the responsibility of the management of ML Life Insurance Company of New York. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of mutual fund securities owned at December 31, 2000. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial positions of the Divisions as of December 31, 2000, the results of their operations and the changes in their net assets for each of the two years in the period then ended, in conformity with accounting principles generally accepted in the United States of America.


/s/ DELOITTE & TOUCHE LLP


NEW YORK, NEW YORK
February 16, 2001

ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK
STATEMENT OF ASSETS AND LIABILITIES
DECEMBER 31, 2000
================================================================================

                                                                                           Divisions Investing In
                                                                    ==============================================================
                                                                           Domestic                                    High
                                                                            Money                Prime               Current
                                                                            Market                Bond                Income
                                                                             Fund                 Fund                 Fund
(In thousands, except unit values)                                  ==================== ==================== ====================



Assets
  Investments in Merrill Lynch Variable Series Funds, Inc. (Note 1):
    Domestic Money Market Fund, 33,085 shares
      (Cost $33,085)                                                $            33,085  $                    $
    Prime Bond Fund, 3,568 shares
      (Cost $41,936)                                                                                  40,995
    High Current Income Fund, 3,324 shares
      (Cost $35,024)                                                                                                       26,788
                                                                    -------------------- -------------------- --------------------
Total Net Assets                                                    $            33,085  $            40,995  $            26,788
                                                                    ==================== ==================== ====================

Net Assets
  Accumulation Units                                                $            33,085  $            40,995  $            26,788
                                                                    ==================== ==================== ====================

  Units Outstanding (Note 7)                                                      2,467                2,565                1,727
                                                                    ==================== ==================== ====================

  Unit Value                                                        $             13.41  $             15.98  $             15.51
                                                                    ==================== ==================== ====================


See accompanying notes to financial statements.

ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK
STATEMENT OF ASSETS AND LIABILITIES
DECEMBER 31, 2000 (continued)
================================================================================

                                                                                           Divisions Investing In
                                                                    ==============================================================
                                                                                               Small Cap
                                                                           Quality               Value               American
                                                                            Equity               Focus               Balanced
                                                                             Fund                 Fund                 Fund
(In thousands, except unit values)                                  ==================== ==================== ====================



Assets
  Investments in Merrill Lynch Variable Series Funds, Inc. (cont'd)
   (Note 1):
    Quality Equity Fund, 2,059 shares
      (Cost $64,575)                                                $            52,720  $                    $
    Small Cap Value Focus Fund, 1,914 shares
      (Cost $42,336)                                                                                  39,763
    American Balanced Fund, 915 shares
      (Cost $13,054)                                                                                                       11,433
                                                                    -------------------- -------------------- --------------------
Total Net Assets                                                    $            52,720  $            39,763  $            11,433
                                                                    ==================== ==================== ====================

Net Assets
  Accumulation Units                                                $            52,720  $            39,763  $            11,433
                                                                    ==================== ==================== ====================

  Units Outstanding (Note 7)                                                      2,051                1,718                  587
                                                                    ==================== ==================== ====================

  Unit Value                                                        $             25.70  $             23.15  $             19.49
                                                                    ==================== ==================== ====================


See accompanying notes to financial statements.

ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK
STATEMENT OF ASSETS AND LIABILITIES
DECEMBER 31, 2000 (continued)
================================================================================

                                                                                           Divisions Investing In
                                                                    ==============================================================
                                                                           Natural               Global            Utilities &
                                                                          Resources             Strategy             Telecom
                                                                            Focus                Focus                Focus
                                                                             Fund                 Fund                 Fund
(In thousands, except unit values)                                  ==================== ==================== ====================



Assets
  Investments in Merrill Lynch Variable Series Funds, Inc. (cont'd)
   (Note 1):
    Natural Resources Focus Fund, 65 shares
      (Cost $709)                                                   $               849  $                    $
    Global Strategy Focus Fund, 3,492 shares
      (Cost $44,285)                                                                                  37,885
    Utilities & Telecom Focus Fund, 634 shares
      (Cost $7,434)                                                                                                         6,538
                                                                    -------------------- -------------------- --------------------
Total Net Assets                                                    $               849  $            37,885  $             6,538
                                                                    ==================== ==================== ====================

Net Assets
  Accumulation Units                                                $               849  $            37,885  $             6,538
                                                                    ==================== ==================== ====================

  Units Outstanding (Note 7)                                                         49                2,084                  308
                                                                    ==================== ==================== ====================

  Unit Value                                                        $             17.42  $             18.18  $             21.24
                                                                    ==================== ==================== ====================


See accompanying notes to financial statements.

ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK
STATEMENT OF ASSETS AND LIABILITIES
DECEMBER 31, 2000 (continued)
================================================================================

                                                                                           Divisions Investing In
                                                                    ==============================================================
                                                                        International            Global               Basic
                                                                            Equity                Bond                Value
                                                                            Focus                Focus                Focus
                                                                             Fund                 Fund                 Fund
(In thousands, except unit values)                                  ==================== ==================== ====================



Assets
  Investments in Merrill Lynch Variable Series Funds, Inc. (cont'd)
   (Note 1):
    International Equity Focus Fund, 823 shares
      (Cost $8,795)                                                 $             8,937  $                    $
    Global Bond Focus Fund, 327 shares
      (Cost $3,048)                                                                                    2,691
    Basic Value Focus Fund, 5,097 shares
      (Cost $71,064)                                                                                                       69,878
                                                                    -------------------- -------------------- --------------------
Total Net Assets                                                    $             8,937  $             2,691  $            69,878
                                                                    ==================== ==================== ====================

Net Assets
  Accumulation Units                                                $             8,937  $             2,691  $            69,878
                                                                    ==================== ==================== ====================

  Units Outstanding (Note 7)                                                        677                  220                2,529
                                                                    ==================== ==================== ====================

  Unit Value                                                        $             13.20  $             12.23  $             27.63
                                                                    ==================== ==================== ====================


See accompanying notes to financial statements.

ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK
STATEMENT OF ASSETS AND LIABILITIES
DECEMBER 31, 2000 (continued)
================================================================================

                                                                                           Divisions Investing In
                                                                    ==============================================================
                                                                                               Developing
                                                                          Government        Capital Markets           Index
                                                                             Bond                Focus                 500
                                                                             Fund                 Fund                 Fund
(In thousands, except unit values)                                  ==================== ==================== ====================



Assets
  Investments in Merrill Lynch Variable Series Funds, Inc. (cont'd)
   (Note 1):
    Government Bond Fund, 2,220 shares
      (Cost $23,411)                                                $            23,396  $                    $
    Developing Capital Markets Focus Fund, 342 shares
      (Cost $2,953)                                                                                    2,506
    Index 500 Fund, 2,344 shares
      (Cost $36,701)                                                                                                       39,355
                                                                    -------------------- -------------------- --------------------
Total Net Assets                                                    $            23,396  $             2,506  $            39,355
                                                                    ==================== ==================== ====================

Net Assets
  Accumulation Units                                                $            23,396  $             2,506  $            39,355
                                                                    ==================== ==================== ====================

  Units Outstanding (Note 7)                                                      1,643                  340                2,205
                                                                    ==================== ==================== ====================

  Unit Value                                                        $             14.24  $              7.37  $             17.85
                                                                    ==================== ==================== ====================


See accompanying notes to financial statements.

ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK
STATEMENT OF ASSETS AND LIABILITIES
DECEMBER 31, 2000 (continued)
================================================================================

                                                                                           Divisions Investing In
                                                                    ==============================================================
                                                                            Global              Balanced              Focus
                                                                            Growth              Capital               Twenty
                                                                            Focus                Focus                Select
                                                                             Fund                 Fund                 Fund
(In thousands, except unit values)                                  ==================== ==================== ====================



Assets
  Investments in Merrill Lynch Variable Series Funds, Inc. (cont'd)
   (Note 1):
    Global Growth Focus Fund, 1,498 shares
      (Cost $18,894)                                                $            17,529  $                    $
    Balanced Capital Focus Fund, 196 shares
      (Cost $1,941)                                                                                    2,054
    Focus Twenty Select Fund, 726 shares
      (Cost $6,578)                                                                                                         5,454
                                                                    -------------------- -------------------- --------------------
Total Net Assets                                                    $            17,529  $             2,054  $             5,454
                                                                    ==================== ==================== ====================

Net Assets
  Accumulation Units                                                $            17,529  $             2,054  $             5,454
                                                                    ==================== ==================== ====================

  Units Outstanding (Note 7)                                                      1,423                  190                  730
                                                                    ==================== ==================== ====================

  Unit Value                                                        $             12.32  $             10.82  $              7.47
                                                                    ==================== ==================== ====================


See accompanying notes to financial statements.

ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK
STATEMENT OF ASSETS AND LIABILITIES
DECEMBER 31, 2000 (continued)
================================================================================

                                                                                           Divisions Investing In
                                                                    ==============================================================
                                                                          Mercury HW            Mercury
                                                                        International          V.I. U.S.             2000 ML
                                                                          Value VIP            Large Cap            Select Ten
                                                                          Portfolio               Fund              V.I. Trust
(In thousands, except unit values)                                  ==================== ==================== ====================



Assets
  Investments in Mercury HW Variable Trust (Note 1):
    Mercury HW International Value VIP Portfolio, 2,110 shares
      (Cost $21,763)                                                $            24,649  $                    $

  Investments in Mercury V.I. Funds, Inc. (Note 1):
    Mercury V.I. U.S. Large Cap Fund, 284 shares
      (Cost $3,198)                                                                                    2,823

  Investments in Defined Asset Funds, Equity Investor Fund (Note 1):
    2000 ML Select Ten V.I. Trust, 2,915 shares
      (Cost $2,700)                                                                                                         3,089
                                                                    -------------------- -------------------- --------------------
Total Net Assets                                                    $            24,649  $             2,823  $             3,089
                                                                    ==================== ==================== ====================

Net Assets
  Accumulation Units                                                $            24,649  $             2,823  $             3,089
                                                                    ==================== ==================== ====================

  Units Outstanding (Note 7)                                                      2,132                  284                  290
                                                                    ==================== ==================== ====================

  Unit Value                                                        $             11.56  $              9.94  $             10.67
                                                                    ==================== ==================== ====================


See accompanying notes to financial statements.

ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK
STATEMENT OF ASSETS AND LIABILITIES
DECEMBER 31, 2000 (continued)
================================================================================

                                                                                           Divisions Investing In
                                                                    ==============================================================
                                                                                                                       MFS
                                                                                                Premier              Emerging
                                                                            Quasar               Growth               Growth
                                                                          Portfolio            Portfolio              Series
(In thousands, except unit values)                                  ==================== ==================== ====================



Assets
  Investments in Alliance Variable Products Series Fund, Inc. (Note 1):
    Quasar Portfolio, 861 shares
      (Cost $10,465)                                                $            10,190  $                    $
    Premier Growth Portfolio, 2,456 shares
      (Cost $75,076)                                                                                  78,717

  Investments in MFS Variable Insurance Trust (Note 1):
    MFS Emerging Growth Series, 1,394 shares
      (Cost $34,386)                                                                                                       40,193
                                                                    -------------------- -------------------- --------------------
Total Net Assets                                                    $            10,190  $            78,717  $            40,193
                                                                    ==================== ==================== ====================

Net Assets
  Accumulation Units                                                $            10,190  $            78,717  $            40,193
                                                                    ==================== ==================== ====================

  Units Outstanding (Note 7)                                                      1,111                3,799                1,856
                                                                    ==================== ==================== ====================

  Unit Value                                                        $              9.17  $             20.72  $             21.65
                                                                    ==================== ==================== ====================


See accompanying notes to financial statements.

ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK
STATEMENT OF ASSETS AND LIABILITIES
DECEMBER 31, 2000 (continued)
================================================================================

                                                                                           Divisions Investing In
                                                                    ==============================================================
                                                                                                                       AIM
                                                                             MFS                  AIM              V.I. Capital
                                                                           Research            V.I. Value          Appreciation
                                                                            Series                Fund                 Fund
(In thousands, except unit values)                                  ==================== ==================== ====================



Assets
  Investments in MFS Variable Insurance Trust (cont'd) (Note 1):
    MFS Research Series, 1,340 shares
      (Cost $26,287)                                                $            27,877  $                    $

  Investments in AIM Variable Insurance Funds, Inc. (Note 1):
    AIM V.I. Value Fund, 1,511 shares
      (Cost $40,671)                                                                                  41,259
    AIM V.I. Capital Appreciation Fund, 547 shares
      (Cost $15,731)                                                                                                       16,870
                                                                    -------------------- -------------------- --------------------
Total Net Assets                                                    $            27,877  $            41,259  $            16,870
                                                                    ==================== ==================== ====================

Net Assets
  Accumulation Units                                                $            27,877  $            41,259  $            16,870
                                                                    ==================== ==================== ====================

  Units Outstanding (Note 7)                                                      1,666                2,338                1,018
                                                                    ==================== ==================== ====================

  Unit Value                                                        $             16.73  $             17.65  $             16.57
                                                                    ==================== ==================== ====================


See accompanying notes to financial statements.

ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK
STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS
FOR THE YEAR ENDED DECEMBER 31, 2000
================================================================================

                                                                                           Divisions Investing In
                                                                    ==============================================================
                                                                           Domestic                                    High
                                                                            Money                Prime               Current
                                                                            Market                Bond                Income
                                                                             Fund                 Fund                 Fund
(In thousands)                                                      ==================== ==================== ====================


Investment Income (Loss):
 Reinvested Dividends (Note 2)                                      $             1,898  $             2,656  $             2,936
 Asset-Based Insurance Charges (Note 3)                                            (434)                (557)                (398)
                                                                    -------------------- -------------------- --------------------
  Net Investment Income (Loss)                                                    1,464                2,099                2,538
                                                                    -------------------- -------------------- --------------------

Realized and Unrealized Gains (Losses)
  On Investments:
 Net Realized Gains (Losses) (Note 2)                                                 0                 (289)              (1,314)
 Net Change In Unrealized Appreciation
  (Depreciation) During the Year                                                      0                1,562               (3,737)
                                                                    -------------------- -------------------- --------------------
  Net Gain (Loss) on Investments                                                      0                1,273               (5,051)
                                                                    -------------------- -------------------- --------------------

Net Increase (Decrease) in Net Assets
 Resulting from Operations                                                        1,464                3,372               (2,513)
                                                                    -------------------- -------------------- --------------------
Contract Transactions:
 Premiums Received from Contract Owners                                          67,158                  133                  174
 Contract Owner Withdrawals                                                      (9,680)              (3,524)              (1,853)
 Net Transfers In (Out) (Note 4)                                                (59,476)              (1,350)                (798)
 Contract Maintenance Charges (Note 3)                                               (6)                  (9)                  (7)
                                                                    -------------------- -------------------- --------------------
  Net Increase (Decrease) in Net Assets
   Resulting from Contract Transactions                                          (2,004)              (4,750)              (2,484)
                                                                    -------------------- -------------------- --------------------

Total Increase (Decrease) in Net Assets                                            (540)              (1,378)              (4,997)
Net Assets, Beginning of Period                                                  33,625               42,373               31,785
                                                                    -------------------- -------------------- --------------------
Net Assets, End of Period                                           $            33,085  $            40,995  $            26,788
                                                                    ==================== ==================== ====================

See accompanying notes to financial statements.

ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK
STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS
FOR THE YEAR ENDED DECEMBER 31, 2000 (continued)
================================================================================

                                                                                           Divisions Investing In
                                                                    ==============================================================
                                                                                               Small Cap
                                                                           Quality               Value               American
                                                                            Equity               Focus               Balanced
                                                                             Fund                 Fund                 Fund
(In thousands)                                                      ==================== ==================== ====================


Investment Income (Loss):
 Reinvested Dividends (Note 2)                                      $            15,889  $             9,149  $             1,658
 Asset-Based Insurance Charges (Note 3)                                            (819)                (516)                (171)
                                                                    -------------------- -------------------- --------------------
  Net Investment Income (Loss)                                                   15,070                8,633                1,487
                                                                    -------------------- -------------------- --------------------

Realized and Unrealized Gains (Losses)
  On Investments:
 Net Realized Gains (Losses) (Note 2)                                             1,977                 (128)                 310
 Net Change In Unrealized Appreciation
  (Depreciation) During the Year                                                (23,639)              (3,979)              (2,134)
                                                                    -------------------- -------------------- --------------------
  Net Gain (Loss) on Investments                                                (21,662)              (4,107)              (1,824)
                                                                    -------------------- -------------------- --------------------

Net Increase (Decrease) in Net Assets
 Resulting from Operations                                                       (6,592)               4,526                 (337)
                                                                    -------------------- -------------------- --------------------
Contract Transactions:
 Premiums Received from Contract Owners                                             309                  152                    0
 Contract Owner Withdrawals                                                      (3,321)              (1,583)              (1,229)
 Net Transfers In (Out) (Note 4)                                                   (973)               2,373               (1,127)
 Contract Maintenance Charges (Note 3)                                              (12)                  (8)                  (3)
                                                                    -------------------- -------------------- --------------------
  Net Increase (Decrease) in Net Assets
   Resulting from Contract Transactions                                          (3,997)                 934               (2,359)
                                                                    -------------------- -------------------- --------------------

Total Increase (Decrease) in Net Assets                                         (10,589)               5,460               (2,696)
Net Assets, Beginning of Period                                                  63,309               34,303               14,129
                                                                    -------------------- -------------------- --------------------
Net Assets, End of Period                                           $            52,720  $            39,763  $            11,433
                                                                    ==================== ==================== ====================

See accompanying notes to financial statements.



ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK
STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS
FOR THE YEAR ENDED DECEMBER 31, 2000 (continued)
================================================================================

                                                                                           Divisions Investing In
                                                                    ==============================================================
                                                                           Natural               Global            Utilities &
                                                                          Resources             Strategy             Telecom
                                                                            Focus                Focus                Focus
                                                                             Fund                 Fund                 Fund
(In thousands)                                                      ==================== ==================== ====================


Investment Income (Loss):
 Reinvested Dividends (Note 2)                                      $                 3  $             5,812  $             2,536
 Asset-Based Insurance Charges (Note 3)                                             (10)                (586)                 (97)
                                                                    -------------------- -------------------- --------------------
  Net Investment Income (Loss)                                                       (7)               5,226                2,439
                                                                    -------------------- -------------------- --------------------

Realized and Unrealized Gains (Losses)
  On Investments:
 Net Realized Gains (Losses) (Note 2)                                               (13)                 583                  470
 Net Change In Unrealized Appreciation
  (Depreciation) During the Year                                                    256              (10,615)              (3,201)
                                                                    -------------------- -------------------- --------------------
  Net Gain (Loss) on Investments                                                    243              (10,032)              (2,731)
                                                                    -------------------- -------------------- --------------------

Net Increase (Decrease) in Net Assets
 Resulting from Operations                                                          236               (4,806)                (292)
                                                                    -------------------- -------------------- --------------------
Contract Transactions:
 Premiums Received from Contract Owners                                               0                  222                    0
 Contract Owner Withdrawals                                                         (43)              (2,615)                (524)
 Net Transfers In (Out) (Note 4)                                                    (19)              (2,655)                (508)
 Contract Maintenance Charges (Note 3)                                                0                  (13)                  (2)
                                                                    -------------------- -------------------- --------------------
  Net Increase (Decrease) in Net Assets
   Resulting from Contract Transactions                                             (62)              (5,061)              (1,034)
                                                                    -------------------- -------------------- --------------------

Total Increase (Decrease) in Net Assets                                             174               (9,867)              (1,326)
Net Assets, Beginning of Period                                                     675               47,752                7,864
                                                                    -------------------- -------------------- --------------------
Net Assets, End of Period                                           $               849  $            37,885  $             6,538
                                                                    ==================== ==================== ====================

See accompanying notes to financial statements.



ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK
STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS
FOR THE YEAR ENDED DECEMBER 31, 2000 (continued)
================================================================================

                                                                                           Divisions Investing In
                                                                    ==============================================================
                                                                        International            Global               Basic
                                                                            Equity                Bond                Value
                                                                            Focus                Focus                Focus
                                                                             Fund                 Fund                 Fund
(In thousands)                                                      ==================== ==================== ====================


Investment Income (Loss):
 Reinvested Dividends (Note 2)                                      $               547  $               127  $             7,187
 Asset-Based Insurance Charges (Note 3)                                            (146)                 (39)                (872)
                                                                    -------------------- -------------------- --------------------
  Net Investment Income (Loss)                                                      401                   88                6,315
                                                                    -------------------- -------------------- --------------------

Realized and Unrealized Gains (Losses)
  On Investments:
 Net Realized Gains (Losses) (Note 2)                                                26                 (107)                 211
 Net Change In Unrealized Appreciation
  (Depreciation) During the Year                                                 (2,603)                 (26)                 555
                                                                    -------------------- -------------------- --------------------
  Net Gain (Loss) on Investments                                                 (2,577)                (133)                 766
                                                                    -------------------- -------------------- --------------------

Net Increase (Decrease) in Net Assets
 Resulting from Operations                                                       (2,176)                 (45)               7,081
                                                                    -------------------- -------------------- --------------------
Contract Transactions:
 Premiums Received from Contract Owners                                               0                    0                  664
 Contract Owner Withdrawals                                                        (569)                (215)              (2,754)
 Net Transfers In (Out) (Note 4)                                                   (689)                (345)               2,605
 Contract Maintenance Charges (Note 3)                                               (3)                  (1)                 (15)
                                                                    -------------------- -------------------- --------------------
  Net Increase (Decrease) in Net Assets
   Resulting from Contract Transactions                                          (1,261)                (561)                 500
                                                                    -------------------- -------------------- --------------------

Total Increase (Decrease) in Net Assets                                          (3,437)                (606)               7,581
Net Assets, Beginning of Period                                                  12,374                3,297               62,297
                                                                    -------------------- -------------------- --------------------
Net Assets, End of Period                                           $             8,937  $             2,691  $            69,878
                                                                    ==================== ==================== ====================

See accompanying notes to financial statements.



ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK
STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS
FOR THE YEAR ENDED DECEMBER 31, 2000 (continued)
================================================================================

                                                                                           Divisions Investing In
                                                                    ==============================================================
                                                                                               Developing
                                                                          Government        Capital Markets           Index
                                                                             Bond                Focus                 500
                                                                             Fund                 Fund                 Fund
(In thousands)                                                      ==================== ==================== ====================


Investment Income (Loss):
 Reinvested Dividends (Note 2)                                      $             1,384  $                36  $               435
 Asset-Based Insurance Charges (Note 3)                                            (316)                 (73)                (576)
                                                                    -------------------- -------------------- --------------------
  Net Investment Income (Loss)                                                    1,068                  (37)                (141)
                                                                    -------------------- -------------------- --------------------

Realized and Unrealized Gains (Losses)
  On Investments:
 Net Realized Gains (Losses) (Note 2)                                               (43)                (225)               1,291
 Net Change In Unrealized Appreciation
  (Depreciation) During the Year                                                  1,215               (1,518)              (5,794)
                                                                    -------------------- -------------------- --------------------
  Net Gain (Loss) on Investments                                                  1,172               (1,743)              (4,503)
                                                                    -------------------- -------------------- --------------------

Net Increase (Decrease) in Net Assets
 Resulting from Operations                                                        2,240               (1,780)              (4,644)
                                                                    -------------------- -------------------- --------------------
Contract Transactions:
 Premiums Received from Contract Owners                                             130                  109                  557
 Contract Owner Withdrawals                                                      (1,412)                (230)                (998)
 Net Transfers In (Out) (Note 4)                                                 (1,419)              (1,419)                 933
 Contract Maintenance Charges (Note 3)                                               (4)                  (1)                  (8)
                                                                    -------------------- -------------------- --------------------
  Net Increase (Decrease) in Net Assets
   Resulting from Contract Transactions                                          (2,705)              (1,541)                 484
                                                                    -------------------- -------------------- --------------------

Total Increase (Decrease) in Net Assets                                            (465)              (3,321)              (4,160)
Net Assets, Beginning of Period                                                  23,861                5,827               43,515
                                                                    -------------------- -------------------- --------------------
Net Assets, End of Period                                           $            23,396  $             2,506  $            39,355
                                                                    ==================== ==================== ====================

See accompanying notes to financial statements.



ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK
STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS
FOR THE YEAR ENDED DECEMBER 31, 2000 (continued)
================================================================================

                                                                                           Divisions Investing In
                                                                    ==============================================================
                                                                            Global              Balanced              Focus
                                                                            Growth              Capital               Twenty
                                                                            Focus                Focus                Select
                                                                             Fund                 Fund                 Fund
(In thousands)                                                      ==================== ==================== ====================


Investment Income (Loss):
 Reinvested Dividends (Note 2)                                      $             1,204  $                59  $                 8
 Asset-Based Insurance Charges (Note 3)                                            (214)                 (24)                 (14)
                                                                    -------------------- -------------------- --------------------
  Net Investment Income (Loss)                                                      990                   35                   (6)
                                                                    -------------------- -------------------- --------------------

Realized and Unrealized Gains (Losses)
  On Investments:
 Net Realized Gains (Losses) (Note 2)                                               112                   37                  (29)
 Net Change In Unrealized Appreciation
  (Depreciation) During the Year                                                 (4,229)                  25               (1,124)
                                                                    -------------------- -------------------- --------------------
  Net Gain (Loss) on Investments                                                 (4,117)                  62               (1,153)
                                                                    -------------------- -------------------- --------------------

Net Increase (Decrease) in Net Assets
 Resulting from Operations                                                       (3,127)                  97               (1,159)
                                                                    -------------------- -------------------- --------------------
Contract Transactions:
 Premiums Received from Contract Owners                                             412                    8                  534
 Contract Owner Withdrawals                                                        (482)                 (47)                 (18)
 Net Transfers In (Out) (Note 4)                                                  9,030                  292                6,097
 Contract Maintenance Charges (Note 3)                                               (2)                   0                    0
                                                                    -------------------- -------------------- --------------------
  Net Increase (Decrease) in Net Assets
   Resulting from Contract Transactions                                           8,958                  253                6,613
                                                                    -------------------- -------------------- --------------------

Total Increase (Decrease) in Net Assets                                           5,831                  350                5,454
Net Assets, Beginning of Period                                                  11,698                1,704                    0
                                                                    -------------------- -------------------- --------------------
Net Assets, End of Period                                           $            17,529  $             2,054  $             5,454
                                                                    ==================== ==================== ====================

See accompanying notes to financial statements.



ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK
STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS
FOR THE YEAR ENDED DECEMBER 31, 2000 (continued)
================================================================================

                                                                                           Divisions Investing In
                                                                    ==============================================================
                                                                          Mercury HW            Mercury
                                                                        International          V.I. U.S.             2000 ML
                                                                          Value VIP            Large Cap            Select Ten
                                                                          Portfolio               Fund              V.I. Trust
(In thousands)                                                      ==================== ==================== ====================


Investment Income (Loss):
 Reinvested Dividends (Note 2)                                      $               356  $                42  $                35
 Asset-Based Insurance Charges (Note 3)                                            (323)                 (27)                 (23)
                                                                    -------------------- -------------------- --------------------
  Net Investment Income (Loss)                                                       33                   15                   12
                                                                    -------------------- -------------------- --------------------

Realized and Unrealized Gains (Losses)
  On Investments:
 Net Realized Gains (Losses) (Note 2)                                               328                    8                    4
 Net Change In Unrealized Appreciation
  (Depreciation) During the Year                                                     37                 (469)                 390
                                                                    -------------------- -------------------- --------------------
  Net Gain (Loss) on Investments                                                    365                 (461)                 394
                                                                    -------------------- -------------------- --------------------

Net Increase (Decrease) in Net Assets
 Resulting from Operations                                                          398                 (446)                 406
                                                                    -------------------- -------------------- --------------------
Contract Transactions:
 Premiums Received from Contract Owners                                             191                  230                   15
 Contract Owner Withdrawals                                                      (1,012)                 (16)                  (5)
 Net Transfers In (Out) (Note 4)                                                  4,517                2,149                2,673
 Contract Maintenance Charges (Note 3)                                               (3)                   0                    0
                                                                    -------------------- -------------------- --------------------
  Net Increase (Decrease) in Net Assets
   Resulting from Contract Transactions                                           3,693                2,363                2,683
                                                                    -------------------- -------------------- --------------------

Total Increase (Decrease) in Net Assets                                           4,091                1,917                3,089
Net Assets, Beginning of Period                                                  20,558                  906                    0
                                                                    -------------------- -------------------- --------------------
Net Assets, End of Period                                           $            24,649  $             2,823  $             3,089
                                                                    ==================== ==================== ====================

See accompanying notes to financial statements.



ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK
STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS
FOR THE YEAR ENDED DECEMBER 31, 2000 (continued)
================================================================================

                                                                                           Divisions Investing In
                                                                    ==============================================================

                                                                           1999 ML                                   Premier
                                                                          Select Ten             Quasar               Growth
                                                                          V.I. Trust           Portfolio            Portfolio
(In thousands)                                                      ==================== ==================== ====================


Investment Income (Loss):
 Reinvested Dividends (Note 2)                                      $                20  $               165  $             5,019
 Asset-Based Insurance Charges (Note 3)                                             (18)                 (85)              (1,275)
                                                                    -------------------- -------------------- --------------------
  Net Investment Income (Loss)                                                        2                   80                3,744
                                                                    -------------------- -------------------- --------------------

Realized and Unrealized Gains (Losses)
  On Investments:
 Net Realized Gains (Losses) (Note 2)                                            (1,076)                 146                4,257
 Net Change In Unrealized Appreciation
  (Depreciation) During the Year                                                    865                 (928)             (25,733)
                                                                    -------------------- -------------------- --------------------
  Net Gain (Loss) on Investments                                                   (211)                (782)             (21,476)
                                                                    -------------------- -------------------- --------------------

Net Increase (Decrease) in Net Assets
 Resulting from Operations                                                         (209)                (702)             (17,732)
                                                                    -------------------- -------------------- --------------------
Contract Transactions:
 Premiums Received from Contract Owners                                              46                  140                1,509
 Contract Owner Withdrawals                                                         (51)                (215)              (3,604)
 Net Transfers In (Out) (Note 4)                                                 (5,172)               5,832                8,418
 Contract Maintenance Charges (Note 3)                                                0                   (1)                 (17)
                                                                    -------------------- -------------------- --------------------
  Net Increase (Decrease) in Net Assets
   Resulting from Contract Transactions                                          (5,177)               5,756                6,306
                                                                    -------------------- -------------------- --------------------

Total Increase (Decrease) in Net Assets                                          (5,386)               5,054              (11,426)
Net Assets, Beginning of Period                                                   5,386                5,136               90,143
                                                                    -------------------- -------------------- --------------------
Net Assets, End of Period                                           $                (0) $            10,190  $            78,717
                                                                    ==================== ==================== ====================

See accompanying notes to financial statements.



ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK
STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS
FOR THE YEAR ENDED DECEMBER 31, 2000 (continued)
================================================================================

                                                                                           Divisions Investing In
                                                                    ==============================================================
                                                                             MFS
                                                                           Emerging               MFS                AIM V.I.
                                                                            Growth              Research              Value
                                                                            Series               Series                Fund
(In thousands)                                                      ==================== ==================== ====================


Investment Income (Loss):
 Reinvested Dividends (Note 2)                                      $             2,385  $             1,412  $             1,875
 Asset-Based Insurance Charges (Note 3)                                            (603)                (317)                (613)
                                                                    -------------------- -------------------- --------------------
  Net Investment Income (Loss)                                                    1,782                1,095                1,262
                                                                    -------------------- -------------------- --------------------

Realized and Unrealized Gains (Losses)
  On Investments:
 Net Realized Gains (Losses) (Note 2)                                             3,165                1,167                2,128
 Net Change In Unrealized Appreciation
  (Depreciation) During the Year                                                (15,096)              (4,428)             (11,127)
                                                                    -------------------- -------------------- --------------------
  Net Gain (Loss) on Investments                                                (11,931)              (3,261)              (8,999)
                                                                    -------------------- -------------------- --------------------

Net Increase (Decrease) in Net Assets
 Resulting from Operations                                                      (10,149)              (2,166)              (7,737)
                                                                    -------------------- -------------------- --------------------
Contract Transactions:
 Premiums Received from Contract Owners                                             727                  621                  986
 Contract Owner Withdrawals                                                      (1,468)                (976)              (1,707)
 Net Transfers In (Out) (Note 4)                                                  9,460                7,627                3,649
 Contract Maintenance Charges (Note 3)                                               (8)                  (5)                  (8)
                                                                    -------------------- -------------------- --------------------
  Net Increase (Decrease) in Net Assets
   Resulting from Contract Transactions                                           8,711                7,267                2,920
                                                                    -------------------- -------------------- --------------------

Total Increase (Decrease) in Net Assets                                          (1,438)               5,101               (4,817)
Net Assets, Beginning of Period                                                  41,631               22,776               46,076
                                                                    -------------------- -------------------- --------------------
Net Assets, End of Period                                           $            40,193  $            27,877  $            41,259
                                                                    ==================== ==================== ====================

See accompanying notes to financial statements.



ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK
STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS
FOR THE YEAR ENDED DECEMBER 31, 2000 (continued)
================================================================================

                                                                   Divisions Investing In
                                                                    =====================
                                                                           AIM V.I.
                                                                           Capital
                                                                         Appreciation
                                                                             Fund
(In thousands)                                                      ====================


Investment Income (Loss):
 Reinvested Dividends (Note 2)                                      $               475
 Asset-Based Insurance Charges (Note 3)                                            (239)
                                                                    --------------------
  Net Investment Income (Loss)                                                      236
                                                                    --------------------

Realized and Unrealized Gains (Losses)
  On Investments:
 Net Realized Gains (Losses) (Note 2)                                               498
 Net Change In Unrealized Appreciation
  (Depreciation) During the Year                                                 (3,423)
                                                                    --------------------
  Net Gain (Loss) on Investments                                                 (2,925)
                                                                    --------------------

Net Increase (Decrease) in Net Assets
 Resulting from Operations                                                       (2,689)
                                                                    --------------------
Contract Transactions:
 Premiums Received from Contract Owners                                             365
 Contract Owner Withdrawals                                                        (770)
 Net Transfers In (Out) (Note 4)                                                  5,976
 Contract Maintenance Charges (Note 3)                                               (2)
                                                                    --------------------
  Net Increase (Decrease) in Net Assets
   Resulting from Contract Transactions                                           5,569
                                                                    --------------------

Total Increase (Decrease) in Net Assets                                           2,880
Net Assets, Beginning of Period                                                  13,990
                                                                    --------------------
Net Assets, End of Period                                           $            16,870
                                                                    ====================

See accompanying notes to financial statements.


ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK
STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS
FOR THE YEAR ENDED DECEMBER 31, 1999
================================================================================

                                                                                           Divisions Investing In
                                                                    ==============================================================
                                                                           Domestic                                    High
                                                                            Money                Prime               Current
                                                                            Market                Bond                Income
                                                                             Fund                 Fund                 Fund
(In thousands)                                                      ==================== ==================== ====================


Investment Income (Loss):
 Reinvested Dividends (Note 2)                                      $             1,606  $             3,073  $             3,500
 Asset-Based Insurance Charges (Note 3)                                            (459)                (586)                (428)
                                                                    -------------------- -------------------- --------------------
  Net Investment Income (Loss)                                                    1,147                2,487                3,072
                                                                    -------------------- -------------------- --------------------

Realized and Unrealized Gains (Losses)
  On Investments:
 Net Realized Gains (Losses) (Note 2)                                                 0                 (382)                (581)
 Net Change In Unrealized Appreciation
  (Depreciation) During the Year                                                      0               (3,746)              (1,084)
                                                                    -------------------- -------------------- --------------------
  Net Gain (Loss) on Investments                                                      0               (4,128)              (1,665)
                                                                    -------------------- -------------------- --------------------

Net Increase (Decrease) in Net Assets
 Resulting from Operations                                                        1,147               (1,641)               1,407
                                                                    -------------------- -------------------- --------------------
Contract Transactions:
 Premiums Received from Contract Owners                                          70,604                  326                  168
 Contract Owner Withdrawals                                                      (3,198)              (2,699)              (1,587)
 Net Transfers In (Out) (Note 4)                                                (68,556)               1,423                  496
 Contract Maintenance Charges (Note 3)                                               (7)                 (11)                  (9)
                                                                    -------------------- -------------------- --------------------
  Net Increase (Decrease) in Net Assets
   Resulting from Contract Transactions                                          (1,157)                (961)                (932)
                                                                    -------------------- -------------------- --------------------

Total Increase (Decrease) in Net Assets                                             (10)              (2,602)                 475
Net Assets, Beginning of Period                                                  33,635               44,975               31,310
                                                                    -------------------- -------------------- --------------------
Net Assets, End of Period                                           $            33,625  $            42,373  $            31,785
                                                                    ==================== ==================== ====================

See accompanying notes to financial statements.



ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK
STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS
FOR THE YEAR ENDED DECEMBER 31, 1999 (continued)
================================================================================

                                                                                           Divisions Investing In
                                                                    ==============================================================
                                                                                               Small Cap
                                                                           Quality               Value               American
                                                                            Equity               Focus               Balanced
                                                                             Fund                 Fund                 Fund
(In thousands)                                                      ==================== ==================== ====================


Investment Income (Loss):
 Reinvested Dividends (Note 2)                                      $            12,358  $             3,932  $             2,865
 Asset-Based Insurance Charges (Note 3)                                            (733)                (387)                (191)
                                                                    -------------------- -------------------- --------------------
  Net Investment Income (Loss)                                                   11,625                3,545                2,674
                                                                    -------------------- -------------------- --------------------

Realized and Unrealized Gains (Losses)
  On Investments:
 Net Realized Gains (Losses) (Note 2)                                             1,566               (1,725)                 274
 Net Change In Unrealized Appreciation
  (Depreciation) During the Year                                                  1,532                6,630               (1,964)
                                                                    -------------------- -------------------- --------------------
  Net Gain (Loss) on Investments                                                  3,098                4,905               (1,690)
                                                                    -------------------- -------------------- --------------------

Net Increase (Decrease) in Net Assets
 Resulting from Operations                                                       14,723                8,450                  984
                                                                    -------------------- -------------------- --------------------
Contract Transactions:
 Premiums Received from Contract Owners                                             313                  196                    0
 Contract Owner Withdrawals                                                      (3,084)              (1,986)                (958)
 Net Transfers In (Out) (Note 4)                                                 (1,528)              (1,885)                (976)
 Contract Maintenance Charges (Note 3)                                              (14)                  (8)                  (4)
                                                                    -------------------- -------------------- --------------------
  Net Increase (Decrease) in Net Assets
   Resulting from Contract Transactions                                          (4,313)              (3,683)              (1,938)
                                                                    -------------------- -------------------- --------------------

Total Increase (Decrease) in Net Assets                                          10,410                4,767                 (954)
Net Assets, Beginning of Period                                                  52,899               29,536               15,083
                                                                    -------------------- -------------------- --------------------
Net Assets, End of Period                                           $            63,309  $            34,303  $            14,129
                                                                    ==================== ==================== ====================

See accompanying notes to financial statements.



ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK
STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS
FOR THE YEAR ENDED DECEMBER 31, 1999 (continued)
================================================================================

                                                                                           Divisions Investing In
                                                                    ==============================================================
                                                                           Natural               Global            Utilities &
                                                                          Resources             Strategy             Telecom
                                                                            Focus                Focus                Focus
                                                                             Fund                 Fund                 Fund
(In thousands)                                                      ==================== ==================== ====================


Investment Income (Loss):
 Reinvested Dividends (Note 2)                                      $                16  $             6,218  $             1,020
 Asset-Based Insurance Charges (Note 3)                                             (10)                (598)                (102)
                                                                    -------------------- -------------------- --------------------
  Net Investment Income (Loss)                                                        6                5,620                  918
                                                                    -------------------- -------------------- --------------------

Realized and Unrealized Gains (Losses)
  On Investments:
 Net Realized Gains (Losses) (Note 2)                                               (84)                 825                  533
 Net Change In Unrealized Appreciation
  (Depreciation) During the Year                                                    231                1,646                 (685)
                                                                    -------------------- -------------------- --------------------
  Net Gain (Loss) on Investments                                                    147                2,471                 (152)
                                                                    -------------------- -------------------- --------------------

Net Increase (Decrease) in Net Assets
 Resulting from Operations                                                          153                8,091                  766
                                                                    -------------------- -------------------- --------------------
Contract Transactions:
 Premiums Received from Contract Owners                                               0                  268                    0
 Contract Owner Withdrawals                                                        (126)              (2,484)                (478)
 Net Transfers In (Out) (Note 4)                                                    (70)              (4,209)                (559)
 Contract Maintenance Charges (Note 3)                                                0                  (16)                  (2)
                                                                    -------------------- -------------------- --------------------
  Net Increase (Decrease) in Net Assets
   Resulting from Contract Transactions                                            (196)              (6,441)              (1,039)
                                                                    -------------------- -------------------- --------------------

Total Increase (Decrease) in Net Assets                                             (43)               1,650                 (273)
Net Assets, Beginning of Period                                                     718               46,102                8,137
                                                                    -------------------- -------------------- --------------------
Net Assets, End of Period                                           $               675  $            47,752  $             7,864
                                                                    ==================== ==================== ====================

See accompanying notes to financial statements.



ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK
STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS
FOR THE YEAR ENDED DECEMBER 31, 1999 (continued)
================================================================================

                                                                                           Divisions Investing In
                                                                    ==============================================================
                                                                        International            Global               Basic
                                                                            Equity                Bond                Value
                                                                            Focus                Focus                Focus
                                                                             Fund                 Fund                 Fund
(In thousands)                                                      ==================== ==================== ====================


Investment Income (Loss):
 Reinvested Dividends (Note 2)                                      $               540  $               217  $            12,519
 Asset-Based Insurance Charges (Note 3)                                            (146)                 (51)                (710)
                                                                    -------------------- -------------------- --------------------
  Net Investment Income (Loss)                                                      394                  166               11,809
                                                                    -------------------- -------------------- --------------------

Realized and Unrealized Gains (Losses)
  On Investments:
 Net Realized Gains (Losses) (Note 2)                                              (271)                 (15)                 360
 Net Change In Unrealized Appreciation
  (Depreciation) During the Year                                                  3,263                 (537)              (3,815)
                                                                    -------------------- -------------------- --------------------
  Net Gain (Loss) on Investments                                                  2,992                 (552)              (3,455)
                                                                    -------------------- -------------------- --------------------

Net Increase (Decrease) in Net Assets
 Resulting from Operations                                                        3,386                 (386)               8,354
                                                                    -------------------- -------------------- --------------------
Contract Transactions:
 Premiums Received from Contract Owners                                               0                    0                  679
 Contract Owner Withdrawals                                                        (702)                (339)              (2,590)
 Net Transfers In (Out) (Note 4)                                                   (945)                (404)              11,455
 Contract Maintenance Charges (Note 3)                                               (4)                  (1)                 (16)
                                                                    -------------------- -------------------- --------------------
  Net Increase (Decrease) in Net Assets
   Resulting from Contract Transactions                                          (1,651)                (744)               9,528
                                                                    -------------------- -------------------- --------------------

Total Increase (Decrease) in Net Assets                                           1,735               (1,130)              17,882
Net Assets, Beginning of Period                                                  10,639                4,427               44,415
                                                                    -------------------- -------------------- --------------------
Net Assets, End of Period                                           $            12,374  $             3,297  $            62,297
                                                                    ==================== ==================== ====================

See accompanying notes to financial statements.



ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK
STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS
FOR THE YEAR ENDED DECEMBER 31, 1999 (continued)
================================================================================

                                                                                           Divisions Investing In
                                                                    ==============================================================
                                                                                               Developing
                                                                          Government        Capital Markets           Index
                                                                             Bond                Focus                 500
                                                                             Fund                 Fund                 Fund
(In thousands)                                                      ==================== ==================== ====================


Investment Income (Loss):
 Reinvested Dividends (Note 2)                                      $             1,455  $               116  $             1,575
 Asset-Based Insurance Charges (Note 3)                                            (311)                 (58)                (526)
                                                                    -------------------- -------------------- --------------------
  Net Investment Income (Loss)                                                    1,144                   58                1,049
                                                                    -------------------- -------------------- --------------------

Realized and Unrealized Gains (Losses)
  On Investments:
 Net Realized Gains (Losses) (Note 2)                                                42                 (458)               3,330
 Net Change In Unrealized Appreciation
  (Depreciation) During the Year                                                 (1,892)               2,621                2,379
                                                                    -------------------- -------------------- --------------------
  Net Gain (Loss) on Investments                                                 (1,850)               2,163                5,709
                                                                    -------------------- -------------------- --------------------

Net Increase (Decrease) in Net Assets
 Resulting from Operations                                                         (706)               2,221                6,758
                                                                    -------------------- -------------------- --------------------
Contract Transactions:
 Premiums Received from Contract Owners                                             226                   43                  741
 Contract Owner Withdrawals                                                      (1,251)                (226)              (1,301)
 Net Transfers In (Out) (Note 4)                                                  3,281                  170                5,278
 Contract Maintenance Charges (Note 3)                                               (5)                  (1)                  (8)
                                                                    -------------------- -------------------- --------------------
  Net Increase (Decrease) in Net Assets
   Resulting from Contract Transactions                                           2,251                  (14)               4,710
                                                                    -------------------- -------------------- --------------------

Total Increase (Decrease) in Net Assets                                           1,545                2,207               11,468
Net Assets, Beginning of Period                                                  22,316                3,620               32,047
                                                                    -------------------- -------------------- --------------------
Net Assets, End of Period                                           $            23,861  $             5,827  $            43,515
                                                                    ==================== ==================== ====================

See accompanying notes to financial statements.



ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK
STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS
FOR THE YEAR ENDED DECEMBER 31, 1999 (continued)
================================================================================

                                                                                           Divisions Investing In
                                                                    ==============================================================
                                                                            Global              Balanced            Mercury HW
                                                                            Growth              Capital           International
                                                                            Focus                Focus              Value VIP
                                                                             Fund                 Fund              Portfolio
(In thousands)                                                      ==================== ==================== ====================


Investment Income (Loss):
 Reinvested Dividends (Note 2)                                      $               148  $                52  $               111
 Asset-Based Insurance Charges (Note 3)                                            (126)                 (20)                (222)
                                                                    -------------------- -------------------- --------------------
  Net Investment Income (Loss)                                                       22                   32                 (111)
                                                                    -------------------- -------------------- --------------------

Realized and Unrealized Gains (Losses)
  On Investments:
 Net Realized Gains (Losses) (Note 2)                                               341                   16                 (617)
 Net Change In Unrealized Appreciation
  (Depreciation) During the Year                                                  2,730                   39                3,201
                                                                    -------------------- -------------------- --------------------
  Net Gain (Loss) on Investments                                                  3,071                   55                2,584
                                                                    -------------------- -------------------- --------------------

Net Increase (Decrease) in Net Assets
 Resulting from Operations                                                        3,093                   87                2,473
                                                                    -------------------- -------------------- --------------------
Contract Transactions:
 Premiums Received from Contract Owners                                             164                   40                  147
 Contract Owner Withdrawals                                                        (453)                 (31)                (802)
 Net Transfers In (Out) (Note 4)                                                  7,530                  502               (3,114)
 Contract Maintenance Charges (Note 3)                                               (2)                   0                   (3)
                                                                    -------------------- -------------------- --------------------
  Net Increase (Decrease) in Net Assets
   Resulting from Contract Transactions                                           7,239                  511               (3,772)
                                                                    -------------------- -------------------- --------------------

Total Increase (Decrease) in Net Assets                                          10,332                  598               (1,299)
Net Assets, Beginning of Period                                                   1,366                1,106               21,857
                                                                    -------------------- -------------------- --------------------
Net Assets, End of Period                                           $            11,698  $             1,704  $            20,558
                                                                    ==================== ==================== ====================

See accompanying notes to financial statements.



ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK
STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS
FOR THE YEAR ENDED DECEMBER 31, 1999 (continued)
================================================================================

                                                                                           Divisions Investing In
                                                                    ==============================================================
                                                                           Mercury
                                                                          V.I. U.S.             1999 ML              1998 ML
                                                                          Large Cap            Select Ten           Select Ten
                                                                             Fund              V.I. Trust           V.I. Trust
(In thousands)                                                      ==================== ==================== ====================


Investment Income (Loss):
 Reinvested Dividends (Note 2)                                      $                 4  $                65  $                10
 Asset-Based Insurance Charges (Note 3)                                              (4)                 (50)                 (10)
                                                                    -------------------- -------------------- --------------------
  Net Investment Income (Loss)                                                        0                   15                    0
                                                                    -------------------- -------------------- --------------------

Realized and Unrealized Gains (Losses)
  On Investments:
 Net Realized Gains (Losses) (Note 2)                                                 2                 (106)                 253
 Net Change In Unrealized Appreciation
  (Depreciation) During the Year                                                     94                 (864)                 (46)
                                                                    -------------------- -------------------- --------------------
  Net Gain (Loss) on Investments                                                     96                 (970)                 207
                                                                    -------------------- -------------------- --------------------

Net Increase (Decrease) in Net Assets
 Resulting from Operations                                                           96                 (955)                 207
                                                                    -------------------- -------------------- --------------------
Contract Transactions:
 Premiums Received from Contract Owners                                              32                  199                   23
 Contract Owner Withdrawals                                                         (17)                 (79)                 (17)
 Net Transfers In (Out) (Note 4)                                                    795                6,222               (2,143)
 Contract Maintenance Charges (Note 3)                                                0                   (1)                   0
                                                                    -------------------- -------------------- --------------------
  Net Increase (Decrease) in Net Assets
   Resulting from Contract Transactions                                             810                6,341               (2,137)
                                                                    -------------------- -------------------- --------------------

Total Increase (Decrease) in Net Assets                                             906                5,386               (1,930)
Net Assets, Beginning of Period                                                       0                    0                1,930
                                                                    -------------------- -------------------- --------------------
Net Assets, End of Period                                           $               906  $             5,386  $                 0
                                                                    ==================== ==================== ====================

See accompanying notes to financial statements.



ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK
STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS
FOR THE YEAR ENDED DECEMBER 31, 1999 (continued)
================================================================================

                                                                                           Divisions Investing In
                                                                    ==============================================================
                                                                                                                       MFS
                                                                                                Premier              Emerging
                                                                            Quasar               Growth               Growth
                                                                          Portfolio            Portfolio              Series
(In thousands)                                                      ==================== ==================== ====================


Investment Income (Loss):
 Reinvested Dividends (Note 2)                                      $                 4  $               916  $                 0
 Asset-Based Insurance Charges (Note 3)                                             (40)                (907)                (351)
                                                                    -------------------- -------------------- --------------------
  Net Investment Income (Loss)                                                      (36)                   9                 (351)
                                                                    -------------------- -------------------- --------------------

Realized and Unrealized Gains (Losses)
  On Investments:
 Net Realized Gains (Losses) (Note 2)                                               (45)               3,360                1,734
 Net Change In Unrealized Appreciation
  (Depreciation) During the Year                                                    671               15,739               16,238
                                                                    -------------------- -------------------- --------------------
  Net Gain (Loss) on Investments                                                    626               19,099               17,972
                                                                    -------------------- -------------------- --------------------

Net Increase (Decrease) in Net Assets
 Resulting from Operations                                                          590               19,108               17,621
                                                                    -------------------- -------------------- --------------------
Contract Transactions:
 Premiums Received from Contract Owners                                              23                1,701                  454
 Contract Owner Withdrawals                                                        (171)              (2,308)                (996)
 Net Transfers In (Out) (Note 4)                                                  3,888               22,307                3,775
 Contract Maintenance Charges (Note 3)                                               (1)                 (14)                  (6)
                                                                    -------------------- -------------------- --------------------
  Net Increase (Decrease) in Net Assets
   Resulting from Contract Transactions                                           3,739               21,686                3,227
                                                                    -------------------- -------------------- --------------------

Total Increase (Decrease) in Net Assets                                           4,329               40,794               20,848
Net Assets, Beginning of Period                                                     807               49,349               20,783
                                                                    -------------------- -------------------- --------------------
Net Assets, End of Period                                           $             5,136  $            90,143  $            41,631
                                                                    ==================== ==================== ====================

See accompanying notes to financial statements.



ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK
STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS
FOR THE YEAR ENDED DECEMBER 31, 1999 (continued)
================================================================================

                                                                                           Divisions Investing In
                                                                    ==============================================================
                                                                                                                     AIM V.I.
                                                                             MFS                AIM V.I.             Capital
                                                                           Research              Value             Appreciation
                                                                            Series                Fund                 Fund
(In thousands)                                                      ==================== ==================== ====================


Investment Income (Loss):
 Reinvested Dividends (Note 2)                                      $               224  $               760  $               295
 Asset-Based Insurance Charges (Note 3)                                            (250)                (480)                (133)
                                                                    -------------------- -------------------- --------------------
  Net Investment Income (Loss)                                                      (26)                 280                  162
                                                                    -------------------- -------------------- --------------------

Realized and Unrealized Gains (Losses)
  On Investments:
 Net Realized Gains (Losses) (Note 2)                                               571                1,051                  157
 Net Change In Unrealized Appreciation
  (Depreciation) During the Year                                                  3,547                7,912                3,790
                                                                    -------------------- -------------------- --------------------
  Net Gain (Loss) on Investments                                                  4,118                8,963                3,947
                                                                    -------------------- -------------------- --------------------

Net Increase (Decrease) in Net Assets
 Resulting from Operations                                                        4,092                9,243                4,109
                                                                    -------------------- -------------------- --------------------
Contract Transactions:
 Premiums Received from Contract Owners                                             407                1,005                  232
 Contract Owner Withdrawals                                                        (569)              (1,119)                (337)
 Net Transfers In (Out) (Note 4)                                                  1,937               10,407                1,556
 Contract Maintenance Charges (Note 3)                                               (5)                  (7)                  (2)
                                                                    -------------------- -------------------- --------------------
  Net Increase (Decrease) in Net Assets
   Resulting from Contract Transactions                                           1,770               10,286                1,449
                                                                    -------------------- -------------------- --------------------

Total Increase (Decrease) in Net Assets                                           5,862               19,529                5,558
Net Assets, Beginning of Period                                                  16,914               26,547                8,432
                                                                    -------------------- -------------------- --------------------
Net Assets, End of Period                                           $            22,776  $            46,076  $            13,990
                                                                    ==================== ==================== ====================

See accompanying notes to financial statements.

ML OF NEW YORK VARIABLE ANNUITY SEPARATE ACCOUNT A
ML LIFE INSURANCE COMPANY OF NEW YORK

NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION

   ML of New York Variable Annuity Separate Account A ("Separate Account A"), a separate account of ML Life Insurance Company of New York ("ML of New York"), was established to support ML of New York's operations with respect to certain variable annuity contracts ("Contracts"). Separate Account A is governed by New York State Insurance Law. ML of New York is an indirect wholly owned subsidiary of Merrill Lynch & Co., Inc. ("Merrill Lynch & Co."). Separate Account A is registered as a unit investment trust under the Investment Company Act of 1940, as amended, and consists of twenty-seven investment divisions. The investment divisions are as follows:

      Merrill Lynch Variable Series Funds, Inc.: Eighteen of the investment divisions each invest in the shares of a single mutual fund portfolio of the Merrill Lynch Variable Series Funds, Inc. ("Merrill Variable Funds"). The investment advisor to the funds of the Merrill Variable Funds is Merrill Lynch Investment Managers, L.P. ("MLIM"), formerly Merrill Lynch Asset Management, L.P., an indirect subsidiary of Merrill Lynch & Co. The Focus Twenty Select Fund commenced operations on July 10, 2000. Effective April 4, 2000,
      (i) the Special Value Focus Fund was renamed Small Cap Value Focus Fund; (ii) the Global Utility Focus Fund was renamed the Utilities and Telecommunications Focus Fund; and (iii) the Capital Focus Fund was renamed
      Balanced Capital Focus Fund. Prior to the periods included in these financial statements, the American Balanced Fund, Natural Resources Focus Fund, Utilities and Telecommunications Focus Fund, International Equity Focus Fund and Global Bond Focus Fund were closed to allocations of premiums and contract value. Mercury HW Variable Trust: One of the investment divisions invests in the shares of a single mutual fund portfolio of the Mercury HW Variable Trust ("Mercury Trust"). The investment advisor to the fund of the Mercury Trust is Mercury Advisors, a division of MLIM. Effective following close of business on October 5, 2000, the Hotchkis and Wiley Variable Trust was renamed Mercury HW Variable Trust, and the International VIP Portfolio was renamed Mercury HW International Value VIP Portfolio.
      Mercury V.I. Funds, Inc.: One of the investment divisions invests in the shares of a single mutual fund portfolio of the Mercury V.I. Funds, Inc. ("Mercury Funds"). The investment advisor to the fund of the Mercury Funds is Mercury Advisors. This investment division commenced operations on June 18, 1999.
      Defined Asset Funds, Equity Investor Fund: One of the investment divisions invests in the units of a single unit investment trust of the Equity Investor Fund. Equity Investor Fund is sponsored by Merrill Lynch, Pierce, Fenner & Smith, Incorporated, a wholly owned subsidiary of Merrill Lynch & Co. The unit investment trust of the Equity Investor Fund has annual rollovers that occur on or about May 1 of each year.
      Alliance Variable Products Series Fund, Inc.: Two investment divisions each invest in the shares of a single mutual fund portfolio of the Alliance Variable Products Series Fund, Inc. ("Alliance Variable Fund"). The investment advisor to the funds of the Alliance Variable Fund is Alliance Capital Management, L.P.
      MFS Variable Insurance Trust: Two of the investment divisions each invest in the shares of a single mutual fund portfolio of the MFS Variable Insurance Trust ("MFS Variable Trust"). The investment advisor to the funds of the MFS Variable Trust is Massachusetts Financial Services Company.
      AIM Variable Insurance Funds, Inc.: Two of the investment divisions each invest in the shares of a single mutual fund portfolio of the AIM Variable Insurance Funds, Inc. ("AIM Variable Funds"). The investment advisor to the funds of the AIM Variable Funds is AIM Advisors, Inc.

   The assets of Separate Account A are registered in the name of ML of New York. The portion of Separate Account A's assets applicable to the Contracts are not chargeable with liabilities arising out of any other business ML of New York may conduct.

   The  change in net assets accumulated in Separate Account
   A provides the basis for the periodic determination of the amount of increased or decreased benefits under the Contracts.

   The net assets may not be less than the amount required under New York State Insurance Law to provide for death benefits (without regard to the minimum death benefit guarantee) and other Contract benefits.

2. SIGNIFICANT ACCOUNTING POLICIES

   The financial statements included herein have been prepared in accordance with accounting principles generally accepted in the United States of America for variable annuity separate accounts registered as unit investment trusts. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Investments of the investment divisions are included in the statement of assets and liabilities at the net asset value of the shares held in the underlying funds, which value their investments at market value. Dividend income is recognized on the ex-dividend date. All dividends are automatically reinvested. Realized gains and losses on the sales of investments are computed on the first in first out basis. Investment transactions are recorded on the trade date.

   The operations of Separate Account A are included in the Federal income tax return of ML of New York. Under the provisions of the Contracts, ML of New York has the right to charge Separate Account A for any Federal income tax attributable to Separate Account A. No charge is currently being made against Separate Account A for such tax since, under current tax law, ML of New York pays no tax on investment income and capital gains reflected in variable annuity contract reserves. However, ML of New York retains the right to charge for any Federal income tax incurred that is attributable to Separate Account A if the law is changed. Charges for state and local taxes, if any, attributable to Separate Account A may also be made.

3. CHARGES AND FEES

   ML of New York assumes mortality and expense risks related to Contracts investing in Separate Account A and deducts daily charges at a rate of 1.25% (on an annual basis) of the net assets of Separate Account A to cover these risks.

   An administration charge of 0.10% (on an annual basis) is deducted daily from the net asset value of Separate Account A. This charge is made to reimburse ML of New York for costs associated with the establishment and administration of Separate Account A.

   ML of New York deducts a contract maintenance charge of $40 for each Contract on each Contract's anniversary that occurs on or prior to the annuity date. It is also deducted when the Contract is surrendered if it is surrendered on any date other than a contract anniversary date. The contract maintenance charge is borne by Contract owners by redeeming accumulation units with a value equal to the charge. This charge is waived on all Contracts with a Contract value equal to or greater than $50,000 on the date the charge would otherwise be deducted, and in certain circumstances where multiple contracts are owned.

   Contract owners may make up to six transfers among the Separate Account A divisions per contract year without charge. Certain transfers from the Equity Investor Fund do not count towards the six transfers. Additional transfers may be permitted at a charge of $25 per transfer.

4. NET TRANSFERS

   Net transfers include transfers among Separate Account A investment divisions, as well as transfers from Separate Account A investment divisions to the Reserve Assets Fund investment division of ML of New York Variable Annuity Separate Account B.

5. PURCHASES AND SALES OF INVESTMENTS

   The   cost  of  purchases  and  proceeds  from  sales  of
   investments for the year ended December 31, 2000 (or from inception to December 31, 2000 if less than one year) were as follows:

   (In thousands)
                                       Purchases     Sales
                                       ---------   ---------
   Domestic Money Market Fund          $  36,333   $  36,884
   Prime Bond Fund                         5,885       8,548
   High Current Income Fund                5,256       5,209
   Quality Equity Fund                    17,666       6,612
   Small Cap Value Focus Fund             12,983       3,426
   American Balanced Fund                  1,683       2,560
   Natural Resources Focus Fund                3          73
   Global Strategy Focus Fund              6,548       6,397
   Utilities and
    Telecommunications Focus Fund          2,598       1,195
   International Equity Focus Fund           557       1,422
   Global Bond Focus Fund                    128         601
   Basic Value Focus Fund                 15,546       8,750
   Government Bond Fund                    4,236       5,880
   Developing Capital Markets Focus Fund   1,568       3,147
   Index 500 Fund                          4,800       4,469
   Global Growth Focus Fund               10,422         478
   Balanced Capital Focus Fund               567         279
   Focus Twenty Select Fund                6,982         375
   Mercury HW International
    Value VIP Portfolio                    6,846       3,127
   Mercury V.I. U.S. Large Cap Fund        2,553         176
   2000 ML Select 10 V.I. Trust            2,869         174
   1999 ML Select 10 V.I. Trust              460      11,128
   Quasar Portfolio                        6,553         717
   Premier Growth Portfolio               19,626       9,604
   MFS Emerging Growth Series             16,107       5,626
   MFS Research Series                    12,032       3,676
   AIM V.I. Value Fund                    10,515       6,346
   AIM V.I. Capital Appreciation Fund      7,144       1,344
                                       ---------   ---------
                                       $ 218,466   $ 138,223
                                       =========   =========

6. UNIT VALUES

   The following is a summary of unit values and units outstanding for variable annuity contracts and the expenses as a percentage of average net assets, excluding expenses of the underlying funds, for each of the five years in the period ended December 31, 2000 or lesser time period, if applicable. For all funds, excluding the Domestic Money Market Fund, the total return calculations represent the one year total return (or from inception to December 31 if less than one year) and do not reflect the contingent deferred sales charge. Total return calculations for the Domestic Money Market Fund represent the effective yield for the seven day period ended December 31.

   Domestic Money Market Fund
   --------------------------                  Expenses
                             Net Assets       as of % of
                 Units   -------------------   Average    Total
   December 31, (000's)  Unit Value  (000's)  Net Assets  Return
   -------------------------------------------------------------
     2000        2,467     $13.41    $33,085     1.35%     4.60%
     1999        2,623      12.82     33,625     1.35      4.02
     1998        2,715      12.39     33,635     1.35      3.41
     1997        2,393      11.94     28,571     1.35      4.05
     1996        1,678      11.50     19,294     1.35      3.76

   Prime Bond Fund
   ---------------                             Expenses
                             Net Assets       as of % of
                 Units   -------------------   Average    Total
   December 31, (000's)  Unit Value  (000's)  Net Assets  Return
   -------------------------------------------------------------
     2000        2,565     $15.98    $40,995     1.35%     8.43%
     1999        2,879      14.72     42,373     1.35     -3.76
     1998        2,943      15.28     44,975     1.35      6.30
     1997        2,776      14.36     39,866     1.35      7.07
     1996        2,934      13.40     39,314     1.35      0.80

   High Current Income Fund
   ------------------------                    Expenses
                             Net Assets       as of % of
                 Units   -------------------   Average    Total
   December 31, (000's)  Unit Value  (000's)  Net Assets  Return
   -------------------------------------------------------------
     2000        1,727     $15.51    $26,788     1.35%    -8.42%
     1999        1,879      16.92     31,785     1.35      4.43
     1998        1,935      16.18     31,310     1.35     -4.48
     1997        1,794      16.93     30,376     1.35      9.40
     1996        1,341      15.46     20,733     1.35      9.57

   Quality Equity Fund
   -------------------                         Expenses
                             Net Assets       as of % of
                 Units   -------------------   Average    Total
   December 31, (000's)  Unit Value  (000's)  Net Assets  Return
   -------------------------------------------------------------
     2000        2,051     $25.70    $52,720     1.35%   -11.15%
     1999        2,191      28.89     63,309     1.35     29.54
     1998        2,374      22.28     52,899     1.35     13.92
     1997        2,617      19.54     51,145     1.35     21.92
     1996        2,799      16.01     44,805     1.35     15.77

   Small Cap Value Focus Fund
   --------------------------                  Expenses
                             Net Assets       as of % of
                 Units   -------------------   Average    Total
   December 31, (000's)  Unit Value  (000's)  Net Assets  Return
   -------------------------------------------------------------
     2000        1,718     $23.15    $39,763     1.35%    13.10%
     1999        1,677      20.45     34,303     1.35     32.22
     1998        1,912      15.45     29,536     1.35     -7.85
     1997        1,789      16.75     29,970     1.35     10.11
     1996        1,684      15.20     25,599     1.35      6.56

   American Balanced Fund
   ----------------------                      Expenses
                             Net Assets       as of % of
                 Units   -------------------   Average    Total
   December 31, (000's)  Unit Value  (000's)  Net Assets  Return
   -------------------------------------------------------------
     2000          587     $19.49    $11,433     1.35%    -3.09%
     1999          703      20.09     14,129     1.35      7.16
     1998          805      18.73     15,083     1.35     11.93
     1997          935      16.72     15,635     1.35     15.42
     1996        1,196      14.47     17,308     1.35      7.95

   Natural Resources Focus Fund
   ----------------------------                Expenses
                             Net Assets       as of % of
                 Units   -------------------   Average    Total
   December 31, (000's)  Unit Value  (000's)  Net Assets  Return
   -------------------------------------------------------------
     2000           49     $17.42       $849     1.35%    37.17%
     1999           53      12.68        676     1.35     24.94
     1998           71      10.14        718     1.35    -16.52
     1997          116      12.14      1,402     1.35    -13.78
     1996          145      14.06      2,035     1.35     10.70

   Global Strategy Focus Fund
   --------------------------                  Expenses
                             Net Assets       as of % of
                 Units   -------------------   Average    Total
   December 31, (000's)  Unit Value  (000's)  Net Assets  Return
   -------------------------------------------------------------
     2000        2,084     $18.18    $37,885     1.35%   -10.92%
     1999        2,343      20.38     47,752     1.35     19.63
     1998        2,709      17.02     46,102     1.35      7.31
     1997        3,197      15.85     50,670     1.35     10.33
     1996        3,436      14.35     49,309     1.35     11.33

   Utilities and Telecomunications Focus Fund
   ------------------------------------------
                                               Expenses
                             Net Assets       as of % of
                 Units   -------------------   Average    Total
   December 31, (000's)  Unit Value  (000's)  Net Assets  Return
   -------------------------------------------------------------
     2000          308     $21.24     $6,538     1.35%    -4.11%
     1999          356      22.12      7,864     1.35     11.01
     1998          409      19.91      8,137     1.35     22.27
     1997          476      16.27      7,737     1.35     24.09
     1996          647      13.10      8,473     1.35     10.50

   International Equity Focus Fund
   -------------------------------             Expenses
                             Net Assets       as of % of
                 Units   -------------------   Average    Total
   December 31, (000's)  Unit Value  (000's)  Net Assets  Return
   -------------------------------------------------------------
     2000          677     $13.20     $8,937     1.35%   -18.47%
     1999          765      16.18     12,374     1.35     35.65
     1998          893      11.91     10,639     1.35      6.25
     1997        2,327      11.20     26,066     1.35     -5.93
     1996        1,536      11.90     18,275     1.35      4.49

   Global Bond Focus Fund
   ----------------------                      Expenses
                             Net Assets       as of % of
                 Units   -------------------   Average    Total
   December 31, (000's)  Unit Value  (000's)  Net Assets  Return
   -------------------------------------------------------------
     2000          220     $12.23     $2,691     1.35%    -1.07%
     1999          267      12.35      3,297     1.35     -9.50
     1998          325      13.63      4,427     1.35     11.00
     1997          405      12.27      4,964     1.35      0.48
     1996          459      12.20      5,605     1.35      6.21

   Basic Value Focus Fund
   ----------------------                      Expenses
                             Net Assets       as of % of
                 Units   -------------------   Average    Total
   December 31, (000's)  Unit Value  (000's)  Net Assets  Return
   -------------------------------------------------------------
     2000        2,529     $27.63    $69,878     1.35%    11.03%
     1999        2,506      24.86     62,297     1.35     19.37
     1998        2,134      20.81     44,415     1.35      7.87
     1997        1,943      19.27     37,438     1.35     18.89
     1996        1,767      16.19     28,601     1.35     18.05

   Government Bond Fund
   --------------------                        Expenses
                             Net Assets       as of % of
                 Units   -------------------   Average    Total
   December 31, (000's)  Unit Value  (000's)  Net Assets  Return
   -------------------------------------------------------------
     2000        1,643     $14.24    $23,396     1.35%     9.90%
     1999        1,843      12.95     23,861     1.35     -3.21
     1998        1,670      13.36     22,316     1.35      7.20
     1997          901      12.45     11,217     1.35      7.32
     1996          402      11.59      4,658     1.35      1.40

   Developing Capital Markets Focus Fund
   -------------------------------------       Expenses
                             Net Assets       as of % of
                 Units   -------------------   Average    Total
   December 31, (000's)  Unit Value  (000's)  Net Assets  Return
   -------------------------------------------------------------
     2000          340      $7.37     $2,506     1.35%   -29.72%
     1999          556      10.48      5,827     1.35     63.14
     1998          564       6.42      3,620     1.35    -30.40
     1997          892       9.21      8,218     1.35     -7.88
     1996          412       9.99      4,113     1.35      8.14

   Index 500 Fund
   --------------                              Expenses
                             Net Assets       as of % of
                 Units   -------------------   Average    Total
   December 31, (000's)  Unit Value  (000's)  Net Assets  Return
   -------------------------------------------------------------
     2000        2,205     $17.85    $39,355     1.35%   -10.67%
     1999        2,180      19.96     43,515     1.35     18.77
     1998        1,909      16.79     32,047     1.35     26.43
     1997        1,245      13.27     16,525     1.35     30.91
     1996           10      10.12        106     1.35      1.14

   Global Growth Focus Fund
   ------------------------                    Expenses
                             Net Assets       as of % of
                 Units   -------------------   Average    Total
   December 31, (000's)  Unit Value  (000's)  Net Assets  Return
   -------------------------------------------------------------
     2000        1,423     $12.32    $17,529     1.35%   -16.22%
     1999          796      14.69     11,698     1.35     36.70
     1998          127      10.74      1,366     1.35     13.02

   Balanced Capital Focus Fund
   ---------------------------                 Expenses
                             Net Assets       as of % of
                 Units   -------------------   Average    Total
   December 31, (000's)  Unit Value  (000's)  Net Assets  Return
   -------------------------------------------------------------
     2000          190     $10.82     $2,054     1.35%     4.90%
     1999          165      10.30      1,704     1.35      6.30
     1998          114       9.68      1,106     1.35     -5.60

   Focus Twenty Select Fund
   ------------------------                    Expenses
                             Net Assets       as of % of
                 Units   -------------------   Average    Total
   December 31, (000's)  Unit Value  (000's)  Net Assets  Return
   -------------------------------------------------------------
     2000          730      $7.47     $5,454     1.35%   -25.35%

   Mercury HW International Value VIP Portfolio
   --------------------------------------------
                                               Expenses
                             Net Assets       as of % of
                 Units   -------------------   Average    Total
   December 31, (000's)  Unit Value  (000's)  Net Assets  Return
   -------------------------------------------------------------
     2000        2,132     $11.56    $24,649     1.35%     1.39%
     1999        1,805      11.39     20,558     1.35     19.93
     1998        2,303       9.49     21,857     1.35     -8.92

   Mercury V.I. U.S. Large Cap Fund
   --------------------------------            Expenses
                             Net Assets       as of % of
                 Units   -------------------   Average    Total
   December 31, (000's)  Unit Value  (000's)  Net Assets  Return
   -------------------------------------------------------------
     2000          284      $9.94     $2,823     1.35%   -17.15%
     1999           76      11.98        906     1.35     39.80

   2000 ML Select 10 V.I. Trust
   ----------------------------                Expenses
                             Net Assets       as of % of
                 Units   -------------------   Average    Total
   December 31, (000's)  Unit Value  (000's)  Net Assets  Return
   -------------------------------------------------------------
     2000          290     $10.67     $3,089     1.35%    13.54%

   1999 ML Select 10 V.I. Trust
   ----------------------------                Expenses
                             Net Assets       as of % of
                 Units   -------------------   Average    Total
   December 31, (000's)  Unit Value  (000's)  Net Assets  Return
   -------------------------------------------------------------
     1999          574      $9.39     $5,386     1.35%    -7.34%

   Quasar Portfolio
   ----------------                            Expenses
                             Net Assets       as of % of
                 Units   -------------------   Average    Total
   December 31, (000's)  Unit Value  (000's)  Net Assets  Return
   -------------------------------------------------------------
     2000        1,111      $9.17    $10,190     1.35%    -7.44%
     1999          519       9.90      5,136     1.35     15.39
     1998           94       8.57        807     1.35    -23.80

   Premier Growth Portfolio
   ------------------------                    Expenses
                             Net Assets       as of % of
                 Units   -------------------   Average    Total
   December 31, (000's)  Unit Value  (000's)  Net Assets  Return
   -------------------------------------------------------------
     2000        3,799     $20.72    $78,717     1.35%   -17.78%
     1999        3,581      25.17     90,143     1.35     30.41
     1998        2,560      19.28     49,349     1.35     45.84
     1997        1,273      13.21     16,819     1.35     31.95

   MFS Emerging Growth Series
   --------------------------                  Expenses
                             Net Assets       as of % of
                 Units   -------------------   Average    Total
   December 31, (000's)  Unit Value  (000's)  Net Assets  Return
   -------------------------------------------------------------
     2000        1,856     $21.65    $40,193     1.35%   -20.76%
     1999        1,525      27.30     41,631     1.35     74.17
     1998        1,327      15.66     20,783     1.35     32.23
     1997          600      11.83      7,099     1.35     20.15
     1996           15       9.83        147     1.35     -1.75

   MFS Research Series
   -------------------                         Expenses
                             Net Assets       as of % of
                 Units   -------------------   Average    Total
   December 31, (000's)  Unit Value  (000's)  Net Assets  Return
   -------------------------------------------------------------
     2000        1,666     $16.73    $27,877     1.35%    -6.22%
     1999        1,278      17.82     22,776     1.35     22.26
     1998        1,162      14.56     16,914     1.35     21.61
     1997          589      11.96      7,047     1.35     18.53

   AIM V.I. Value Fund
   -------------------                         Expenses
                             Net Assets       as of % of
                 Units   -------------------   Average    Total
   December 31, (000's)  Unit Value  (000's)  Net Assets  Return
   -------------------------------------------------------------
     2000        2,338     $17.65    $41,259     1.35%   -15.87%
     1999        2,198      20.96     46,076     1.35     28.03
     1998        1,624      16.35     26,547     1.35     30.50
     1997          695      12.52      8,699     1.35     21.91

   AIM V.I. Capital Appreciation Fund
   ----------------------------------          Expenses
                             Net Assets       as of % of
                 Units   -------------------   Average    Total
   December 31, (000's)  Unit Value  (000's)  Net Assets  Return
   -------------------------------------------------------------
     2000        1,018     $16.57    $16,870     1.35%   -12.19%
     1999          742      18.86     13,990     1.35     42.53
     1998          638      13.22      8,432     1.35     17.59
     1997          705      11.23      7,922     1.35     11.87

7. UNITS ISSUED AND REDEEMED

   Units issued and redeemed by Separate Account A during 2000 and 1999 were as follows:

                                                     Domestic                          High                          Small Cap
                                                       Money           Prime          Current         Quality          Value
                                                      Market           Bond           Income          Equity           Focus
                                                       Fund            Fund            Fund            Fund            Fund
(In thousands)                                    =============== =============== =============== =============== ===============

Outstanding at January 1, 1999                             2,715           2,943           1,935           2,374           1,912
Activity during 1999:
     Issued                                                5,996             369             304              95             154
     Redeemed                                             (6,088)           (433)           (360)           (278)           (389)
                                                  --------------- --------------- --------------- --------------- ---------------

Outstanding at December 31, 1999                           2,623           2,879           1,879           2,191           1,677
Activity during 2000:
     Issued                                                2,634             225             148              68             182
     Redeemed                                             (2,790)           (539)           (300)           (208)           (141)
                                                  --------------- --------------- --------------- --------------- ---------------

Outstanding at December 31, 2000                           2,467           2,565           1,727           2,051           1,718
                                                  =============== =============== =============== =============== ===============

                                                                      Natural         Global        Utilities &    International
                                                     American        Resources       Strategy         Telecom         Equity
                                                     Balanced          Focus           Focus           Focus           Focus
                                                       Fund            Fund            Fund            Fund            Fund
(In thousands)                                    =============== =============== =============== =============== ===============

Outstanding at January 1, 1999                               805              71           2,709             409             893
Activity during 1999:
     Issued                                                    3               0              53              15               5
     Redeemed                                               (105)            (18)           (419)            (68)           (133)
                                                  --------------- --------------- --------------- --------------- ---------------

Outstanding at December 31, 1999                             703              53           2,343             356             765
Activity during 2000:
     Issued                                                    0               0              42               0               0
     Redeemed                                               (116)             (4)           (301)            (48)            (88)
                                                  --------------- --------------- --------------- --------------- ---------------

Outstanding at December 31, 2000                             587              49           2,084             308             677
                                                  =============== =============== =============== =============== ===============

7. UNITS ISSUED AND REDEEMED (continued)

                                                      Global           Basic                        Developing
                                                       Bond            Value        Government    Capital Markets      Index
                                                       Focus           Focus           Bond            Focus           500
                                                       Fund            Fund            Fund            Fund            Fund
(In thousands)                                    =============== =============== =============== =============== ===============

Outstanding at January 1, 1999                               325           2,134           1,670             564           1,909
Activity during 1999:
     Issued                                                    0             636             390             121             882
     Redeemed                                                (58)           (264)           (217)           (129)           (611)
                                                  --------------- --------------- --------------- --------------- ---------------

Outstanding at December 31, 1999                             267           2,506           1,843             556           2,180
Activity during 2000:
     Issued                                                    0             350             217             154             241
     Redeemed                                                (47)           (327)           (417)           (370)           (216)
                                                  --------------- --------------- --------------- --------------- ---------------

Outstanding at December 31, 2000                             220           2,529           1,643             340           2,205
                                                  =============== =============== =============== =============== ===============


                                                      Global         Balanced          Focus        Mercury HW        Mercury
                                                      Growth          Capital         Twenty       International     V.I. U.S.
                                                       Focus           Focus          Select         Value VIP       Large Cap
                                                       Fund            Fund            Fund          Portfolio         Fund
(In thousands)                                    =============== =============== =============== =============== ===============

Outstanding at January 1, 1999                               127             114               0           2,303               0
Activity during 1999:
     Issued                                                1,099              84               0             693              84
     Redeemed                                               (430)            (33)              0          (1,191)             (8)
                                                  --------------- --------------- --------------- --------------- ---------------

Outstanding at December 31, 1999                             796             165               0           1,805              76
Activity during 2000:
     Issued                                                  658              50             769             603             226
     Redeemed                                                (31)            (25)            (39)           (276)            (18)
                                                  --------------- --------------- --------------- --------------- ---------------

Outstanding at December 31, 2000                           1,423             190             730           2,132             284
                                                  =============== =============== =============== =============== ===============

7. UNITS ISSUED AND REDEEMED (continued)

                                                                                                                        MFS
                                                      2000 ML         1999 ML                         Premier        Emerging
                                                    Select Ten      Select Ten        Quasar          Growth          Growth
                                                    V.I. Trust      V.I. Trust       Portfolio       Portfolio        Series
(In thousands)                                    =============== =============== =============== =============== ===============

Outstanding at January 1, 1999                                 0               0              94           2,560           1,327
Activity during 1999:
     Issued                                                    0             774             485           1,447             426
     Redeemed                                                  0            (200)            (60)           (426)           (228)
                                                  --------------- --------------- --------------- --------------- ---------------

Outstanding at December 31, 1999                               0             574             519           3,581           1,525
Activity during 2000:
     Issued                                                  393              25             660             620             532
     Redeemed                                               (103)           (599)            (68)           (402)           (201)
                                                  --------------- --------------- --------------- --------------- ---------------

Outstanding at December 31, 2000                             290               0           1,111           3,799           1,856
                                                  =============== =============== =============== =============== ===============

                                                                                     AIM V.I.
                                                        MFS          AIM V.I.         Capital
                                                     Research          Value       Appreciation
                                                      Series           Fund            Fund
(In thousands)                                    =============== =============== ===============

Outstanding at January 1, 1999                             1,162           1,624             638
Activity during 1999:
     Issued                                                  303             795             183
     Redeemed                                               (187)           (221)            (79)
                                                  --------------- --------------- ---------------

Outstanding at December 31, 1999                           1,278           2,198             742
Activity during 2000:
     Issued                                                  586             449             341
     Redeemed                                               (198)           (309)            (65)
                                                  --------------- --------------- ---------------

Outstanding at December 31, 2000                           1,666           2,338           1,018
                                                  =============== =============== ===============
















INDEPENDENT AUDITORS' REPORT



The Board of Directors of
ML Life Insurance Company of New York:

We have audited the accompanying balance sheets of ML Life Insurance Company of New York (the "Company"), a wholly owned subsidiary of Merrill Lynch Insurance Group, Inc., as of December 31, 2000 and 1999, and the related statements of earnings, comprehensive income, stockholder's equity, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.





/s/ DELOITTE & TOUCHE LLP

NEW YORK, NEW YORK
February 27, 2001





ML LIFE INSURANCE COMPANY OF NEW YORK
(A wholly owned subsidiary of Merrill Lynch Insurance Group, Inc.)

BALANCE SHEETS
AS OF DECEMBER 31, 2000 AND 1999
(Dollars in thousands, except common stock par value and shares)

ASSETS                                                                        2000                  1999
------                                                                     -----------          ------------
INVESTMENTS:
 Fixed maturity securities, at estimated fair value
   (amortized cost: 2000 - $142,648; 1999 - $166,016)                      $   140,657          $   160,437
 Equity securities, at estimated fair value
   (cost: 2000 - $18,313; 1999 - $19,782)                                       17,695               16,992
 Policy loans on insurance contracts                                            90,367               88,165
                                                                           -----------          ------------
   Total Investments                                                           248,719              265,594


CASH AND CASH EQUIVALENTS                                                       19,514               34,195
ACCRUED INVESTMENT INCOME                                                        4,621                4,990
DEFERRED POLICY ACQUISITION COSTS                                               30,195               29,703
FEDERAL INCOME TAXES - DEFERRED                                                    581                3,892
FEDERAL INCOME TAXES - CURRENT                                                      62                    -
REINSURANCE RECEIVABLES                                                          1,978                  153
OTHER ASSETS                                                                     4,099                3,292
SEPARATE ACCOUNTS ASSETS                                                     1,035,626            1,086,875
                                                                           -----------          ------------


TOTAL ASSETS                                                               $ 1,345,395          $ 1,428,694
                                                                           ===========          ============















See accompanying notes to financial statements.






LIABILITIES AND STOCKHOLDER'S EQUITY                                         2000               1999
------------------------------------                                      -----------       ------------
LIABILITIES:
 POLICYHOLDER LIABILITIES AND ACCRUALS:
   Policyholders' account balances                                        $   239,140       $   248,016
   Claims and claims settlement expenses                                        4,938             3,762
                                                                          -----------       ------------
          Total policyholder liabilities and accruals                         244,078           251,778

 OTHER POLICYHOLDER FUNDS                                                         986             1,195
 FEDERAL INCOME TAXES - CURRENT                                                     -             1,420
 AFFILIATED PAYABLES - NET                                                        926             1,030
 OTHER LIABILITIES                                                              2,176             2,414
 SEPARATE ACCOUNTS LIABILITIES                                              1,035,626         1,086,875
                                                                          -----------       ------------
          Total Liabilities                                                 1,283,792         1,344,712
                                                                          -----------       ------------
STOCKHOLDER'S EQUITY:
 Common stock, $10 par value - 220,000 shares
   authorized, issued and outstanding                                           2,200             2,200
 Additional paid-in capital                                                    52,310            66,259
 Retained earnings                                                             10,147            21,051
 Accumulated other comprehensive loss                                          (3,054)           (5,528)
                                                                          -----------       ------------
          Total Stockholder's Equity                                           61,603            83,982
                                                                          -----------       ------------
TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY                                $ 1,345,395       $ 1,428,694
                                                                          ===========       ============









ML LIFE INSURANCE COMPANY OF NEW YORK
(A wholly owned subsidiary of Merrill Lynch Insurance Group, Inc.)

STATEMENTS OF EARNINGS
FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
(Dollars in thousands)

                                                                         2000             1999            1998
                                                                      ----------       ----------     ----------
REVENUES:

 Policy charge revenue                                                $  20,216       $  17,046       $  14,917
 Net investment income                                                   18,687          19,400          21,549
 Net realized investment losses                                             (98)         (3,100)         (1,998)
                                                                      ----------      ----------      ----------
        Total Revenues                                                   38,805          33,346          34,468
                                                                      ----------      ----------      ----------
BENEFITS AND EXPENSES:
 Interest credited to policyholders' account balances                    11,910          12,013          13,832
 Policy benefits (net of reinsurance recoveries: 2000 - $2,419
   1999 - $542; 1998 - $1,191)                                            1,787             632           1,630
 Reinsurance premium ceded                                                2,011           1,822           1,705
 Amortization of deferred policy acquisition costs                        3,969           4,845           5,759
 Insurance expenses and taxes                                             4,147           4,195           4,900
                                                                      ----------      ----------      ----------
        Total Benefits and Expenses                                      23,824          23,507          27,826
                                                                      ----------      ----------      ----------
        Earnings Before Federal Income Tax Provision                     14,981           9,839           6,642
                                                                      ----------      ----------      ----------
FEDERAL INCOME TAX PROVISION (BENEFIT):
 Current                                                                  2,855           4,805           3,337
 Deferred                                                                 1,979          (1,555)         (1,465)
                                                                      ----------      ----------      ----------
        Total Federal Income Tax Provision                                4,834           3,250           1,872
                                                                      ----------      ----------      ----------
NET EARNINGS                                                          $  10,147       $   6,589       $   4,770
                                                                      ==========      ==========      ==========












See accompanying notes to financial statements.

ML LIFE INSURANCE COMPANY OF NEW YORK
(A wholly owned subsidiary of Merrill Lynch Insurance Group, Inc.)

STATEMENTS OF COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
(Dollars in thousands)

                                                                         2000             1999            1998
                                                                      ----------      ----------      ----------
NET EARNINGS                                                          $  10,147       $   6,589       $   4,770
                                                                      ----------      ----------      ----------
OTHER COMPREHENSIVE INCOME (LOSS)

 Net unrealized gains (losses) on available-for-sale securities:
   Net unrealized holding gains (losses) arising during the period        5,667         (14,221)         (4,329)
   Reclassification adjustment for losses included in net earnings          110           3,708           1,994
                                                                      ----------      ----------      ----------
   Net unrealized gains (losses) on investment securities                 5,777         (10,513)         (2,335)

   Adjustments for:
              Policyholder liabilities                                   (1,971)          3,496           1,417
              Deferred federal income taxes                              (1,332)          2,456             321
                                                                      ----------      ----------      ----------
 Total other comprehensive income (loss), net of tax                      2,474          (4,561)           (597)
                                                                      ----------      ----------      ----------
COMPREHENSIVE INCOME                                                  $  12,621       $   2,028       $   4,173
                                                                      ==========      ==========      ==========























See accompanying notes to financial statements.

ML LIFE INSURANCE COMPANY OF NEW YORK
(A wholly owned subsidiary of Merrill Lynch Insurance Group, Inc.)

STATEMENTS OF STOCKHOLDER'S EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
(Dollars in thousands)

                                                                                              Accumulated
                                                            Additional                           other               Total
                                                Common       paid-in          Retained       comprehensive       stockholder's
                                                stock        capital          earnings           loss                equity
                                              ---------     ----------        ---------      -------------       -------------
BALANCE, JANUARY 1, 1998                      $  2,200      $  66,259         $  9,692       $       (370)       $     77,781

 Net earnings                                                                    4,770                                  4,770
 Other comprehensive loss, net of tax                                                                (597)               (597)
                                              ---------     ----------        ---------      -------------       -------------
BALANCE, DECEMBER 31, 1998                       2,200         66,259           14,462               (967)             81,954

 Net earnings                                                                    6,589                                  6,589
 Other comprehensive loss, net of tax                                                              (4,561)             (4,561)
                                              ---------     ----------        ---------      -------------       -------------
BALANCE, DECEMBER 31, 1999                       2,200         66,259           21,051             (5,528)             83,982

 Dividend to parent                                           (13,949)         (21,051)                               (35,000)
 Net earnings                                                                   10,147                                 10,147
 Other comprehensive income, net of tax                                                             2,474               2,474
                                              ---------     ----------        ---------      -------------       -------------
BALANCE, DECEMBER 31, 2000                    $  2,200      $  52,310         $ 10,147       $     (3,054)       $     61,603
                                              =========     ==========        =========      =============       =============





















See accompanying notes to financial statements.

ML LIFE INSURANCE COMPANY OF NEW YORK
(A wholly owned subsidiary of Merrill Lynch Insurance Group, Inc.)

STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
(Dollars in thousands)

                                                                              2000            1999            1998
                                                                           -----------     -----------     -----------
Cash Flows From Operating Activities:
Net earnings                                                               $   10,147      $    6,589      $    4,770
Noncash items included in earnings:
Amortization of deferred policy acquisition costs                               3,969           4,845           5,759
Capitalization of policy acquisition costs                                     (4,461)         (4,806)         (5,095)
Amortization (accretion) of investments                                           343             429            (262)
Interest credited to policyholders' account balances                           11,910          12,013          13,832
Provision (benefit) for deferred Federal income tax                             1,979          (1,555)         (1,465)
(Increase) decrease in operating assets:
Accrued investment income                                                         369             (22)            448
Federal income taxes - current                                                    (62)              -               -
Reinsurance receivables                                                        (1,825)            499            (223)
Other                                                                            (790)            952            (856)
Increase (decrease) in operating liabilities:
Claims and claims settlement expenses                                           1,176             776             979
Other policyholder funds                                                         (209)           (588)           (158)
Federal income taxes - current                                                 (1,420)             73            (908)
Affiliated payables                                                              (104)           (223)         (2,239)
Other                                                                            (238)            290             (31)
Other operating activities:
Net realized investment losses                                                     98           3,100           1,998
                                                                           -----------     -----------     -----------
Net cash and cash equivalents provided by operating activities                 20,882          22,372          16,549
                                                                           -----------     -----------     -----------
Cash Flow From Investing Activities:
Proceeds from (payments for):
Sales of available-for-sale securities                                          9,320         171,785         102,967
Maturities of available-for-sale securities                                    27,935          40,227          59,161
Purchases of available-for-sale securities                                    (12,859)       (189,067)       (119,611)
Policy loans on insurance contracts                                            (2,202)            (82)             80
                                                                           -----------     -----------     -----------
Net cash and cash equivalents provided by investing activities                 22,194          22,863          42,597
                                                                           -----------     -----------     -----------











See accompanying notes to financial statements.                 (Continued)

ML LIFE INSURANCE COMPANY OF NEW YORK
(a wholly owned subsidiary of Merrill Lynch Insurance Group, Inc.)

STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
(Continued) (Dollars in thousands)

                                                                              2000            1999            1998
                                                                           -----------     -----------     -----------
Cash Flows from Financing Activities:
Proceeds from (payments for):
Dividends paid to parent                                                   $  (35,000)     $        -      $        -
Policyholder deposits                                                          77,338          79,889          94,226
Policyholder withdrawals (including transfers to/from separate accounts)     (100,095)       (109,636)       (144,728)
                                                                           -----------     -----------     -----------
       Net cash and cash equivalents used by financing activities             (57,757)        (29,747)        (50,502)
                                                                           -----------     -----------     -----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                          (14,681)         15,488           8,644

CASH AND CASH EQUIVALENTS:
 Beginning of year                                                             34,195          18,707          10,063
                                                                           -----------     -----------     -----------
 End of year                                                               $   19,514       $  34,195       $  18,707
                                                                           ===========     ===========     ===========
Supplementary Disclosure of Cash Flow Information:
 Cash paid to affiliates for:
   Federal income taxes                                                    $    4,337       $   4,732       $   4,245
   Interest                                                                        91              85             148























See accompanying notes to financial statements.

ML LIFE INSURANCE COMPANY OF NEW YORK
(A wholly owned subsidiary of Merrill Lynch Insurance Group, Inc.)

NOTES TO FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS)

 NOTE 1:   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Description of Business: ML Life Insurance Company of New York (the "Company") is a wholly owned subsidiary of Merrill Lynch Insurance Group, Inc. ("MLIG"). The Company is an indirect wholly owned subsidiary of Merrill Lynch & Co., Inc. ("Merrill Lynch & Co.").

  The Company sells non-participating life insurance and annuity products including variable life insurance, variable annuities, market value adjusted annuities and immediate annuities. The Company is licensed to sell insurance in nine states; however, it currently limits its marketing activities to the State of New York. The Company markets its products solely through the retail network of Merrill Lynch, Pierce, Fenner & Smith, Incorporated ("MLPF&S"), a wholly owned broker-dealer subsidiary of Merrill Lynch & Co.

  Basis of Reporting: The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America and prevailing industry practices, both of which require management to make estimates that affect the reported amounts and disclosure of contingencies in the financial statements. Actual results could differ from those estimates.

  For the purpose of reporting cashflows, cash and cash equivalents include cash on hand and on deposit and short-term investments with original maturities of three months or less.

  To facilitate comparisons with the current year, certain amounts in the prior years have been reclassified.

  Revenue Recognition: Revenues for variable annuity contracts consist of policy charges for mortality and expense risks, administration fees, withdrawal charges, and annual contract maintenance charges.

  Revenues for variable life insurance contracts consist of policy charges for mortality and expense risks, cost of insurance fees, withdrawal charges, and amortization of deferred sales charges.

  Revenues for interest-sensitive annuity contracts (market value adjusted annuities and immediate annuities) and interest-sensitive life insurance contracts (single premium whole life insurance - not currently marketed) consist of investment income and withdrawal charges.

  Investments: The Company's investments in fixed maturity and equity securities are classified as available-for-sale and are carried at estimated fair value with unrealized gains and losses included in stockholder's equity as a component of accumulated other comprehensive loss, net of tax. If management determines that a decline in the value of a security is other-than-temporary, the carrying value is adjusted to estimated fair value and the decline in value is recorded as a net realized investment loss.

  For fixed maturity securities, premiums are amortized to the earlier of the call or maturity date, discounts are accreted to the maturity date, and interest income is accrued daily. For equity securities, dividends are recognized on the dividend declaration date. Realized gains and losses on the sale or maturity of the investments are determined on the basis of specific identification. Investment transactions are recorded on the trade date.

  Certain fixed maturity securities are considered non-investment grade. The Company defines non-investment grade fixed maturity securities as unsecured debt obligations that do not have a rating equivalent to Standard and Poor's (or similar rating agency) BBB- or higher.

  Policy loans on insurance contracts are stated at unpaid principal balances.

  Deferred Policy Acquisition Costs: Policy acquisition costs for life and annuity contracts are deferred and amortized based on the estimated future gross profits for each group of contracts. These future gross profit estimates are subject to periodic evaluation by the Company, with necessary revisions applied against amortization to date. The impact of these revisions on cumulative amortization is recorded as a charge or credit to current operations. It is reasonably possible that estimates of future gross profits could be reduced in the future, resulting in a material reduction in the carrying amount of deferred policy acquisition costs.

  Policy acquisition costs are principally commissions and a portion of certain other expenses relating to policy acquisition, underwriting and issuance that are primarily related to and vary with the production of new business. Insurance expenses and taxes reported in the statements of earnings are net of amounts deferred. Policy acquisition costs can also arise from the acquisition or reinsurance of existing inforce policies from other insurers. These costs include ceding commissions and professional fees related to the reinsurance assumed. The deferred costs are amortized in proportion to the estimated future gross profits over the anticipated life of the acquired insurance contracts utilizing an interest methodology.

  During 1990, the Company entered into an assumption reinsurance agreement with an unaffiliated insurer. The acquisition costs relating to this agreement are being amortized over a twenty-five year period using an effective interest rate of 7.5%. This reinsurance agreement provides for payment of contingent ceding commissions, for a ten year period, based upon the persistency and mortality experience of the insurance contracts assumed. Any payments made for the contingent ceding commissions will be capitalized and amortized using an identical methodology as that used for the initial acquisition costs. The following is a reconciliation of the acquisition costs related to the reinsurance agreement for the years ended December 31:

                                 2000          1999          1998
                               ---------     ---------     ---------
   Beginning balance           $ 12,396      $ 12,784      $ 16,550
   Capitalized amounts            1,237         1,336           691
   Interest accrued                 930           959         1,241
   Amortization                  (1,798)       (2,683)       (5,698)
                               ---------     ---------     ---------
   Ending balance              $ 12,765      $ 12,396      $ 12,784
                               =========     =========     =========

  The following table presents the expected amortization, net of interest accrued, of these deferred acquisition costs over the next five years. The amortization may be adjusted based on periodic evaluation of the expected gross profits on the reinsured policies.

                  2001        $    745
                  2002        $    691
                  2003        $    675
                  2004        $    715
                  2005        $    756

  Separate Accounts: Separate Accounts are established in conformity with New York State Insurance Law, the Company's domiciliary state, and are generally not chargeable with liabilities that arise from any other business of the Company. Separate Accounts assets may be subject to general claims of the Company only to the extent the value of such assets exceeds Separate Accounts liabilities.

  Net investment income and net realized and unrealized gains
  (losses) attributable to Separate Accounts assets accrue directly to the contract owner and are not reported as revenue in the Company's Statement of Earnings.

  Assets and liabilities of Separate Accounts, representing net deposits and accumulated net investment earnings less fees, held primarily for the benefit of contract owners, are shown as separate captions in the balance sheets.


  Policyholders' Account Balances: Liabilities for the Company's universal life type contracts, including its life insurance and annuity products, are equal to the full accumulation value of such contracts as of the valuation date plus deficiency reserves for certain products. Interest-crediting rates for the Company's fixed-rate products are as follows:

  Interest-sensitive life products        4.00%
  Interest-sensitive deferred annuities   4.00% - 8.07%
  Immediate annuities                     3.00% - 11.00%

  These rates may be changed at the option of the Company, subject to minimum guarantees, after initial guaranteed rates expire.

  Claims and Claims Settlement Expenses: Liabilities for claims and claims settlement expenses equal the death benefit (plus accrued interest) for claims that have been reported to the Company but have not settled and an estimate, based upon prior experience, for unreported claims.

  Income Taxes: The results of operations of the Company are included in the consolidated Federal income tax return of Merrill Lynch & Co. The Company has entered into a tax-sharing agreement with Merrill Lynch & Co. whereby the Company will calculate its current tax provision based on its operations. Under the agreement, the Company periodically remits to Merrill Lynch & Co. its current federal tax liability.

  The Company uses the asset and liability method in providing income taxes on all transactions that have been recognized in the financial statements. The asset and liability method requires that deferred taxes be adjusted to reflect the tax rates at which future taxable amounts will be settled or realized. The effects of tax rate changes on future deferred tax liabilities and deferred tax assets, as well as other changes in income tax laws, are recognized in net earnings in the period such changes are enacted. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

  Insurance companies are generally subject to taxes on premiums and in substantially all states are exempt from state income taxes.

  Accounting Pronouncements: On January 1, 2001, the Company adopted the provisions of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS No. 133"). SFAS No.133 requires the Company to recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. The accounting treatment for changes in fair value of derivatives is dependent upon whether the derivative qualifies for hedge accounting. As defined in SFAS No. 133, the Company does not have any derivatives that qualify for hedge accounting and, as such, changes in fair value of derivatives will be recorded in earnings. The adoption of SFAS No. 133 will not have a material impact on the Company's financial position or results of operations.

 NOTE 2:     ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

  Financial instruments are carried at fair value or amounts that approximate fair value. The carrying value of financial instruments as of December 31 were:

                                                        2000           1999
  Assets:                                           ------------   ------------
   Fixed maturity securities (1)                    $    140,657   $    160,437
   Equity securities (1)                                  17,695         16,992
   Policy loans on insurance contracts (2)                90,367         88,165
   Cash and cash equivalents (3)                          19,514         34,195
   Separate Accounts assets (4)                        1,035,626      1,086,875
                                                    ------------   ------------
  Total financial instruments                       $  1,303,859   $  1,386,664
                                                    ============   ============

 (1) For publicly traded securities, the estimated fair value is determined using quoted market prices. For securities without a readily ascertainable market value, the Company utilizes pricing services and broker quotes. Such estimated fair values do not necessarily represent the values for which these securities could have been sold at the dates of the balance sheets. At December 31, 2000 and 1999, securities without a readily ascertainable market value, having an amortized cost of $18,818 and $19,734, had an estimated fair value of $18,453 and $18,876, respectively.

 (2) The Company estimates the fair value of policy loans as equal to the book value of the loans. Policy loans are fully collateralized by the account value of the associated insurance contracts, and the spread between the policy loan interest rate and the interest rate credited to the account value held as collateral is fixed.

 (3) The estimated fair value of cash and cash equivalents approximates the carrying value.

 (4) Assets held in Separate Accounts are carried at the net asset value provided by the fund managers.

 NOTE 3:   INVESTMENTS

  The amortized cost and estimated fair value of investments in fixed maturity and equity securities as of December 31 were:

                                                                        2000
                                          --------------------------------------------------------------
                                             Cost /           Gross            Gross          Estimated
                                            Amortized       Unrealized       Unrealized         Fair
                                              Cost            Gains            Losses           Value
                                          ------------     ------------     ------------     -----------
  Fixed maturity securities:
   Corporate debt securities              $   109,101      $       594      $     2,314      $  107,381
   Mortgage-backed securities                   3,904              190               59           4,035
   U.S. government and agencies                27,645              239              263          27,621
   Foreign governments                          1,998                -              378           1,620
                                          ------------     ------------     ------------     -----------
    Total fixed maturity securities       $   142,648      $     1,023      $     3,014      $  140,657
                                          ============     ============     ============     ===========
  Equity securities:
   Non-redeemable preferred stocks        $    18,141      $         -      $       588      $   17,553
   Common stocks                                  172                -               30             142
                                          ------------     ------------     ------------     -----------
      Total equity securities             $    18,313      $         -      $       618      $   17,695
                                          ============     ============     ============     ===========

                                                                        1999
                                          --------------------------------------------------------------
                                             Cost /          Gross             Gross          Estimated
                                           Amortized       Unrealized        Unrealized         Fair
                                             Cost            Gains             Losses           Value
                                          ------------    -------------     ------------     -----------
  Fixed maturity securities:
   Corporate debt securities              $   128,239     $        600      $     4,558      $  124,281
   Mortgage-backed securities                   8,488              210               68           8,630
   U.S. government and agencies                27,291              160            1,681          25,770
   Foreign governments                          1,998                -              242           1,756
                                          ------------    -------------     ------------     -----------
    Total fixed maturity securities       $   166,016     $        970      $     6,549      $  160,437
                                          ============    =============     ============     ===========
  Equity securities:
   Non-redeemable preferred stocks        $    19,610     $         25      $     2,788      $   16,847
   Common stocks                                  172                -               27             145
                                          ------------    -------------     ------------     -----------
      Total equity securities             $    19,782     $         25      $     2,815      $   16,992
                                          ============    =============     ============     ===========

  The amortized cost and estimated fair value of fixed maturity securities at December 31, 2000 by contractual maturity were:

                                                                 Estimated
                                              Amortized            Fair
                                                Cost               Value
                                             ------------      ------------
   Fixed maturity securities:
   Due in one year or less                   $    25,012       $    24,768
   Due after one year through five years          68,887            68,242
   Due after five years through ten years         24,066            23,097
   Due after ten years                            20,779            20,515
                                             ------------      ------------
                                                 138,744           136,622
   Mortgage-backed securities                      3,904             4,035
                                             ------------      ------------
     Total fixed maturity securities         $   142,648       $   140,657
                                             ============      ============

  Fixed maturity securities not due at a single maturity date have been included in the preceding table in the year of final maturity. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

  The amortized cost and estimated fair value of fixed maturity securities at December 31, 2000 by rating agency equivalent were:

                                                                     Estimated
                                                  Amortized            Fair
                                                    Cost               Value
                                                 ----------         ----------
   AAA                                           $  48,121          $  48,141
   AA                                                6,496              6,460
   A                                                48,005             47,338
   BBB                                              35,182             34,300
   Non-investment grade                              4,844              4,418
                                                 ----------         ----------
     Total fixed maturity securities             $ 142,648          $ 140,657
                                                 ==========         ==========

  The Company has recorded certain adjustments to policyholders' account balances in conjunction with unrealized holding gains or losses on investments classified as available-for-sale. The Company adjusts those liabilities as if the unrealized holding gains or losses had actually been realized, with corresponding credits or charges reported in accumulated other comprehensive loss, net of taxes. The components of net unrealized gains (losses) included in accumulated other comprehensive loss as of December 31 were as follows:

                                                  2000         1999
   Assets:                                     ----------    ---------
    Fixed maturity securities                  $ (1,991)     $ (5,579)
    Equity securities                              (618)       (2,790)
    Other assets                                      -           (17)
    Federal income taxes - deferred               1,645         2,977
                                              ----------    ----------
                                                   (964)       (5,409)
                                              ----------    ----------
   Liabilities:
    Policyholders' account balances               2,090           119
                                              ----------    ----------
   Stockholder's equity:
    Accumulated other comprehensive loss       $ (3,054)    $  (5,528)
                                              ==========    ==========

  Proceeds and gross realized investment gains and losses from the sale of available-for-sale securities for the years ended
  December 31 were:

                                        2000          1999          1998
                                     ---------     ---------     ---------
  Proceeds                           $  9,320      $ 171,785     $ 102,967
  Gross realized investment gains          43          1,357         2,096
  Gross realized investment losses        141          4,457         4,094


  The company owned investment securities of $1,023 and $989 that were deposited with insurance regulatory authorities at December 31, 2000 and 1999, respectively.

  Excluding investments in U.S. Government and Agencies, the Company is not exposed to any significant concentration of credit risk in its fixed maturity securities portfolio.

  Net investment income arose from the following sources for the years ended December 31:

                                             2000         1999         1998
                                          ----------   ----------   ----------
  Fixed maturity securities               $  10,643    $  12,921    $  16,244
  Equity securities                           1,429        1,637          695
  Policy loans on insurance contracts         4,441        4,362        4,316
  Cash and cash equivalents                   2,635          932          800
  Other                                           1           29           29
                                          ----------   ----------   ----------
  Gross investment income                    19,149       19,881       22,084
  Less investment expenses                     (462)        (481)        (535)
                                          ----------   ----------   ----------
  Net investment income                   $  18,687    $  19,400    $  21,549
                                          ==========   ==========   ==========



 Net realized investment gains (losses), including changes in valuation allowances, for the years ended December 31:

                                             2000         1999         1998
                                          ---------    ----------   ----------
  Fixed maturity securities               $   (115)    $  (1,938)   $  (1,944)
  Equity securities                             17        (1,162)         (54)
                                          ---------    ----------   ----------
  Net realized investment gains (losses)  $    (98)    $  (3,100)   $  (1,998)
                                          =========    ==========   ==========

 NOTE 4:   FEDERAL INCOME TAXES

  The following is a reconciliation of the provision for income taxes based on earnings before federal income taxes, computed using the Federal statutory tax rate, with the provision for income taxes for the years ended December 31:

                                                                2000          1999         1998
                                                              --------      --------     --------
  Provision for income taxes computed at
   Federal Statutory rate                                     $ 5,243       $ 3,444      $ 2,325
  Decrease in income taxes resulting from:
     Dividend received deduction                                 (155)         (129)        (300)
     Foreign tax credit                                          (254)          (65)        (153)
                                                              --------      --------     --------
       Federal income tax provision                           $ 4,834       $ 3,250      $ 1,872
                                                              ========      ========     ========

  The Federal statutory rate for each of the three years in the period ended December 31, 2000 was 35%.

  The Company provides for deferred income taxes resulting from temporary differences that arise from recording certain transactions in different years for income tax reporting purposes than for financial reporting purposes. The sources of these differences and the tax effect of each are as follows:

                                                        2000          1999          1998
                                                     ---------     ---------    ----------
   Deferred policy acquisition costs                 $    622      $    332     $    (158)
   Policyholders' account balances                      1,006          (793)         (659)
   Investment adjustments                                 351        (1,113)         (629)
   Other                                                    -            19           (19)
                                                    ---------     ---------     ---------
   Deferred Federal income tax provision (benefit)   $  1,979      $ (1,555)     $ (1,465)
                                                    =========     =========     =========

  Deferred tax assets and liabilities as of December 31 are
  determined as follows:
                                               2000           1999
   Deferred tax assets:                      ---------      ---------
    Policyholders' account balances          $  4,810       $  5,816
    Investment adjustments                      1,387          1,738
    Net unrealized investment loss              1,645          2,977
                                             ---------      ---------
      Total deferred tax assets                 7,842         10,531
                                             ---------      ---------

   Deferred tax liabilities:
    Deferred policy acquisition costs           7,261          6,639
                                             ---------      ---------
      Net deferred tax asset                 $    581       $  3,892
                                             =========      =========

  The Company anticipates that all deferred tax assets will be realized, therefore no valuation allowance has been provided.

 NOTE 5:   REINSURANCE

  In the normal course of business, the Company seeks to limit its exposure to loss on any single insured life and to recover a portion of benefits paid by ceding reinsurance to other insurance enterprises or reinsurers under indemnity reinsurance agreements, primarily excess coverage and coinsurance agreements. The maximum amount of mortality risk retained by the Company is approximately $300 on single life policies and $500 on joint life policies.

  Indemnity reinsurance agreements do not relieve the Company from its obligations to policyholders. Failure of reinsurers to honor their obligations could result in losses to the Company. The Company regularly evaluates the financial condition of its reinsurers so as to minimize its exposure to significant losses from reinsurer insolvencies. The Company holds collateral under reinsurance agreements in the form of letters of credit, trust agreements and funds withheld totaling $103 that can be drawn upon for delinquent reinsurance recoverables.

  As of December 31, 2000, the Company had the following life insurance in-force:

                                                                                      Percentage
                                         Ceded to        Assumed                      of amount
                            Gross          other        from other         Net        assumed to
                            amount       companies      companies        amount           Net
Life insurance            ---------      ---------      ---------      ----------     ----------
        in force          $ 940,286      $ 166,354      $ 871,306      $1,645,238            53%

 NOTE 6:   RELATED PARTY TRANSACTIONS

  The Company and MLIG are parties to a service agreement whereby MLIG has agreed to provide certain accounting, data processing, legal, actuarial, management, advertising and other services to the Company. Expenses incurred by MLIG, in relation to this service agreement, are reimbursed by the Company on an allocated cost basis. Charges billed to the Company by MLIG pursuant to the agreement were $4,556, $4,199 and $4,767 for 2000, 1999 and 1998 respectively. Charges attributable to this agreement are included in insurance expenses and taxes, except for investment related expenses, which are included in net investment income. The Company is allocated interest expense on its accounts payable to MLIG that approximates the daily Federal funds rate. Total intercompany interest incurred was $69, $54 and $69 for 2000, 1999 and 1998, respectively.
  Intercompany interest is included in net investment income.

  The Company and Merrill Lynch Investment Managers, L.P. ("MLIM") are parties to a service agreement whereby MLIM has agreed to provide certain invested asset management services to the Company. The Company pays a fee to MLIM for these services through the MLIG service agreement. Charges attributable to this agreement and allocated to the Company by MLIG were $156, $149 and $157 for 2000, 1999 and 1998, respectively.

  The Company has a general agency agreement with Merrill Lynch Life Agency Inc. ("MLLA") whereby registered representatives of MLPF&S, who are the Company's licensed insurance agents, solicit applications for contracts to be issued by the Company. MLLA is paid commissions for the contracts sold by such agents. Commissions paid to MLLA were $2,874, $3,069 and $3,798 for 2000, 1999 and 1998, respectively. Substantially all of these commissions were capitalized as deferred policy acquisitions costs and are being amortized in accordance with the policy discussed in Note 1.

  In connection with the acquisition of a block of variable life insurance business from Monarch Life Insurance Company ("Monarch Life"), the Company borrowed funds from Merrill Lynch & Co. to partially finance the transaction. As of December 31, 2000 and 1999, the outstanding loan balance was $203 and $290, respectively. Repayments made on this loan during 2000, 1999 and 1998 were $87, $144 and $722, respectively. Loan interest was calculated at LIBOR plus 150 basis points. Intercompany interest paid during 2000, 1999 and 1998 was $22, $31 and $79, respectively.

  Affiliated agreements generally contain reciprocal indemnity provisions pertaining to each party's representations and contractual obligations thereunder.

 NOTE 7:  STOCKHOLDER'S EQUITY AND STATUTORY REGULATIONS

  During 2000, the Company paid a cash dividend of $35,000. Notice of intention to declare a dividend must be filed with the New York Superintendent of Insurance who may disallow the payment. During 1999 and 1998, no dividend request was filed.

  Statutory capital and surplus at December 31, 2000 and 1999, were $33,767 and $61,717, respectively. At December 31, 2000, approximately $3,157 of stockholder's equity was available for distribution to MLIG.

  Applicable insurance department regulations require that the Company report its accounts in accordance with statutory accounting practices. Statutory accounting practices differ from principles utilized in these financial statements as follows: policy acquisition costs are expensed as incurred, future policy benefit reserves are established using different actuarial assumptions, there is no provision for deferred income taxes, and securities are valued on a different basis. The Company's statutory net income for 2000, 1999 and 1998 was $5,125, $9,030 and $5,405, respectively.

  The National Association of Insurance Commissioners ("NAIC") utilizes the Risk Based Capital ("RBC") adequacy monitoring system. The RBC calculates the amount of adjusted capital that a life insurance company should have based upon that company's risk profile. As of December 31, 2000, and 1999, based on the RBC formula, the Company's total adjusted capital level was in excess of the minimum amount of capital required to avoid regulatory action.

  On January 1, 2001, the Company adopted the Codification of Statutory Accounting Principles ("Codification"). The purpose of Codification is to standardize regulatory accounting and reporting for the insurance industry. However, statutory accounting principles will continue to be established by
  individual state laws and permitted practices.   The New York
  State Insurance Department has not adopted all principles of Codification. The adoption of Codification is not expected to have a material impact on the Company's statutory surplus.

 NOTE 8:   COMMITMENTS AND CONTINGENCIES

  State insurance laws generally require that all life insurers who are licensed to transact business within a state become members of the state's life insurance guaranty association. These associations have been established for the protection of policyholders from loss (within specified limits) as a result of the insolvency of an insurer. At the time an insolvency occurs, the guaranty association assesses the remaining members of the association an amount sufficient to satisfy the insolvent insurer's policyholder obligations (within specified limits). Based upon the public information available at this time, management believes the Company has no material financial obligations to state guaranty associations.

  In the normal course of business, the Company is subject to various claims and assessments. Management believes the settlement of these matters would not have a material effect on the financial position or results of operations of the Company.

 NOTE 9:  SEGMENT INFORMATION

  In reporting to management, the Company's operating results are categorized into two business segments: Life Insurance and Annuities. The Company's Life Insurance segment consists of variable life insurance products and interest-sensitive life insurance products. The Company's Annuity segment consists of variable annuities and interest-sensitive annuities.

  The Company's organization is structured in accordance with its two business segments. Each segment has its own administrative service center that provides product support to the Company and customer service support to the Company's contract owners. Additionally, the marketing and sales management functions, within MLIG, are organized according to these two business segments.

  The accounting policies of the business segments are the same as those described in the summary of significant accounting policies. All revenue and expense transactions are recorded at the product level and accumulated at the business segment level for review by management.

  The "Other" category, presented in the following segment financial information, represents assets and the earnings on those assets that do not support contract owner liabilities.

  The following table summarizes each business segment's contribution to the consolidated amounts:

                                                Life
   2000                                       Insurance       Annuities         Other           Total
  ------                                      ----------      ----------      ----------       ---------
  Net interest spread (a)                     $   1,184       $   2,462        $  3,131      $    6,777
  Other revenues                                  9,558          10,599             (39)         20,118
                                              ----------      ----------       ---------     -----------
  Net revenues                                   10,742          13,061           3,092          26,895
                                              ----------      ----------       ---------     -----------
  Policy benefits                                 1,727              60               -           1,787
  Reinsurance premium ceded                       2,011               -               -           2,011
  Amortization of deferred policy
     acquisition costs                            1,181           2,788               -           3,969
  Other non-interest expenses                     1,698           2,449               -           4,147
                                              ----------      ----------       ---------     -----------
  Total non-interest expenses                     6,617           5,297               -          11,914
                                              ----------      ----------       ---------     -----------
  Net earnings before Federal income
      Tax provision                               4,125           7,764           3,092          14,981
  Income tax expense                              1,288           2,464           1,082           4,834
                                              ----------      ----------       ---------     -----------
  Net earnings                                $   2,837       $   5,300        $  2,010      $   10,147
                                              ==========      ==========       =========     ===========
  Balance Sheet Information:

  Total assets                               $  493,569       $ 832,825        $ 19,001      $1,345,395
  Deferred policy acquisition costs              15,528          14,667               -          30,195
  Policyholder liabilities and accruals         107,236         136,842               -         244,078
  Other policyholder funds                          598             388               -             986





                                                Life
   1999                                       Insurance       Annuities         Other           Total
  ------                                      ----------      ----------      ----------      ----------
  Net interest spread (a)                     $   1,640       $   3,108        $  2,639        $  7,387
  Other revenues                                  8,453           5,612            (119)         13,946
                                              ----------      ----------      ----------      ----------
  Net revenues                                   10,093           8,720           2,520          21,333
                                              ----------      ----------      ----------      ----------
  Policy benefits                                   618              14               -             632
  Reinsurance premium ceded                       1,822               -               -           1,822
  Amortization of deferred policy
     acquisition costs                            2,100           2,745               -           4,845
  Other non-interest expenses                     1,662           2,533               -           4,195
                                              ----------      ----------      ----------      ----------
  Total non-interest expenses                     6,202           5,292               -          11,494
                                              ----------      ----------      ----------      ----------
  Net earnings before Federal income
      Tax provision                               3,891           3,428           2,520           9,839
  Income tax expense                              1,332           1,036             882           3,250
                                              ----------      ----------      ----------      ----------
  Net earnings                                $   2,559       $   2,392        $  1,638       $   6,589
                                              ==========      ==========      ==========      ==========
  Balance Sheet Information:

  Total assets                               $  519,774       $ 862,187        $ 46,733      $1,428,694
  Deferred policy acquisition costs              15,082          14,621               -          29,703
  Policyholder liabilities and accruals         103,146         148,632               -         251,778
  Other policyholder funds                          633             562               -           1,195























                                                 Life
   1998                                       Insurance       Annuities         Other           Total
  ------                                      -----------     ----------      ----------     -----------
  Net interest spread (a)                     $     789       $   3,876       $   3,052       $    7,717
  Other revenues                                  8,472           4,810            (363)          12,919
                                              -----------     ----------      ----------      -----------
  Net revenues                                    9,261           8,686           2,689           20,636
                                              -----------     ----------      ----------      -----------
  Policy benefits                                 1,570              60               -            1,630
  Reinsurance premium ceded                       1,705               -               -            1,705
  Amortization of deferred policy
     acquisition costs                            3,571           2,188               -            5,759
  Other non-interest expenses                     1,973           2,927               -            4,900
                                              -----------     ----------      ----------      -----------
  Total non-interest expenses                     8,819           5,175               -           13,994
                                              -----------     ----------      ----------      -----------
  Net earnings before Federal income
      Tax provision (benefit)                       442           3,511           2,689            6,642
  Income tax expense (benefit)                       (7)            938             941            1,872
                                              -----------     ----------      ----------      -----------
  Net earnings                                $     449       $   2,573       $   1,748       $    4,770
                                              ===========     ==========      ==========      ===========
  Balance Sheet Information:

  Total assets                                $ 484,322       $ 720,478        $ 43,182       $1,247,982
  Deferred policy acquisition costs              15,325          14,417               -           29,742
  Policyholder liabilities and accruals         103,926         168,306               -          272,232
  Other policyholder funds                        1,319             464               -            1,783

  (a) Management considers investment income net of interest credited to policyholders' account balances in evaluating results.

  The table below summarizes the Company's net revenues by product for 2000, 1999 and 1998:

                                    2000         1999          1998
                                 ----------    ---------     ---------
 Life Insurance
  Variable life                  $  10,393     $  9,656      $  9,045
  Interest-sensitive whole life        349          437           216
                                 ----------    ---------     ---------
     Total Life Insurance           10,742       10,093         9,261
                                 ==========    =========     =========
 Annuities
  Variable annuities                10,221        8,291         6,240
  Interest-sensitive annuities       2,840          429         2,446
                                 ----------    ---------     ---------
     Total Annuities                13,061        8,720         8,686
                                 ----------    ---------     ---------
  Other                              3,092        2,520         2,689
                                 ----------    ---------     ---------
  Total                          $  26,895     $ 21,333      $ 20,636
                                 ==========    =========     =========

* * * * * *

                                     PART C
                               OTHER INFORMATION

ITEM 24.  FINANCIAL STATEMENTS AND EXHIBITS

(a)  Financial Statements
      (1)          Financial Statements of ML of New York Variable Annuity
                    Separate Account A as of December 31, 2000 and for the two
                    years ended December 31, 2000 and the Notes relating
                    thereto appear in the Statement of Additional Information.
      (2)          Financial Statements of ML Life Insurance Company of New
                    York for the three years ended December 31, 2000 and the
                    Notes relating thereto appear in the Statement of
                    Additional Information.
(b)  Exhibits
      (1)          Resolution of the Board of Directors of ML Life Insurance
                    Company of New York establishing the ML of New York
                    Variable Annuity Separate Account A. (Incorporated by
                    Reference to Registrant's Post-Effective Amendment No. 10
                    to Form N-4, Registration No. 33-43654 Filed December 9,
                    1996.)
      (2)          Not Applicable.
      (3)          Underwriting Agreement Between ML Life Insurance Company of
                    New York and Merrill Lynch, Pierce, Fenner & Smith
                    Incorporated. (Incorporated by Reference to Registrant's
                    Post-Effective Amendment No. 10 to Form N-4, Registration
                    No. 33-43654 Filed December 9, 1996.)
      (4) (a)      Form of Contract for the Flexible Premium Individual
                    Deferred Variable Annuity.
          (b)      Individual Retirement Annuity Endorsement. (Incorporated by
                    Reference to Registrant's Form N-4, Registration No.
                    333-34894 Filed April 17, 2000.)
          (c)      Tax-Sheltered Annuity Endorsement.
          (d)      Endorsement for Withdrawals Not Subject To A Contingent
                    Deferred Sales Charge.
      (5)          Form of Application for the Flexible Premium Individual
                    Deferred Variable Annuity
      (6) (a)(i)   Certificate of Amendment and Restatement of Charter of Royal
                    Tandem Life Insurance Company. (Incorporated by Reference
                    to Registrant's Post-Effective Amendment No. 10 to Form
                    N-4, Registration No. 33-43654 Filed December 9, 1996.)
          (a)(ii)  Certificate of Amendment of the Charter of ML Life Insurance
                    Company of New York. (Incorporated by Reference to
                    Registrant's Post-Effective Amendment No. 10 to Form N-4,
                    Registration No. 33-43654 Filed December 9, 1996.)
          (b)      By-Laws of ML Life Insurance Company of New York.
                    (Incorporated by Reference to Registrant's Post-Effective
                    Amendment No. 10 to Form N-4, Registration No. 33-43654
                    filed December 9, 1996.)
      (7)          Not Applicable.
      (8) (a)      Amended General Agency Agreement. (Incorporated by Reference
                    to Registrant's Post-Effective Amendment No. 5 to Form N-4,
                    Registration No. 33-43654 Filed April 28, 1994.)
          (b)      Indemnity Agreement Between ML Life Insurance Company of New
                    York and Merrill Lynch Life Agency, Inc. (Incorporated by
                    Reference to Registrant's Post-Effective Amendment No. 10
                    to Form N-4, Registration No. 33-43654 Filed December 9,
                    1996.)
          (c)      Management Agreement Between ML Life Insurance Company of
                    New York and Merrill Lynch Asset Management, Inc.
                    (Incorporated by Reference to Registrant's Post-Effective
                    Amendment No. 10 to Form N-4, Registration No. 33-43654
                    Filed December 9, 1996.)

          (d)      Agreement Between ML Life Insurance Company of New York and
                    Merrill Lynch Variable Series Funds, Inc. Relating to
                    Maintaining Constant Net Asset Value for the Domestic Money
                    Market Fund. (Incorporated by Reference to Registrant's
                    Post-Effective Amendment No. 10 to Form N-4, Registration
                    No. 33-43654 Filed December 9, 1996.)
          (e)      Agreement Between ML Life Insurance Company of New York and
                    Merrill Lynch Variable Series Funds, Inc. Relating to
                    Valuation and Purchase Procedures. (Incorporated by
                    Reference to Registrant's Post-Effective Amendment No. 10 to Form N-4, Registration No. 33-43654 Filed December 9,
                    1996.)
          (f)      Service Agreement Between Tandem Financial Group, Inc. and
                    Royal Tandem Life Insurance Company. (Incorporated by
                    Reference to Registrant's Post-Effective Amendment No. 10 to Form N-4, Registration No. 33-43654 Filed December 9,
                    1996.)
          (g)      Reimbursement Agreement Between Merrill Lynch Asset
                    Management, Inc. and Merrill Lynch Life Agency, Inc.
                    (Incorporated by Reference to Registrant's Post-Effective
                    Amendment No. 10 to Form N-4, Registration No. 33-43654
                    Filed December 9, 1996.)
          (h)      Amendment to the Reimbursement Agreement Between Merrill
                    Lynch Asset Management, L.P. and Merrill Lynch Life Agency,
                    Inc. (Incorporated by Reference to Registrant's Form N-4,
                    Registration No. 333-34894 Filed April 17, 2000.)
          (i)      Form of Participation Agreement Between Merrill Lynch
                    Variable Series Funds, Inc. and ML Life Insurance Company of New York. (Incorporated by Reference to Registrant's
                    Post-Effective Amendment No. 10 to Form N-4, Registration
                    No. 33-43654 Filed December 9, 1996.)
          (j)      Form of Amendment to Participation Agreement Between Merrill
                    Lynch Variable Series Funds, Inc. and ML Life Insurance
                    Company of New York. (Incorporated by Reference to
                    Registrant's Post-Effective Amendment No. 12 to Form N-4,
                    Registration No. 33-43654 Filed May 1, 1998.)
          (k)      Form of Amendment to Participation Agreement Between Merrill
                    Lynch Variable Series Funds, Inc. and ML Life Insurance
                    Company of New York (Incorporated by Reference to
                    Registrant's Form N-4, Registration No. 333-34894 Filed
                    April 17, 2000.)
          (l)      Participation Agreement By And Among AIM Variable Insurance
                    Funds, Inc., AIM Distributors, Inc., and ML Life Insurance
                    Company of New York. (Incorporated by Reference to
                    Registrant's Post-Effective Amendment No. 11 to Form N-4,
                    Registration No. 33-43654 Filed April 23, 1997.)
          (m)      Amendment to the Participation Agreement By And Among AIM
                    Variable Insurance Funds, Inc., AIM Distributors, Inc., and
                    ML Life Insurance Company of New York (Incorporated by
                    Reference to Registrant's Form N-4, Registration No.
                    333-34894 Filed April 17, 2000.)
          (n)      Form of Participation Agreement Among ML Life Insurance
                    Company of New York, Alliance Capital Management L.P., and
                    Alliance Fund Distributors, Inc. (Incorporated by Reference to Registrant's Post-Effective Amendment No. 10 to Form
                    N-4, Registration No. 33-43654 Filed December 9, 1996.)
          (o)      Form of Amendment to Participation Agreement Among ML Life
                    Insurance Company of New York, Alliance Capital Management
                    L.P., and Alliance Fund Distributors, Inc. (Incorporated by
                    Reference to Registrant's Post-Effective Amendment No. 12 to Form N-4, Registration No. 33-43654 Filed May 1, 1998.)
          (p)      Form of Participation Agreement Among MFS(R) Variable
                    Insurance Trust(SM), ML Life Insurance Company of New York, and Massachusetts Financial Services Company. (Incorporated by Reference to Registrant's Post-Effective Amendment No.
                    10 to Form N-4, Registration No. 33-43654 Filed December 9,
                    1996.)

          (q)      Amendment to Participation Agreement Among MFS(R) Variable
                    Insurance Trust(SM), ML Life Insurance Company of New York,
                    and Massachusetts Financial Services Company dated May 1,
                    1997 (Incorporated by Reference to Registrant's Form N-4,
                    Registration No. 333-34894 Filed April 17, 2000.)
          (r)      Form of Participation Agreement Between ML Life Insurance
                    Company of New York and Hotchkis and Wiley Variable Trust
                    (Incorporated by Reference to Registrant's Post-Effective
                    Amendment No. 12 to Form N-4, Registration No. 33-43654
                    Filed May 1, 1998.)
          (s)      Form of Participation Agreement Between ML Life Insurance
                    Company of New York and Davis Variable Account Fund, Inc.
                    (Incorporated by Reference to Registrant's Form N-4,
                    Registration No. 333-34894 Filed April 17, 2000.)
          (t)      Form of Participation Agreement Between ML Life Insurance
                    Company of New York and Delaware Group Premium Fund, Inc.
                    (Incorporated by Reference to Registrant's Form N-4,
                    Registration No. 333-34894 Filed April 17, 2000.)
          (u)      Form of Participation Agreement Between ML Life Insurance
                    Company of New York and PIMCO Variable Insurance Trust.
                    (Incorporated by Reference to Registrant's Form N-4,
                    Registration No. 333-34894 Filed April 17, 2000.)
          (v)      Form of Participation Agreement Between ML Life Insurance
                    Company of New York and Seligman Portfolios, Inc.
                    (Incorporated by Reference to Registrant's Form N-4,
                    Registration No. 333-34894 Filed April 17, 2000.)
          (w)      Form of Participation Agreement Between ML Life Insurance
                    Company of New York and Van Kampen Life Investment Trust.
                    (Incorporated by Reference to Registrant's Form N-4,
                    Registration No. 333-34894 Filed April 17, 2000.)
      (9)          Opinion of Barry G. Skolnick, Esq. and Consent to its use as
                    to the legality of the securities being registered.
     (10) (a)      Written Consent of Sutherland Asbill & Brennan LLP.
          (b)      Written Consent of Deloitte & Touche LLP, independent
                    auditors.
          (c)      Written Consent of Barry G. Skolnick, Esq. (See Exhibit 9.)
     (11)          Not Applicable.
     (12)          Not Applicable.
     (13)          Schedule of Computation of Performance Quotations.
     (14) (a)      Power of Attorney from Frederick J.C. Butler. (Incorporated by Reference to Registrant's Post-Effective Amendment No. 4
                    to Form N-4, Registration No. 33-43654 Filed March 2,
                    1994.)
          (b)      Power of Attorney from Michael P. Cogswell. (Incorporated by
                    Reference to Registrant's Post-Effective Amendment No. 4 to
                    Form N-4, Registration No. 33-43654 Filed March 2, 1994.)
          (c)      Power of Attorney from Robert L. Israeloff. (Incorporated by
                    Reference to Registrant's Post-Effective Amendment No. 4 to
                    Form N-4, Registration No. 33-43654 Filed March 2, 1994.)
          (d)      Power of Attorney from Cynthia L. Kahn. (Incorporated by
                    Reference to Registrant's Post-Effective Amendment No. 4 to
                    Form N-4, Registration No. 33-43654 Filed March 2, 1994.)
          (e)      Power of Attorney from Robert A. King. (Incorporated by
                    Reference to Registrant's Post-Effective Amendment No. 4 to
                    Form N-4, Registration No. 33-43654 Filed March 2, 1994.)
          (f)      Power of Attorney from Irving M. Pollack. (Incorporated by
                    Reference to Registrant's Post-Effective Amendment No. 4 to
                    Form N-4, Registration No. 33-43654 Filed March 2, 1994.)
          (g)      Power of Attorney from Barry G. Skolnick. (Incorporated by
                    Reference to Registrant's Post-Effective Amendment No. 4 to
                    Form N-4, Registration No. 33-43654 Filed March 2, 1994.)

                      (h)        Power of Attorney from Richard M. Drew (Incorporated by Reference to Registrant's Form N-4,
                                  Registration No. 333-34894 Filed April 17, 2000.)
                      (i)        Power of Attorney from Matthew J. Rider. (Incorporated by Reference to ML Life Insurance
                                  Company of New York's Annual Report on Form 10-K, filed April 2, 2001.)
                      (j)        Power of Attorney from Christopher J. Grady. (Incorporated by Reference to ML Life Insurance
                                  Company of New York's Annual Report on Form 10-K, filed April 2, 2001.)
                      (k)        Power of Attorney from H. McIntyre Gardner.
                      (l)        Power of Attorney from Joseph Justice.
                      (m)        Power of Attorney from Nikos Kardassis.
                      (n)        Power of Attorney from Lori M. Salvo.

ITEM 25. DIRECTORS AND OFFICERS OF ML LIFE INSURANCE COMPANY OF NEW YORK

NAME                              PRINCIPAL BUSINESS ADDRESS         POSITION WITH DEPOSITOR*
----                             ----------------------------  ------------------------------------
Frederick J.C. Butler            Butler, Chapman & Co. LLC     Director.
                                 609 Fifth Avenue
                                 New York, NY 10017
Michael P. Cogswell              7 Roszel Road                 Director and Senior Vice President.
                                 Princeton, NJ 08540
Richard M. Drew                  3430 81st Street, No. 2       Director.
                                 Jackson Heights, NY 11373
H. McIntyre Gardner              7 Roszel Road                 Director and Chairman of the Board.
                                 Princeton, NJ 08540
Christopher J. Grady             7 Roszel Road                 Director and Senior Vice President.
                                 Princeton, NJ 08540
Robert L. Israeloff              Israeloff, Trattner & Co.     Director.
                                 11 Sunrise Plaza
                                 Valley Stream, NY 11580-6169
Joseph Justice                   7 Roszel Road                 Director, Vice President and
                                 Princeton, NJ 08540             Controller.
Nikos K. Kardassis               7 Roszel Road                 Director, President and Chief
                                 Princeton, NJ 08540             Executive Officer.
Cynthia Kahn Sherman             8231 Bay Colony Drive         Director.
                                 Unit 1503
                                 Naples, FL 34108
Robert A. King                   119 Formby                    Director.
                                 Williamsburg, VA 23188
Irving M. Pollack                11400 Strand Drive            Director.
                                 Suite 310
                                 Rockville, MD 20852-2970
Matthew J. Rider                 7 Roszel Road                 Director, Senior Vice President,
                                 Princeton, NJ 08540             Chief Financial Officer and
                                                                 Treasurer.
Lori M. Salvo                    7 Roszel Road                 Director, Vice President, Senior
                                 Princeton, NJ 08540             Counsel and Secretary.
Barry G. Skolnick                7 Roszel Road                 Director, Senior Vice President and
                                 Princeton, NJ 08540             General Counsel.
Deborah J. Adler                 7 Roszel Road                 Vice President and Chief Actuary.
                                 Princeton, NJ 08540
Tracy A. Bartoy                  4804 Deer Lake Drive East     Vice President and Assistant
                                 Jacksonville, FL 32246          Secretary.

NAME                              PRINCIPAL BUSINESS ADDRESS         POSITION WITH DEPOSITOR*
----                             ----------------------------  ------------------------------------
Toni DeChiara                    7 Roszel Road                 Vice President.
                                 Princeton, New Jersey 08540
Edward W. Diffin, Jr.            7 Roszel Road                 Vice President and Senior Counsel.
                                 Princeton, NJ 08540
Amy L. Ferrero                   4804 Deer Lake Drive East     Vice President.
                                 Jacksonville, FL 32246
Michael W. Fulks                 1414 Main Street              Vice President.
                                 Springfield, MA 01102
Thomas Funk                      7 Roszel Road                 Vice President.
                                 Princeton, NJ 08540
Frances Grabish                  7 Roszel Road                 Vice President and Senior Counsel.
                                 Princeton, NJ 08540
Diana Joyner                     4804 Deer Lake Drive East     Senior Vice President.
                                 Jacksonville, FL 32246
Eric Lin                         7 Roszel Road                 Vice President.
                                 Princeton, NJ 08540
Jeanne Markey                    7 Roszel Road                 Vice President.
                                 Princeton, NJ 08540
Robin Maston                     7 Roszel Road                 Vice President and Senior Compliance
                                 Princeton, NJ 08540             Officer.
Jane Michael                     4804 Deer Lake Drive East     Vice President.
                                 Jacksonville, FL 32246
Kelly A. O'Dea                   7 Roszel Road                 Vice President and Senior Compliance
                                 Princeton, NJ 08540             Officer.
Robert Ostrander                 1414 Main Street              Vice President and Controller.
                                 Springfield, MA 01102
Shelley K. Parker                4804 Deer Lake Drive East     Vice President and Assistant
                                 Jacksonville, FL 32246          Secretary.
Terry L. Rapp                    7 Roszel Road                 Vice President, Assistant Secretary
                                 Princeton, NJ 08540             and Senior Compliance Officer.
Julia Raven                      7 Roszel Road                 Vice President.
                                 Princeton, NJ 08540
John A. Shea                     7 Roszel Road                 Vice President.
                                 Princeton, NJ 08540
Linda Skibik                     7 Roszel Road                 Vice President.
                                 Princeton, NJ 08540
Amy Winston                      7 Roszel Road                 Vice President and Director of
                                 Princeton, NJ 08540             Compliance.
Kelley Woods                     4804 Deer Lake Drive East     Vice President.
                                 Jacksonville, FL 32246
Denis G. Wuestman                7 Roszel Road                 Vice President.
                                 Princeton, NJ 08540

---------------
* Each director is elected to serve until the next annual shareholder meeting or until his or her successor is elected and shall have qualified.

ITEM 26. PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH THE DEPOSITOR OR REGISTRANT.

     ML Life Insurance Company of New York is an indirect wholly owned subsidiary of Merrill Lynch & Co., Inc.

     A list of subsidiaries of Merrill Lynch & Co., Inc. ("ML & Co.") appears below.

                         SUBSIDIARIES OF THE REGISTRANT

     The following are subsidiaries of ML & Co. as of February 27, 2001 and the states or jurisdictions in which they are organized. Indentation indicates the principal parent of each subsidiary. Except as otherwise specified, in each case ML & Co. owns, directly or indirectly, at least 99% of the voting securities of each subsidiary. The names of particular subsidiaries have been omitted because, considered in the aggregate as a single subsidiary, they would not constitute, as of the end of the year covered by this report, a "significant subsidiary" as that term is defined in Rule 1.02(w) of the Regulation S-X under the Securities Exchange Act of 1934.

                                                                STATE OR
NAME                                                            JURISDICTION OF ENTITY
----                                                            ----------------------
Merrill Lynch & Co., Inc. ..............................        Delaware
  Merrill Lynch, Pierce, Fenner & Smith                         Delaware
     Incorporated(1)....................................
     Broadcort Capital Corp. ...........................        Delaware
     Merrill Lynch Life Agency Inc.(2)..................        Washington
     Merrill Lynch Professional Clearing Corp.(3).......        Delaware
  Merrill Lynch Bank & Trust Co ........................        New Jersey
  Merrill Lynch Capital Services, Inc. .................        Delaware
  Merrill Lynch Government Securities, Inc. ............        Delaware
     Merrill Lynch Money Markets Inc. ..................        Delaware
  Merrill Lynch Group, Inc. ............................        Delaware
     Merrill Lynch Investment Managers Group                    England
       Limited(4).......................................
       Merrill Lynch Investment Managers Holdings               England
          Limited.......................................
     Merrill Lynch Investment Managers, L.P.(5).........        Delaware
     Merrill Lynch Capital Partners, Inc. ..............        Delaware
     Merrill Lynch Futures Inc. ........................        Delaware
     Merrill Lynch Insurance Group, Inc. ...............        Delaware
       Merrill Lynch Life Insurance Company.............        Arkansas
       ML Life Insurance Company of New York............        New York
     Merrill Lynch International Finance Corporation....        New York
       Merrill Lynch International Bank Limited.........        England
          Merrill Lynch Bank (Suisse) S.A. .............        Switzerland
     Merrill Lynch Group Holdings Limited...............        Ireland
       Merrill Lynch Capital Markets Bank Limited.......        Ireland
     Merrill Lynch Mortgage Capital Inc. ...............        Delaware
     Merrill Lynch Trust Company(6).....................        New Jersey
     Merrill Lynch Investment Partners Inc. ............        Delaware
     MLDP Holdings, Inc.(7).............................        Delaware
       Merrill Lynch Derivative Products AG.............        Switzerland
     ML IBK Positions, Inc. ............................        Delaware
       Merrill Lynch Capital Corporation................        Delaware
     ML Leasing Equipment Corp.(8)......................        Delaware
     Merrill Lynch Canada Holdings Company..............        Nova Scotia
       Merrill Lynch Canada Finance Company.............        Nova Scotia
       Merrill Lynch & Co., Canada Ltd. ................        Ontario
          Merrill Lynch Canada Inc. ....................        Utah
  Merrill Lynch Bank USA................................        Delaware
       Merrill Lynch Business Financial Services                Delaware
          Inc. .........................................
       Merrill Lynch Credit Corporation.................        Delaware
  Merrill Lynch International Incorporated. ............        Delaware
     Merrill Lynch (Australasia) Pty Limited............        New South Wales
     Merrill Lynch Finance (Australia) Pty Limited......        Australia

                                                                STATE OR
NAME                                                            JURISDICTION OF ENTITY
----                                                            ----------------------
       Merrill Lynch International (Australia)                  New South Wales
          Limited(9)....................................
     Merrill Lynch International Bank (Edge Act                 United States
       Corporation).....................................
     Merrill Lynch International Holdings Inc. .........        Delaware
       Merrill Lynch Bank and Trust Company                     Cayman Islands,
          (Cayman)Limited...............................        British West Indies
       Merrill Lynch Capital Markets AG.................        Switzerland
       Merrill Lynch Europe PLC.........................        England
          Merrill Lynch Holdings Limited................        England
               Merrill Lynch International(10)..........        England
          Merrill Lynch, Pierce, Fenner & Smith (Brokers
            & Dealers) Limited..........................        England
          Merrill Lynch Capital Markets Espana S.A.             Spain
            S.V.B. .....................................
          Merrill Lynch (Singapore) Pte. Ltd.(11).......        Singapore
       Merrill Lynch South Africa (Pty) Ltd.(12)........        South Africa
       Merrill Lynch Mexico, S.A. de C.V., Casa de              Mexico
          Bolsa.........................................
       Merrill Lynch S.A. Sociedad de Bolsa.............        Argentina
       Banco Merrill Lynch S.A. ........................        Brazil
       Merrill Lynch S.A. ..............................        Luxembourg
       Merrill Lynch Europe Ltd ........................        Cayman Islands,
                                                                  British West Indies
       Merrill Lynch France S.A ........................        France
          Merrill Lynch Finance S.A. ...................        France
          Merrill Lynch Capital Markets (France)                France
            S.A. .......................................
       Merrill Lynch (Asia Pacific) Limited.............        Hong Kong
          Merrill Lynch Far East Limited................        Hong Kong
     Merrill Lynch Japan Securities Co., Ltd ...........        Japan
  Herzog, Heine, Geduld, Inc. ..........................        New York

---------------
 (1)  MLPF&S also conducts business as "Merrill Lynch & Co."

 (2) Similarly named affiliates and subsidiaries that engage in the sale of life insurance and annuity products are incorporated in various other jurisdictions.

 (3) The preferred stock of the corporation is owned by an unaffiliated group of investors.

 (4)  Held through several intermediate holding companies.

 (5) Merrill Lynch Investment Managers, L.P. is a limited partnership whose general partner is Princeton Services, Inc. and whose limited partner is ML & Co.

 (6) Similarly named affiliates and subsidiaries that provide trust and custodial services are incorporated in various other jurisdictions.

 (7) Merrill Lynch Group, Inc. owns 100% of this corporation's outstanding common voting stock. 100% of the outstanding preferred voting stock is held by outside parties.

 (8) This corporation has more than 45 direct or indirect subsidiaries operating in the United States and serving as either general partners or associate general partners of limited partnerships.

 (9)  Held through an intermediate subsidiary.

(10)  Partially owned by another indirect subsidiary of ML & Co.

(11)  Held through intermediate subsidiaries.

(12)  Partially owned by another indirect subsidiary of ML & Co.

ITEM 27. NUMBER OF CONTRACTS

     As of the date hereof, there are no owners of the Contracts.

ITEM 28. INDEMNIFICATION

     There is no indemnification of the principal underwriter, Merrill Lynch, Pierce, Fenner & Smith Incorporated, with respect to the Contract.

     The indemnity agreement between ML Life Insurance Company of New York ("ML of New York") and its affiliate Merrill Lynch Life Agency, Inc. ("MLLA"), with respect to MLLA's general agency responsibilities on behalf of ML of New York and the Contract, provides:

        ML of New York will indemnify and hold harmless MLLA and all persons associated with MLLA as such term is defined in Section 3(a) (21) of the Securities Exchange Act of 1934 against all claims, losses, liabilities and expenses, to include reasonable attorneys' fees, arising out of the sale by MLLA of insurance products under the above-referenced Agreement, provided that ML of New York shall not be bound to indemnify or hold harmless MLLA or its associated persons for claims, losses, liabilities and expenses arising directly out of the willful misconduct or negligence of MLLA or its associated persons.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registration pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue. There is no indemnification of the principal underwriter, Merrill Lynch, Pierce, Fenner & Smith Incorporated, with respect to the Contract.

ITEM 29. PRINCIPAL UNDERWRITERS

     (a) Merrill Lynch, Pierce, Fenner & Smith Incorporated also acts as principal underwriter for the following additional funds: CBA Money Fund; CMA Government Securities Fund; CMA Money Fund; CMA Tax-Exempt Fund; CMA Treasury Fund; CMA Multi-State Municipal Series Trust; The Corporate Fund Accumulation Program, Inc.; The Merrill Lynch Fund of Stripped ("Zero") U.S. Treasury Securities; Merrill Lynch Trust for Government Securities; Municipal Income Fund; Municipal Investment Trust Fund; and The Municipal Fund Accumulation Program, Inc.

     Merrill Lynch, Pierce, Fenner & Smith Incorporated also acts as principal underwriter for the following additional accounts: ML of New York Variable Annuity Separate Account B; Merrill Lynch Life Variable Life Separate Account; Merrill Lynch Life Variable Life Separate Account II; Merrill Lynch Life Variable Annuity Separate Account; Merrill Lynch Life Variable Annuity Separate Account A; Merrill Lynch Life Variable Annuity Separate Account B; ML of New York Variable Life Separate Account; ML of New York Variable Life Separate Account II and ML of New York Variable Annuity Separate Account.

     (b) The directors, president, treasurer and executive vice presidents of Merrill Lynch, Pierce, Fenner & Smith Incorporated are as follows:

  NAME AND PRINCIPAL
   BUSINESS ADDRESS       POSITIONS AND OFFICES WITH UNDERWRITER
  ------------------      --------------------------------------
Thomas W. Davis(1)       Executive Vice President
Andrea Dulberg           Secretary
Barry S. Friedberg(1)    Executive Vice President
Edward L. Goldberg(1)    Executive Vice President
Jerome P. Kenney(1)      Executive Vice President
E. Stanley O'Neal(1)     Director and Executive Vice President
Thomas H. Patrick(1)     Director and Executive Vice President
George A. Schieren(2)    Director, General Counsel and Senior Vice
                           President
Winthrop H. Smith,       Executive Vice President
  Jr.(1)
John C. Stomber(3)       Senior Vice President and Treasurer

---------------
     (1) World Financial Center, 250 Vesey Street, New York, NY 10080

     (2) 222 Broadway Street, 14th Floor, New York, NY 10038

     (3) World Financial Center, 225 Liberty Street, New York, NY 10281

     (c) Not applicable

ITEM 30. LOCATION OF ACCOUNTS AND RECORDS

     All accounts, books, and records required to be maintained by Section 31(a) of the 1940 Act and the rules promulgated thereunder are maintained by the depositor at the principal executive offices at 100 Church Street, 11th Floor, New York, NY 10080-6511, at Merrill Lynch Insurance Group Services, Inc., at 4804 Deer Lake Drive East, Jacksonville, Florida 32246, and at the office of the General Counsel at 7 Roszel Road, Princeton, New Jersey 08540.

ITEM 31. MANAGEMENT SERVICES

     Not Applicable.

ITEM 32. UNDERTAKINGS AND REPRESENTATIONS

     (a) Registrant undertakes to file a post-effective amendment to the Registrant Statement as frequently as is necessary to ensure that the audited financial statements in the Registration Statement are never more than 16 months old for so long as payments under the variable annuity contracts may be accepted.

     (b) Registrant undertakes to include either (1) as part of any application to purchase a contract offered by the prospectus, a space that an applicant can check to request a statement of additional information, or (2) a postcard or similar written communications affixed to or included in the prospectus that the applicant can remove to send for a statement of additional information.

     (c) Registrant undertakes to deliver any statement of additional information and any financial statements required to be made available under this Form promptly upon written or oral request.

     (d) ML Life Insurance Company of New York hereby represents that the fees and charges deducted under the Contract, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by ML Life Insurance Company of New York.

     (e) Registrant hereby represents that it is relying on the American Council of Life Insurance (avail. Nov. 28, 1998) no-action letter with respect to Contracts used in connection with retirement plans meeting the requirements of
Section 403(b) of the Internal Revenue Code, and represents further that it will comply with the provisions of paragraphs (1) through (4) set forth in that no-action letter.

                                   SIGNATURES

     As required by the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant, ML of New York Variable Annuity Separate Account A, has caused this registration statement to be signed on its behalf, in the Township of Princeton, State of New Jersey, on this 7th day of September, 2001.

                                           ML of New York Variable
                                           Annuity
                                           Separate Account A
                                                   (Registrant)


Attest: /s/ EDWARD W. DIFFIN, JR.              By: /s/ BARRY G. SKOLNICK
       --------------------------------------  -----------------------------------------
       Edward W. Diffin, Jr.                       Barry G. Skolnick
       Vice President and Senior Counsel           Senior Vice President

                                           ML Life Insurance Company of
                                           New York
                                                     (Depositor)


Attest: /s/ EDWARD W. DIFFIN, JR.              By: /s/ BARRY G. SKOLNICK
       --------------------------------------  -----------------------------------------
       Edward W. Diffin, Jr.                       Barry G. Skolnick
       Vice President and Senior Counsel           Senior Vice President

     As required by the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on September 7, 2001.

                  SIGNATURE                                        TITLE
                  ---------                                        -----

                      *                        Director and Chairman of the Board
---------------------------------------------
             H. McIntyre Gardner

                      *                        Director, President and Chief Executive
---------------------------------------------    Officer
             Nikos K. Kardassis

                      *                        Director, Senior Vice President, Chief
---------------------------------------------    Financial Officer and Treasurer
              Matthew J. Rider

                      *                        Director and Senior Vice President
---------------------------------------------
             Michael P. Cogswell

                      *                        Director and Senior Vice President
---------------------------------------------
            Christopher J. Grady

                      *                        Director
---------------------------------------------
            Frederick J.C. Butler

                      *                        Director
---------------------------------------------
               Richard M. Drew

                      *                        Director
---------------------------------------------
             Robert L. Israeloff

                  SIGNATURE                                        TITLE
                  ---------                                        -----
                      *                        Director, Vice President and Controller
---------------------------------------------
               Joseph Justice

                      *                        Director
---------------------------------------------
               Robert A. King

                      *                        Director
---------------------------------------------
              Irving M. Pollack

                      *                        Director, Vice President, Senior Counsel and
---------------------------------------------    Secretary
                Lori M. Salvo

                      *                        Director
---------------------------------------------
            Cynthia Kahn Sherman

         *By: /s/ BARRY G. SKOLNICK            In his own capacity as Director, Senior Vice
---------------------------------------------    President and General Counsel and as
              Barry G. Skolnick                  Attorney-In-Fact

                                  EXHIBIT LIST

 (4)(a)  Form of Contract for the Flexible Premium Individual
           Deferred Variable Annuity. ...............................
 (4)(c)  Tax-Sheltered Annuity Endorsement...........................
 (4)(d)  Endorsement for Withdrawals Not Subject To A Contingent
           Deferred Sales Charge.....................................
 (5)     Form of Application for Flexible Premium Individual Deferred
           Variable Annuity..........................................
 (9)     Opinion and Consent of Barry G. Skolnick, Esq. .............
(10)(a)  Consent of Sutherland Asbill & Brennan LLP. ................
(10)(b)  Consent of Deloitte & Touche LLP. ..........................
(13)     Schedule of Computation of Performance Quotations. .........
(14)(k)  Power of Attorney from H. McIntyre Gardner..................
(14)(l)  Power of Attorney from Joseph Justice.......................
(14)(m)  Power of Attorney from Nikos Kardassis......................
(14)(n)  Power of Attorney from Lori M. Salvo........................